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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Aon Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with the 2005 Annual Meeting of Stockholders, we have combined the Notice of Annual Meeting of Stockholders, Proxy Statement and 2004 Annual Financial and General Information Report into one document. A summary annual report, designed primarily for clients that describes Aon's services and products, will be available on Aon's website.

Aon Corporation
www.aon.com

Table of Contents
i	A letter from the Executive Chairman
iv	A letter from the President and Chief Executive Officer
Notice of Annual Meeting of Stockholders
Proxy Statement—Annual Meeting of Stockholders—May 20, 2005
1	Solicitation of Proxies and Mailing Date
Who Can Vote
Quorum
Voting Requirements
2	How to Vote
Revocation of Proxies
Webcast
3	Attendance at Annual Meeting
Solicitation Expenses
4	Principal Holders of Voting Securities
6	Agenda Item No. 1—Election of Directors
12	Security Ownership of Certain Beneficial Owners and Management
14	Compensation of the Board of Directors
16	Board of Directors—Corporate Governance
20	Board of Directors—Committees and Meetings
23	Report of the Audit Committee
25	Executive Compensation
36	Organization and Compensation Committee Report on Executive Compensation
41	Stock Performance Graph
42	Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
44	Legal Proceedings Against Officers and Directors
Section 16(a) Beneficial Ownership Reporting Compliance
45	Agenda Item No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm
46	Stockholder Proposals for 2006 Annual Meeting
Annual Report on Form 10-K
Incorporation by Reference
47	Other Matters
A-1	Appendix A—Amended and Restated Audit Committee Charter
B-1	Appendix B—2004 Annual Financial and General Information Report

To Our Shareholders:

        The year 2004 will prove to have been a watershed both for Aon and for the businesses in which we compete. What began as an inquiry into the longstanding industry practice of accepting contingent commissions has resulted in far-reaching changes focused on one powerful premise: The client must come first.

A matter of trust

        The pivotal role that risk and human resource management play in the success of companies, governments and individuals means that what my colleagues and I do every day is critical to those we serve. They trust us to provide expertise, value and innovative solutions.

        Expertise is the foundation for our effectiveness, but advocacy—putting the client first—is essential to success. Our clients rely on us to help them—to be their advocates—and we take that responsibility seriously. Our business has been built on integrity and client focus—our two most important core values. Efforts to bring our clients even greater transparency are well underway. This commitment to protecting the integrity of our client relationships is not new: It is vital and will remain ongoing.

        Our client loyalty is high, and this is a great source of pride to the people of Aon. We enjoy this loyalty in large measure because our clients value our expertise and trust that all work is done on their behalf. We are committed to keeping that trust at the heart of our work.

Strengthening our business in 2004

        Strong client relationships are essential to our business. In light of investigations of industry-wide compensation practices, Aon discontinued accepting the contingent commissions that had been an industry standard for many years. Contingent commissions raised questions concerning potential conflicts of interest, and, at Aon, even the appearance of a conflict is unacceptable. For clients, greater transparency will mean better understanding of the services we provide, and comprehensive disclosure on remuneration only underscores the value of those services.

        In addition to strengthening our client relationships via our efforts to enhance transparency, Aon also took important steps to sharpen our focus on core areas. We shed non-strategic businesses including our equity ownership in Endurance Specialty Holdings LTD, a Bermuda-based insurer, and Cambridge Integrated Services Group, our claims administration business.

        Aon's revenues increased five percent in 2004, exceeding $10 billion for the first time in our history. It was a challenging year in terms of achieving stronger margins, although we continue to make steady progress. Aon is well positioned to take advantage of the excellent opportunities that lie ahead.

Opportunities for growth

        As the world becomes more complicated with new classes of risk emerging, our role becomes even more critical. Management of risk in the context of changing regulatory environments, political uncertainties and fluctuating economies is where we excel—anticipating the evolutionary nature of risk.

i

Aon Corporation 2004

Organizations are moving toward a more comprehensive view of risk management as they face the unprecedented and unforeseen challenges of today's world. In addition to identifying, quantifying and assessing risk, we deliver advice and recommendations on how to mitigate, finance and transfer risk. We draw on vast resources to provide counsel and offer solutions that are timely, relevant and tailored for our clients' specific needs.

        Aon has market-leading positions in many areas, and those positions are only improving. We have deep expertise by service, product, industry and geography. Our sophisticated risk management technology is the cornerstone in delivering innovative and efficient solutions. We understand how to match clients with carriers—how to match the type and level of risk with underwriters who can provide appropriate cover. As a global broker, we bring understanding of and access to the global insurance market. The client gets the best possible placement in terms of coverage, conditions and pricing.

        In developed countries, new legal requirements covering issues ranging from protecting the environment to managing the needs of an aging workforce introduce new challenges for those seeking to understand and mitigate their risks. Workforce productivity continues to define organizational success, and health and financial security concerns continue to be paramount. In emerging economies, companies reaching out to new markets need advice and support in order to manage the myriad obstacles they face as they expand their businesses into the global marketplace.

        Globalization is a driving force. For multinational organizations, a thorough understanding of local regulations is essential to effective programs. Aon combines its insight into global trends with deep understanding of our clients' operations, local markets and the business environment to provide products, services and solutions that help them better manage their businesses.

        Aon is privileged to serve a large and growing client base. More and more companies are reviewing their brokerage and consulting relationships, and we believe Aon is well positioned to earn the opportunity to serve those new clients. We are pursuing an equally important opportunity for revenue growth within our existing client base by bringing a broader array of Aon products and services to each relationship. We are working hard to ensure that all clients have access to the depth and breadth of resources at Aon.

Looking ahead with confidence

        While Aon continues to deliver value through our expertise in traditional risk management, we also recognize that risk sometimes transcends the traditional. Large complex organizations are increasingly seeking Aon's expertise in enterprise risk management (ERM). All organizations face uncertainty, but Aon's ERM experts help enable them to deal with the uncertainty and the associated risk, and to enhance their organization's capacity to build value. We have established a practice council to help us expand our ERM capabilities and leverage opportunities.

        Aon's reinsurance business continues to make its mark with a range of advisory and consulting services, including the most sophisticated technical expertise available in areas such as catastrophe modeling and financial analysis. With an analytical rather than a transactional approach to business, we offer our clients a more detailed assessment of risk. These innovative services enable clients to maximize the economic benefits of their risk transfer programs and take advantage of access to nontraditional reinsurance capacity and solutions from global capital markets.

        Aon significantly enhanced its global offering in risk management software in 2004 with the acquisition of RiskLabs. Its web-based product, RiskConsole, is in my opinion the best in the marketplace and has already attracted many new clients. Global Benefits Manager, our online benefit management system, is winning business by providing multinational compensation and benefits managers with a more robust management tool. These are just a few examples of Aon's commitment to

Aon Corporation 2004

make strategic investments in areas that help our clients stay ahead in a complex and dynamic business environment.

Going forward

        The year 2004 marked my fortieth in the industry—an industry of which I am proud to be a part. Our industry provides immeasurable value to commercial and industrial enterprises around the world. These enterprises couldn't operate without insurance. Aon makes it easier for them to build solid connections with the risk management world and to find better solutions to critical business issues.

        On April 4, 2005, I had the great pleasure of welcoming Gregory C. Case to Aon as our new chief executive officer and president. Greg shares our view of this business: it is built on expert advice, solid solutions and strong advocacy for our clients. Great companies succeed because of their ability to anticipate and adapt to change, to translate challenge into opportunity. I believe Aon is a great company, and I believe that Greg Case has the ability to move this great company into the future.

        I am confident in our future because right now, in more than 500 offices in 120 countries, my 48,000 colleagues are applying their knowledge, expertise and skill to help our clients succeed in a business environment that grows ever more complex. This great team shares a deep determination to serve our clients, to provide increasing shareholder value and to ensure that Aon remains at the forefront of our industry. I am grateful for their commitment and achievements, and deeply appreciative of the loyalty of our clients around the world.

Patrick G. Ryan Executive Chairman

Aon Corporation 2004

To Our Shareholders:

        It is a privilege and honor to join the Aon team as chief executive officer during such a momentous time for the company—and the industry.

        During my first months on the job, I will be focused on working with our leadership team to better understand how we are positioned with our clients, how we are performing, and how we can improve. We have substantial opportunities that we will work to capitalize on including:

  •
  Strong client relationships with clear opportunities to strengthen them further.

  •
  An unprecedented opportunity to take advantage of the changes in our industry.

  •
  A global network offering tremendous potential to meet clients' needs.

        After working with insurance companies, brokers and other financial service firms for the past 17 years, I know that the ultimate success of our plans and actions will be judged by how distinctively we serve our clients and shareholders.

        The current uncertainty in the insurance industry creates enormous opportunities for Aon. In my previous work with McKinsey & Company, such uncertainty was what led clients to seek our advice and what gave us the greatest opportunity to bring value to our clients. Aon is also an advice-based company with the talent and potential that it takes, especially now, to achieve top performance and to build lasting client relationships.

        While I begin this new Aon chapter with confidence and enthusiasm, I approach it with a degree of humility to be following in the footsteps of Pat Ryan, an industry icon. Pat has always been and will continue to be central to the success of Aon. I am delighted that he plans to continue working to develop the business and to serve our clients.

        I am excited about the compelling opportunities ahead for Aon and feel fortunate to be part of them.

Gregory C. Case President and Chief Executive Officer

Aon Corporation 2004

AON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2005

To the Holders of Common Stock and Series C Preferred Stock of Aon Corporation:

        The 2005 Annual Meeting of Stockholders of Aon Corporation will be held on Friday, May 20, 2005, at 10:00 A.M (local time), at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, for the following purposes:

  1.
  To elect thirteen Directors to serve until our 2006 Annual Meeting of Stockholders. Your Board of Directors unanimously recommends that you vote "FOR" the election of all nominees.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2005. Your Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only holders of common stock and Series C preferred stock of record at the close of business on March 23, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at our corporate offices from May 10 through May 19, 2005.

                      By Order of the Board of Directors,

                      Kevann M. Cooke
                       Vice President and Corporate Secretary

  Chicago, Illinois
  April 14, 2005

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible by telephone, through the Internet or by completing and returning the enclosed proxy card.

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS – MAY 20, 2005

  Solicitation of Proxies and Mailing Date

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aon Corporation ("Aon," "we" or "our"), for use at the 2005 Annual Meeting of Stockholders to be held at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m. (local time), on Friday, May 20, 2005, and at any adjournment thereof. Action will be taken at the Annual Meeting upon proposals to elect thirteen Directors to serve until our 2006 Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2005, as well as to act on any other business as may properly come before the Annual Meeting. This proxy statement and the accompanying proxy card are first being sent to stockholders on or about April 14, 2005.

  Who Can Vote

        Only holders of our common stock, par value $1.00 per share (the "Common Stock"), and our Series C Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock" and, together with the Common Stock, the "Stock"), as of the close of business on March 23, 2005, are entitled to vote at the Annual Meeting. As of that date, there were 317,724,660 shares of Common Stock outstanding, and 1,000,000 shares of Preferred Stock outstanding, each entitled to one vote for each share.

  Quorum

        The presence of the holders of a majority of the shares of Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A nominee that has not received instructions from a beneficial owner has discretion to vote on the election of directors and the ratification of the appointment of the independent registered public accounting firm.

  Voting Requirements

        Except as otherwise required by applicable law or our Second Amended and Restated Certificate of Incorporation, as amended, any proposal properly presented at a meeting in which a quorum is present will be decided by the affirmative vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on the proposal at that meeting. Accordingly, the election of thirteen Directors and the ratification of the appointment of our independent registered public accounting firm will be decided by the vote of the holders of a majority of the Stock present in person or represented by proxy and entitled to vote on these matters. For the election of Directors, a

Aon Corporation 2004

vote withheld for a nominee for Director will have the effect of a vote against that nominee. For the ratification of the appointment of our independent registered public accounting firm, an abstention will have the effect of a vote against the proposal.

  How to Vote

        You may vote your Stock by telephone, through the Internet, by mail using the enclosed proxy card or in person at the Annual Meeting. To vote your Stock by telephone or through the Internet, please follow the instructions located on the proxy card. The deadline for voting by telephone or through the Internet is 11:59 p.m., Eastern Time, on Thursday, May 19, 2005. To vote your Stock by mail, please sign the enclosed proxy card and return it in the accompanying envelope, which is addressed and requires no postage. Please note that you may incur costs charged by telephone companies or Internet access providers in connection with voting by telephone or through the Internet.

        If you properly cast your vote by telephone, through the Internet or by executing and returning the enclosed proxy card, and your vote is not subsequently revoked, your Stock will be voted in accordance with your instructions. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of all nominees for Director named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2005 and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting. We have endeavored to consolidate all of your Stock on one proxy card; however, if you receive more than one proxy card, you should vote the Stock represented by each proxy card to ensure that all of your Stock is voted.

        We believe that the procedures that have been put in place are consistent with the requirements of applicable state law. Please remember that if your Stock is held through a bank, broker or other nominee, you will receive voting instructions from such bank, broker or other nominee describing the different methods for voting your Stock.

  Revocation of Proxies

        You may revoke your proxy at any time before it is voted at the Annual Meeting. A vote by telephone or through the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet or by attending the Annual Meeting and voting in person. A stockholder executing a proxy card may also revoke it at any time before it is exercised by giving written notice revoking the proxy to the Office of the Corporate Secretary at the mailing address set forth on the cover of this proxy statement, by subsequently filing another proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

  Webcast

        You may listen to the Annual Meeting on the world wide web by logging on to our website at www.aon.com and following the on-screen instructions. We have included our website address in this proxy statement for reference purposes only. The information contained on our website is not incorporated by reference into this proxy statement.

Aon Corporation 2004

  Attendance at Annual Meeting

        If you hold your Stock in "street name" (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of your Stock as of the close of business on March 23, 2005, which is the record date for voting. Alternatively, you may contact the bank, broker or other nominee in whose name your Stock is registered and obtain a proxy to bring to the Annual Meeting.

  Solicitation Expenses

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication, and by Georgeson Shareholder Communications Inc., whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. Georgeson will receive a fee of $7,000 for its services. We will also reimburse banks, brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

2004 Annual Financial and General Information Report

        Appendix B to this proxy statement contains our 2004 Annual Financial and General Information Report, including our consolidated financial statements, the notes thereto and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Aon Corporation 2004

PRINCIPAL HOLDERS OF VOTING SECURITIES

        As of March 23, 2005, the beneficial owners of 5% or more of any class of our Stock entitled to vote at the Annual Meeting and which were known to us were:

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
Patrick G. Ryan c/o Aon Corporation, 200 East Randolph Street, Chicago, IL 60601	26,217,962	(1)	8.25
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900, Memphis, TN 38119	45,545,400	(2)	14.34
NWQ Investment Management Company, LLC 2049 Century Park East, 4th Floor, Los Angeles, CA 90067	29,200,064	(3)	9.19
Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071	25,819,800	(4)	8.13
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02110	20,524,575	(5)	6.46
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101, Tucson, AZ 85706	17,375,031	(6)	5.47
Name and Address of Beneficial Owner	Number of Shares of Preferred Stock	Percent of Class
Estate of Jessie V. Stone Executor: The Northern Trust Company c/o Marlene Kovar Hersh The Northern Trust Company 50 South LaSalle Street Chicago, IL 60675	600,000	60
W. Clement and Jessie V. Stone Foundation c/o Steven M. Stone, Treasurer 161 N. Clark Street, Suite 3100 Chicago, IL 60601	263,000	26.3
The Northern Trust Company, as Trustee of the W. Clement Stone Marital Trust c/o Marlene Kovar Hersh The Northern Trust Company 50 South LaSalle Street, Chicago, IL 60675	137,000	13.7

(1)
Includes 11,885,849 shares of Common Stock beneficially owned by Mr. Ryan and 11,633,698 shares of Common Stock beneficially owned and attributed to Mr. Ryan pursuant to trusts for the benefit of family members. Also includes 404,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control. Also includes 386,915 shares of Common Stock representing a beneficial interest in shares of Common Stock of the Employee Stock Ownership Plan ("ESOP") Account of the Aon Savings Plan attributable to Mr. Ryan and a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to Mr. Ryan. Under the terms of the Aon Savings Plan, as a participant in such plan Mr. Ryan is entitled to direct the manner in which

Aon Corporation 2004

  the trustees will vote the shares of Common Stock attributed to him; in addition, all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as the shares of Common Stock for which voting instructions are received. Also includes 1,907,500 shares of Common Stock that Mr. Ryan has the right to acquire pursuant to presently exercisable stock options and options that will become exercisable within 60 days of March 23, 2005.

(2)
Based upon information contained in an amendment filed February 8, 2005 pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a Schedule 13G originally filed on January 10, 2003. Southeastern Asset Management, Inc. ("Southeastern") is a registered investment adviser and has: (a) sole voting power as to 24,124,400 shares of Common Stock; (b) shared voting power as to 14,627,000 shares of Common Stock; (c) no voting power as to 6,794,000 shares of Common Stock; (d) sole dispositive power as to 30,879,400 shares of Common Stock; (e) shared dispositive power as to 14,627,000 shares of Common Stock; and (f) no dispositive power as to 39,000 shares of Common Stock. All of the shares of Common Stock covered by the Schedule 13G are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. As permitted by Rule 13d-4 of the Exchange Act, Southeastern disclaims beneficial ownership of the shares of Common Stock covered by the Schedule 13G.

(3)
Based upon information contained in a Schedule 13G filed on February 14, 2005 pursuant to Rule 13d-1(b) of the Exchange Act. NWQ Investment Management Company, LLC is a registered investment adviser and has: (a) sole voting power as to 25,747,013 shares of Common Stock; and (b) sole dispositive power as to 29,200,064 shares of Common Stock.

(4)
Based upon information contained in an amendment filed on February 11, 2005 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 11, 1999. Capital Research and Management Company ("Capital Research") is a registered investment adviser and has no voting power, but sole dispositive power, as to 25,819,800 shares of Common Stock. Although Capital Research is deemed to be the beneficial owner of these shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, Capital Research expressly disclaims, pursuant to Rule 13d-4 of the Exchange Act, that it is the beneficial owner of such shares.

(5)
Based upon information contained in an amendment filed February 18, 2005 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 15, 2005. State Street Bank and Trust Company ("State Street") is a bank as defined in Section 3(A)(6) of the Exchange Act that acts in various fiduciary capacities with respect to certain benefit plans of Aon. State Street has: (a) sole voting power as to 8,217,229 shares of Common Stock; (b) shared voting power as to 12,307,346 shares of Common Stock; (c) sole dispositive power as to 0 shares of Common Stock; and (d) shared dispositive power as to 20,524,575 shares of Common Stock. State Street expressly disclaims beneficial ownership of all shares of Common Stock reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

(6)
Based on information contained in an amendment filed March 11, 2005 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 12, 2004. Davis Selected Advisers, L.P. is a registered investment adviser and has sole voting and sole dispositive power as to 17,375,031 shares of Common Stock.

Aon Corporation 2004

AGENDA ITEM NO. 1—ELECTION OF DIRECTORS

        Thirteen Directors are to be elected at the Annual Meeting of Stockholders. Except for Michael D. O'Halleran, all of our current Board members are standing for election. The term of each Director expires at the next succeeding Annual Meeting of Stockholders, and each Director holds office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The Board of Directors consists of a number of Directors as is fixed from time to time by resolution adopted by the Board of Directors as provided in our bylaws. The Board of Directors currently is authorized to have up to twenty-one members.

        All nominees are currently Directors of Aon. All nominees for Director have consented to be named and have agreed to serve as Directors if elected. Mr. McKenna has reached the retirement age of 75 set forth in Aon's Governance Guidelines; however, the Board has waived the retirement age and requested that he serve for an additional term.

        The thirteen Directors will be elected by the vote of the majority of the Stock present in person or represented by proxy at the Annual Meeting. Accordingly, since votes withheld will count as present at the Annual Meeting (and will therefore also count toward the establishment of a quorum), a vote withheld for a nominee will adversely affect that nominee's ability to secure the necessary majority of votes present at the Annual Meeting.

        Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election of the thirteen nominees for Director named on the following pages, to hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any of them should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors.

        Set forth on the following pages is biographical information concerning each nominee for election as a Director, the nominee's principal occupation, the period during which the nominee has served as a Director of Aon, including service as a Director or employee of Ryan Insurance Group, Inc. ("Ryan Group"), which merged with Aon in 1982. This information has been confirmed by each nominee for inclusion in the proxy statement. Ages shown for all Directors are as of December 31, 2004.

Aon Corporation 2004

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES.

Patrick G. Ryan	Director since 1965

        Mr. Ryan has been Chairman of the Board of Aon since 1990 and was Chief Executive Officer from 1982 until April 4, 2005. He currently serves as Aon's Executive Chairman. He was elected President and Chief Executive Officer of Aon at the time of the merger of Aon and Ryan Group in 1982, and served as President of Aon until April 1999. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. Mr. Ryan serves as Chairman of the Board of Trustees of Northwestern University and as a Trustee of Rush-Presbyterian-St. Luke's Medical Center. He will retire as a Director of Tribune Company and Chairman of its Compensation Committee on May 18, 2005. He serves as Chairman of the Executive Committee of our Board of Directors and is a Director of Aon Foundation.

        Age: 67

Gregory C. Case	Director since 2005

        Mr. Case was elected President, Chief Executive Officer and Director of Aon on April 4, 2005. Prior to joining Aon, Mr. Case was with McKinsey & Company, the international management consulting firm, for 17 years, most recently serving as head of the Financial Services Practice. He previously was responsible for McKinsey's Global Insurance Practice, and was a member of McKinsey's governing Shareholders' Committee. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City.

        Age: 42

Edgar D. Jannotta	Director since 1995

        In March 2001, Mr. Jannotta was named Chairman of William Blair & Company, L.L.C., an international investment banking firm, and Chairman of its Executive Committee. Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977, Senior Partner in January 1995, and Senior Director in January 1996. He is a Trustee of the University of Chicago and Chairman of the Lyric Opera of Chicago. Mr. Jannotta is a Director of Bandag, Incorporated; Molex Incorporated; and Exelon Corporation. He serves as a member of the Executive Committee and Investment Committee of our Board of Directors.

        Age: 73

Aon Corporation 2004

Jan Kalff	Director since 2003

        Mr. Kalff is the former Chairman of the Managing Board of ABN AMRO Holding N.V./ABN AMRO Bank N.V., an international banking concern. Mr. Kalff is a member of the International Advisory Committee of the Federal Reserve Bank of New York. Mr. Kalff also serves on the Supervisory Boards of Concertgebouw N.V., Hagemeyer N.V., Koninklijke Volker Wessels Stevin N.V., N.V. Luchthaven Schiphol and Stork N.V. He serves as a member of the Governance/Nominating Committee and Investment Committee of our Board of Directors.

        Age: 67

Lester B. Knight	Director since 1999

        Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and Director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996 where he served as Corporate Vice President from 1990, Executive Vice President from 1992, and as a Director from 1995. He was Chairman and a Director of The Baxter Allegiance Foundation. He is a Director of Evanston Northwestern Healthcare and Junior Achievement of Chicago and a Trustee of Northwestern University. Mr. Knight serves as the Chairman of the Investment Committee and as a member of the Organization and Compensation Committee of our Board of Directors.

        Age: 46

J. Michael Losh	Director since 2003

        Mr. Losh is Interim Chief Financial Officer of Cardinal Health, Inc., a diversified healthcare service company. From 2000 until 2002, Mr. Losh served as non-executive Chairman of Metaldyne Corporation, a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications. From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation, the world's largest vehicle manufacturer. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales, Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division.    Mr. Losh currently serves on the Board of Directors of AMB Property Corporation, Cardinal Health, Inc., H.B. Fuller Corporation, Masco Corp., Metaldyne Corporation and TRW Automotive Corp. He previously served as a Director of The Quaker Oats Company (prior to its acquisition by PepsiCo, Inc.), Delphi Corporation, Electronic Data Systems Corporation and Hughes Electronics Corporation. Mr. Losh serves as a member of the Governance/Nominating Committee and Investment Committee of our Board of Directors.

        Age: 58

Aon Corporation 2004

R. Eden Martin	Director since 2002

        Mr. Martin is Senior Counsel to the law firm Sidley Austin Brown & Wood LLP, having served as a Partner of the firm and its predecessor Sidley & Austin from 1975 to 2004, and as Chairman of its Management Committee from 1989 until 1999. Mr. Martin has served as President of The Commercial Club of Chicago and President of its Civic Committee since 1999. Among other civic and professional involvements, Mr. Martin is a member of the Board of Directors of the Chicago Board Options Exchange, a member of the Board of Directors of Nicor Inc., a Life Trustee of the Chicago Symphony Orchestra and a member of the Board of Trustees of Northwestern University, as well as Chair of its Audit Committee. Mr. Martin serves as a member of the Executive Committee and Investment Committee of our Board of Directors and as Chairman of Aon Foundation.

        Age: 64

Andrew J. McKenna	Director since 1970

        Mr. McKenna served as a Director of Ryan Group from 1970 until 1982 when he was elected to our Board of Directors. He is Chairman of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials, and has served as a Director of McDonald's Corporation since 1991, and as its Non-Executive Chairman of the Board since April 2004. In addition, he is a Director of Click Commerce, Inc. and Skyline Corporation. He is a Trustee and Chairman Emeritus of the Board of Trustees of the University of Notre Dame and Chairman of the Civic Committee of the Commercial Club of Chicago. Mr. McKenna is also a Director of Children's Memorial Hospital and the Lyric Opera of Chicago, and a Trustee and Chairman Emeritus of the Museum of Science and Industry. He serves as the Chairman of the Governance/Nominating Committee and as a member of the Organization and Compensation Committee of our Board of Directors and as a Director of Aon Foundation.

        Age: 75

Robert S. Morrison	Director since 2000

        Mr. Morrison retired as Vice Chairman of PepsiCo, Inc. in February 2003. From 1997 until the 2001 merger with PepsiCo, he led The Quaker Oats Company as Chairman, President and Chief Executive Officer. PepsiCo and Quaker Oats are companies engaged in the processing of packaged foods and beverages. Previously, he served as Chairman and Chief Executive Officer of Kraft Foods, Inc., a division of Philip Morris Companies Inc., from 1994 until 1997; and he served as President of General Foods U.S.A., a division of Philip Morris Companies Inc., from 1991 until 1994. He also serves as a Director of 3M, Illinois Tool Works Inc. and Tribune Company. He serves as a member of the Audit Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 62

Aon Corporation 2004

Richard C. Notebaert	Director since 1998

        Mr. Notebaert was elected Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications, in June 2002. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002 and as a Director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from April 1994 until December 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman of Ameritech in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Director of Cardinal Health, Inc., a Trustee of the University of Notre Dame and a member of The Business Council. He serves as the Chairman of the Organization and Compensation Committee and as a member of the Audit Committee and Investment Committee of our Board of Directors.

        Age: 57

John W. Rogers, Jr.	Director since 1993

        Mr. Rogers is Chairman and Chief Executive Officer of Ariel Capital Management, LLC, an institutional money management firm specializing in equities and founded in January 1983. In addition, Ariel serves as the investment adviser to the Ariel Investment Trust, an open-end diversified management investment company. Mr. Rogers is a Trustee of Ariel Investment Trust. Mr. Rogers is also a Director of Bally Total Fitness Holding Corporation, Exelon Corporation and McDonald's Corporation. He is a member of the Board of Directors of the Chicago Urban League; Director of the John S. and James L. Knight Foundation; Trustee of Rush-Presbyterian-St. Luke's Medical Center; Life Trustee of the Chicago Symphony Orchestra; Trustee of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as the Chairman of the Audit Committee and as a member of the Investment Committee of our Board of Directors.

        Age: 46

Aon Corporation 2004

Gloria Santona	Director since 2004

        Ms. Santona is Executive Vice President, General Counsel and Secretary of McDonald's Corporation. She is also a member of the senior management team of McDonald's. Since joining McDonald's in 1977, Ms. Santona has held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel since June 2001. She is a member of the American and Chicago Bar Associations and a member of the Board of Directors of the American Corporate Counsel Association. She is a former member of the Board of Directors of the American Society of Corporate Secretaries and the Minority Corporate Counsel Association. She is also a member of the Board of Trustees of Rush University Medical Center, and a former member of the Board of Trustees of the Chicago Zoological Society. She serves as a member of the Audit Committee, Governance/Nominating Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 54

Dr. Carolyn Y. Woo	Director since 1998

        Dr. Woo assumed the deanship of the Mendoza College of Business at the University of Notre Dame in July 1997. From 1995 to 1997 she served as Associate Executive Vice President of Academic Affairs at Purdue University, and from 1993 to 1995 she served as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of NiSource Industries, Inc. and Circuit City Stores, Inc., and is a former Director of Arvin Industries, Inc., Bindley-Western Industries, Inc. and St. Joseph Capital Bank. She serves as a member of the Audit Committee and Governance/Nominating Committee of our Board of Directors.

        Age: 50

Aon Corporation 2004

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of March 23, 2005 by each Director and nominee, by the Chief Executive Officer, Patrick G. Ryan, by each of the "named executive officers" of Aon as set forth in the Summary Compensation Table in this proxy statement, and by all Directors, nominees and the executive officers as a group. As used in this proxy statement, "beneficially owned" means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Therefore, the table does not include the "phantom stock" shares held by or attributable to any individual under our benefit plans.

Name	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Patrick G. Ryan**(3)(4)(5)(6)	26,217,962	8.25
Gregory C. Case(7)	-0-	*
David P. Bolger**(6)	66,000	*
Donald C. Ingram**(5)(6)(8)	269,973	*
Edgar D. Jannotta(9)	56,025	*
Jan Kalff(9)	3,224	*
Lester B. Knight(4)(9)	30,000	*
J. Michael Losh(9)	3,000	*
Dennis L. Mahoney**(6)	299,517	*
R. Eden Martin(9)	1,000	*
Andrew J. McKenna(9)	31,775	*
Robert S. Morrison(9)	1,000	*
Richard C. Notebaert(9)	11,500	*
Michael D. O'Halleran(4)(5)(6)	721,727	*
John W. Rogers, Jr.(9)(10)	16,643	*
Gloria Santona(9)	-0-	*
Dirk P.M. Verbeek**(6)	487,092	*
Carolyn Y. Woo(9)	1,012	*
All Directors, nominees and executive officers as a group (19 persons)	28,250,450	8.89

(1)
The Directors, nominees and named executive officers, and all Directors, nominees and the named executive officers combined, have sole voting power and sole investment power over the shares of Common Stock listed, except as indicated in note (4) and in the table below:

	Shared Voting Power	Shared Investment Power
Patrick G. Ryan	11,049,756	11,453,756
(2)
An asterisk indicates that the percentage of shares of Common Stock beneficially owned by the named individual does not exceed one percent (1%) of our outstanding shares of Common Stock. Named executive officers are indicated in the table by a double asterisk.

Aon Corporation 2004

(3)
Includes 11,885,849 shares of Common Stock beneficially owned by Mr. Ryan and 404,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control.

(4)
The following shares of Common Stock are beneficially owned by members of the immediate family of the following Directors and named executive officers: 11,633,698 by trusts for the benefit of Mrs. Ryan; 15,000 by a trust for the benefit of Mr. Knight's wife; 113,299 by Mrs. O'Halleran; 1,048 by each of the daughter and son of Mr. O'Halleran. As to the shares of Common Stock held by his wife, daughter and son, Mr. O'Halleran disclaims beneficial ownership.

(5)
Includes a beneficial interest in shares of Common Stock of the ESOP Account of the Aon Savings Plan attributable to the following Directors and named executive officers, and includes a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to the following Directors and named executive officers, as follows: Patrick G. Ryan, 386,915; Donald C. Ingram, 7,738; and Michael D. O'Halleran, 26,054. The shares of Common Stock of the ESOP Account and the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants; all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as shares of Common Stock for which voting instructions are received.

(6)
Includes the following number of shares of Common Stock which the respective Directors and named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options which will become exercisable or stock awards which will become vested within 60 days following March 23, 2005: Patrick G. Ryan, 1,907,500; David P. Bolger, 66,000; Donald C. Ingram, 244,000; Dennis L. Mahoney, 260,713; Michael D. O'Halleran, 501,400; and Dirk P.M. Verbeek, 388,500.

(7)
Mr. Case commenced employment with Aon on April 4, 2005.

(8)
Includes 3,889 shares held by Mr. Ingram in the employee stock purchase plan.

(9)
Does not include the number of shares of Common Stock equal to $50,000 that each outside Director will be awarded on May 20, 2005 pursuant to the Aon Outside Director Stock Award Plan. See "Compensation of the Board of Directors."

(10)
Ariel Capital Management, Inc., of which Mr. Rogers is Chairman and Chief Executive Officer, currently does not beneficially own any shares of Common Stock, nor has it beneficially owned any shares of Common Stock during Mr. Rogers's tenure on our Board.

Aon Corporation 2004

COMPENSATION OF THE BOARD OF DIRECTORS

Cash Compensation and Stock Awards

        Mr. Ryan, Mr. Case and Mr. O'Halleran, who are employees of Aon and also serve as Directors, receive no additional compensation for service as a Director. All non-employee Directors are referred to in this proxy statement as "outside Directors." Each outside Director receives a $30,000 yearly retainer for services to the Board of Directors. No additional fees are payable for Board or committee attendance or for service chairing a committee. In addition, under the Aon Corporation Outside Director Stock Award and Retirement Plan (as amended and restated effective January 1, 2003, and as further amended from time to time, as a subplan of the Aon Stock Incentive Plan) (the "Award Plan"), each outside Director is granted a number of shares of Common Stock having a value equal to $50,000 each year following his or her election to the Board of Directors at the Annual Meeting of Stockholders. Any outside Director elected to the Board other than at the Annual Meeting of Stockholders receives a pro rata number of shares of Common Stock based upon the number of full months of service.

        In 1994, Aon established a bequest program for outside Directors (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of Aon and our outside Directors in supporting worthy charitable institutions and to assist us in attracting and retaining outside Directors of the highest caliber. Aon is funding the Bequest Plan generally through the maintenance of life insurance policies on our outside Directors. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax deductible charitable donations accrue solely to us. Charitable donations by Aon will be directed to charitable institutions designated by the outside Directors. Each outside Director may recommend total charitable donations of up to $1,000,000 and the outside Director may designate up to five tax qualified institutions to receive a portion of such bequest (subject to a $100,000 minimum per institution). The bequest will be contributed in 10 annual installments to the designated tax qualified institutions following the death of that Director or any Director with whom he or she is paired for purposes of the Bequest Plan. An outside Director is not eligible to participate in the Bequest Plan until he or she has completed one full year of service on the Board. The Board retains the right to terminate the Bequest Plan and to decline to make any requested bequest if, in the Board's judgment, doing so is in the best interests of Aon and our stockholders.

Deferred Compensation

        Pursuant to the Aon Corporation Outside Director Deferred Compensation Plan, effective January 1, 2003 (as a subplan of the Aon Stock Incentive Plan) (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors may defer receipt of cash compensation and shares of Common Stock until, generally, retirement from the Board.

        Under the Deferred Plan, outside Directors elect that portion of the annual retainer (referred to as "Fees") that will be credited to either a cash account, the earnings of which are based on six-month Treasury bills, or a stock account. Both accounts are maintained for bookkeeping purposes only and no amounts are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of shares that could have been purchased with the Fees at the average of the high and low prices of the shares of Common Stock on the date the Fees are earned. As dividends are declared and paid on shares of Common Stock, each outside Director's stock account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions

Aon Corporation 2004

generally commence upon termination of Director status or retirement of the outside Director from the Board. With regard to the deferred Fees, distributions may be made in cash or in shares of Common Stock, at the election of the Director.

        Under the Award Plan, outside Directors may also elect to defer receipt of the annual award of shares of Common Stock. For Directors who elect to defer, we will maintain accounts for bookkeeping purposes that are credited with the number of shares of Common Stock that could have been purchased with the annual award if shares were priced at the average price of shares of Common Stock during the first three months of the year the annual award is made. As dividends are declared and paid on shares of Common Stock, each outside Director's account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions are made in shares of Common Stock.

        In addition, under the Award Plan, outside Directors are also entitled to certain deferred benefits when they retire from the Board. The Award Plan provides for an amount to be credited to an account on behalf of each outside Director, as follows:

  •
  $10,000 for each annual period of Board service prior to 1994, but not more than $100,000 in the aggregate; and

  •
  $20,000 per annum for each annual period of service commencing with April 15, 1994.

        Upon retirement from the Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director will be distributed in ten installments consisting of shares of Common Stock.

        The following table shows, as of March 23, 2005, the total number of shares of Common Stock equivalents credited to the phantom stock accounts of each outside Director under the Deferred Plan and under the Award Plan (the "Phantom Shares"), and the total number of shares of Common Stock equivalents representing the deferred benefits the Director is entitled to receive upon retirement (the "Retirement Shares").

Director	Phantom Shares	Retirement Shares
Edgar D. Jannotta	29,132	5,976
Jan Kalff	-0-	761
Lester B. Knight	17,197	3,533
J. Michael Losh	7,239	761
R. Eden Martin	10,245	1,575
Andrew J. McKenna	70,082	11,665
Robert S. Morrison	12,890	2,733
Richard C. Notebaert	20,786	3,997
John W. Rogers, Jr.	28,532	7,278
Gloria Santona	2,917	-0-
Carolyn Y. Woo	11,523	3,997

Total	210,543	42,276

        We have fully reported deferrals by outside Directors of cash compensation into phantom stock accounts under the Deferred Plan and under the Award Plan on a cumulative basis for each year since 1993 in a form similar to that set out in the above table. Although this disclosure is not required by the SEC under the proxy rules, in the interest of keeping all stockholders informed of deferrals of compensation by outside Directors into phantom stock accounts under our outside Director compensation plans, we intend to continue this disclosure in future years.

Aon Corporation 2004

BOARD OF DIRECTORS—CORPORATE GOVERNANCE

        The following discussion highlights some of the corporate governance initiatives taken by our Board of Directors in response to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the revised corporate governance rules of the New York Stock Exchange (the "NYSE"):

Corporate Governance Guidelines

        The NYSE corporate governance rules require listed companies to adopt and disclose corporate governance guidelines. We have adopted Governance Guidelines that can be found on our web site at http://www.aon.com/about/corp_governance/bod_governance.jsp and are available in print copy to any stockholder who makes a written request to our Corporate Secretary. Our Governance Guidelines address, without limitation, the following matters:

  •
  Election of Directors. All of our Directors stand for election annually.

  •
  Director Qualification Standards. A majority of our Directors must meet the categorical standards of independence adopted by the Board of Directors. In addition, we have established qualifications to be considered in evaluating potential Board members.

  •
  Director Responsibilities. These responsibilities articulate what is expected from a Director, including expectations with respect to preparation for and attendance at board and committee meetings.

  •
  Director Access to Senior Management and Independent Advisers. Our Board of Directors has unrestricted access to Aon's management and its independent advisers.

  •
  Director Compensation. Our Board sets the level of compensation for Directors based upon the recommendation of the Organization and Compensation Committee. Directors who serve as current employees of Aon receive no additional compensation for service as Directors.

  •
  Retirement of Directors. We have established a retirement policy for non-management Directors that provides that a non-management Director may not stand for re-election after that Director's 75th birthday absent Board approval.

  •
  Director Orientation and Continuing Education. Aon conducts an orientation program for all new non-management Directors as soon as practicable following election to the Board. This orientation includes presentations by senior management to familiarize new directors with the following matters: Aon's strategic plans; Aon's significant financial, accounting and risk management issues; Aon's compliance programs; Aon's Code of Ethics, Business Conduct Guidelines and Board Governance Guidelines; and Aon's principal officers. All other Directors are also invited to attend these orientation programs.

  •
  Management Development and Succession Planning. Our Executive Chairman regularly reports to the Board on management development and succession planning.

  •
  Annual Performance Evaluation. Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, the Board conducts an annual peer review. The Governance/Nominating Committee also reviews with the Board, on an annual basis, the composition of the Board as a whole, as well as the requisite skills and characteristics of potential Board members.

Aon Corporation 2004

Independence Determination

        The NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. Aon's Board of Directors currently has, and previously has had, a majority of independent directors.

        Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

  (i)
  The director is, or has been within the last three years, an employee of Aon, or an immediate family member of the director is, or has been within the last three years, an executive officer, of Aon;

  (ii)
  The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from Aon, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  (iii)
  The director is a current partner or employee of Aon's internal or external audit firm, or was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on Aon's audit within that time;

  (iv)
  The director has an immediate family member who (A) is a current partner of a firm that is Aon's internal or external auditor, (B) is a current employee of such a firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on Aon's audit within that time;

  (v)
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Aon's present executive officers at the same time serves or served on that company's compensation committee;

  (vi)
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Aon for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  (vii)
  The director or an immediate family member is a current officer, director or trustee of a charitable organization where Aon's annual discretionary charitable contributions to the charitable organization are more than the greater of (i) five percent (5%) of that organization's total annual charitable receipts and (ii) $250,000.

        For purposes of the categorical standards, immediate family member includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

        The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with Aon (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aon). In making its determination, the Board of Directors considered all relevant facts and

Aon Corporation 2004

circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a Director, but also from that of persons or organizations with which a Director has an affiliation.

        Applying the categorical independence standards, the Board of Directors has determined that each of Mr. Jannotta, Mr. Kalff, Mr. Knight, Mr. Losh, Mr. Martin, Mr. McKenna, Mr. Morrison, Mr. Notebaert, Mr. Rogers, Ms. Santona and Dr. Woo is an independent Director.

Board Committees

        The Sarbanes-Oxley Act and the NYSE corporate governance rules require us to have an audit committee composed entirely of independent directors. The NYSE corporate governance rules also require us to have a compensation committee and a nominating/corporate governance committee composed entirely of independent directors. Each of our Audit Committee, Governance/Nominating Committee and Organization and Compensation Committee is currently composed of independent directors. Additionally, each member of our Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

        The current charters of our Board committees can be found in the Corporate Governance section of our web site at http://www.aon.com/about/corp_governance/board_charters/default.jsp and are available in print copy to any stockholder who makes a written request to our Corporate Secretary. In addition, the amended and restated Audit Committee charter is attached to this proxy statement as Appendix A.

Audit Committee Financial Expert

        Rules promulgated by the SEC under the Sarbanes-Oxley Act require us to disclose annually whether our Audit Committee contains one or more "audit committee financial experts," as defined by the SEC. The Board of Directors has designated John W. Rogers, Jr., the Chairman of our Audit Committee and an independent director, as an "audit committee financial expert."

Code of Ethics

        The Board has adopted a code of ethics regarding business conduct that applies to our Directors, officers and employees. This Code of Ethics can be found on our web site at
http://www.aon.com/about/corp_governance/code_of_ethics.jsp and is available in print copy to any stockholder who makes a written request to our Corporate Secretary.

        In addition, the Board has adopted a Code of Ethics for Senior Financial Officers that applies to the principal executive officer and the senior financial officers of Aon and our subsidiaries. The Code of Ethics for Senior Financial Officers can be found on our web site at
http://www.aon.com/about/corp_governance/sfo_code.jsp.

        We intend to disclose future amendments to, or waivers from, certain provisions of both the Code of Ethics and the Code of Ethics for Senior Financial Officers on our website promptly following the date of such amendment or waiver.

Meetings of Non-Management Directors

        The NYSE governance rules require that the non-management directors of a listed company meet at regularly scheduled executive sessions without management. Our Governance Guidelines also require

Aon Corporation 2004

that non-management Directors meet regularly in executive session without management participation. Andrew J. McKenna chairs these executive sessions. Aon's non-management directors met on four occasions in 2004.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate with the Board of Directors by contacting the non-management Directors of Aon Corporation c/o Office of the Corporate Secretary, 200 East Randolph Street, Chicago, IL 60601. Alternatively, stockholders and other interested parties may communicate with Aon's non-management Directors via electronic mail to the following address: corporate_governance@aon.com.

        The non-management Directors have established procedures for handling communications from stockholders and other interested parties. Communications are distributed to the Chairman of the Governance/Nominating Committee, the full Board of Directors, the non-management Directors or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management Director upon request.

Board, Committee and Peer Evaluations

        Our Board previously implemented a Board and Committee evaluation process to facilitate an examination and discussion of whether our Board and Committees are functioning effectively. The Board conducted such evaluations in 2004, including specific evaluations of the Audit, Governance/Nominating and Organization and Compensation Committees, and determined that our Board and each of these Committees is functioning effectively. In addition, the Directors conduct a peer evaluation. The Directors conducted such an evaluation in 2004 and determined that each Director was contributing to the Board.

Aon Corporation 2004

BOARD OF DIRECTORS—COMMITTEES AND MEETINGS

        The Board of Directors has appointed standing committees, including Executive, Audit, Governance/Nominating, Investment, and Organization and Compensation Committees. Membership on the committees since the last Annual Meeting of the Board in 2004 has been as follows:

Executive	Audit	Governance/Nominating	Investment	Organization and Compensation
Patrick G. Ryan(1) Edgar D. Jannotta R. Eden Martin	John W. Rogers, Jr.(1) Robert S. Morrison Richard C. Notebaert Gloria Santona Carolyn Y. Woo	Andrew J. McKenna(1) Jan Kalff J. Michael Losh Gloria Santona Carolyn Y. Woo	Lester B. Knight(1) Edgar D. Jannotta Jan Kalff J. Michael Losh R. Eden Martin Richard C. Notebaert John W. Rogers, Jr.	Richard C. Notebaert(1) Lester B. Knight J. Michael Losh(2) Andrew J. McKenna Robert S. Morrison Gloria Santona(3)

(1)
Chairman.

(2)
J. Michael Losh served as a member of the Organization and Compensation Committee from May 21, 2004 to September 17, 2004.

(3)
Gloria Santona commenced service as a member of the Organization and Compensation Committee on September 17, 2004.

Executive Committee

        When the Board of Directors is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee met once in 2004, and acted by unanimous written consent on two occasions.

Audit Committee

        The functions of the Audit Committee and its activities during 2004 are described below under the heading "Report of the Audit Committee." The Audit Committee operates pursuant to an amended and restated charter that has been approved by the Board of Directors and which is attached to this proxy statement as Appendix A. The Audit Committee met nine times during 2004.

Governance/Nominating Committee

        The Governance/Nominating Committee identifies and recommends to the Board of Directors candidates for service on the Board, reviews and recommends the renomination of incumbent Directors, reviews and recommends committee appointments and leads the annual performance review of the Board of Directors. In addition, the Governance/Nominating Committee develops and recommends governance guidelines for Aon to the Board of Directors and reviews related party transactions. Each member of the Governance/Nominating Committee is independent as defined in the NYSE listing standards. The current charter of the Governance/Nominating Committee can be found on the corporate governance section of our web site at http://www.aon.com/about/corp_governance/board_charters_gov_nom_charter.jsp. The Governance/Nominating Committee met seven times during 2004 and acted by unanimous written consent on one occasion.

Aon Corporation 2004

        The Governance/Nominating Committee considers recommendations for Director candidates from Aon's Directors, executive officers and stockholders. Although the Governance/Nominating Committee does not specifically solicit suggestions from stockholders regarding possible Director candidates, the Governance/Nominating Committee will consider stockholders' recommendations. Recommendations, together with the name and address of the stockholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the stockholder and the proposed nominee, should be sent to our Corporate Secretary. Consistent with our governance guidelines, the Governance/Nominating Committee considers a number of criteria in evaluating Director candidates, including professional background, expertise, reputation for integrity, business experience, leadership capabilities and potential contributions to the Board of Directors and Aon's management. The Governance/Nominating Committee also considers whether a potential nominee would satisfy Aon's categorical independence standards.

        When a vacancy exists on the Board of Directors due to the expansion of the size of the Board of Directors or the resignation or retirement of an existing Director, the Governance/Nominating Committee identifies and evaluates potential Director nominees. The Governance/Nominating Committee considers the recommendations of management, stockholders and others. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify Director candidates and sole authority to approve such search firm's fees and other retention terms.

        Candidates for director are evaluated using the criteria discussed above and the existing composition of the Board of Directors, including its size, structure, backgrounds and areas of expertise of existing Directors and the number of independent and management Directors. The Governance/Nominating Committee also considers the specific needs of the various Board committees. The Governance/Nominating Committee recommends potential Director candidates to the full Board of Directors, which is responsible for final approval of any Director candidate. This process is the same for Director candidates who are recommended by our stockholders.

        Recommendations for Director candidates to stand for election at the 2006 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary at 200 East Randolph Street, Chicago, IL 60601. Recommendations will be forwarded to the Chairman of the Governance/Nominating Committee for review and consideration.

Investment Committee

        The Investment Committee is responsible for overseeing the investments of our underwriting segment, reviewing all private placement investments for business units outside the underwriting segment and monitoring the investment performance of our benefit plans. The Investment Committee met twice during 2004.

Aon Corporation 2004

Organization and Compensation Committee

        The Organization and Compensation Committee annually reviews and determines the compensation of Aon's Chief Executive Officer. The Organization and Compensation Committee also reviews, advises and consults with the Chief Executive Officer on the compensation of other officers and key employees and as to Aon's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Incentive Plan (and its predecessor plans), including granting stock options and stock awards and interpreting the plan, and has general oversight responsibility with respect to Aon's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chief Executive Officer on the selection of senior officers of Aon and key executives of our major subsidiaries. The Organization and Compensation Committee met six times during 2004.

Compliance Committee

        In March 2005 the Board of Directors established a Compliance Committee that will monitor Aon's compliance with the standards of conduct regarding compensation from insurers and other matters as set out in its charter when adopted. Gloria Santona was appointed Chairman of the Compliance Committee. Other members of the Compliance Committee have not yet been named.

Board of Directors

        The Board of Directors met eleven times during 2004 and acted by unanimous written consent on two occasions. During 2004, the non-management Directors of the Board of Directors met in executive session on four occasions. Andrew J. McKenna, the Chairman of the Governance/Nominating Committee, presided at these executive sessions. All Directors attended at least seventy-five (75%) of the meetings of the Board and all Committees of the Board on which the respective Directors served.

        Our corporate governance guidelines provide that Directors are expected to attend Annual Meetings of stockholders. All of our Directors attended the 2004 Annual Meeting of Stockholders held on May 21, 2004.

Aon Corporation 2004

REPORT OF THE AUDIT COMMITTEE

        Based on the New York Stock Exchange listing standards, the Board of Directors has determined that each member of the Audit Committee is an independent director. In addition, the Board of Directors has determined that John W. Rogers, Jr. is an "audit committee financial expert," as defined by the SEC rules, and that Mr. Rogers has accounting and related financial management expertise within the meaning of the NYSE listing standards. All members of the Audit Committee are financially literate. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on March 18, 2005, a copy of which is attached to this proxy statement as Appendix A. The charter complies with all current regulatory requirements. The Audit Committee held nine meetings during fiscal year 2004.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls and preparing the financial statements.

        Ernst & Young LLP, Aon's independent auditor for 2004, is responsible for expressing opinions on the conformity of Aon's audited financial statements with U.S. generally accepted accounting principles and on management's assessment of the effectiveness of Aon's internal control over financial reporting.

        The Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the year ended December 31, 2004, as well as management's assessment of the effectiveness of Aon's internal control over financial reporting. The Audit Committee has discussed with E&Y the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as may be amended or supplemented. E&Y has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as may be amended or supplemented, and the Audit Committee discussed with E&Y that firm's independence. The Audit Committee concluded that the provision of non-audit services to Aon and its affiliates is compatible with maintaining E&Y's independence.

        The Audit Committee discussed with our internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management, the independent auditors, and the internal auditors.

Aon Corporation 2004

        In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has approved, and the Board of Directors has requested that stockholders ratify, the selection of Ernst & Young LLP as our independent auditor for the year 2005.

John W. Rogers, Jr., Chairman	Gloria Santona
Robert S. Morrison	Carolyn Y. Woo
Richard C. Notebaert

Aon Corporation 2004

EXECUTIVE COMPENSATION

        The following table discloses the compensation received by the Chief Executive Officer of Aon and Aon's four other most highly compensated executive officers during 2004, for each of the last three years in which such individual served as an executive officer of Aon. We refer to these individuals in this proxy statement as the "named executive officers" of Aon.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)(3)	Other Annual Compensation($)(4)	Restricted Stock Award(s)($)(5)	Securities Underlying Options(#)	All Other Compensation($)(6)
Patrick G. Ryan Chairman, Chief Executive Officer & Director(7)	2004 2003 2002	1,161,058 1,125,000 1,125,000	-0- 1,250,000 -0-	140,610 143,066 190,323	-0- -0- -0-	300,000 500,000 250,000	166,216 26,250 104,690
Dennis L. Mahoney(8) Chairman and Chief Executive Officer—Aon Limited	2004	1,300,177(9)	523,165(3)	549,153	194,611	100,000	-0-
Dirk P.M. Verbeek(8) Chairman and Chief Executive Officer—Aon Holdings b.v.	2004	1,200,314(10)	470,835(3)	295,075	175,131	100,000	-0-
David P. Bolger(11) Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2004 2003	774,039 715,385	560,000 750,000	2,000 1,925	1,560,316 2,042,000	100,000 100,000	6,150 -0-
Donald C. Ingram(8) Chairman and Chief Executive Officer—Aon Consulting Worldwide, Inc.	2004	696,635	540,000	4,306	200,872	100,000	6,150

(1)
In the proxy statement for the 2004 Annual Meeting of Stockholders, Aon reported that the named executive officers received no increase in base salaries for 2004. The difference between the base salary shown for 2004 compared to 2003 for each of Mr. Ryan and Mr. Bolger results from regular payroll scheduling for U.S. employees, and is not due to an increase in base salary for Mr. Ryan or Mr. Bolger.

(2)
Bonus amounts reflect the bonus earned for the year shown, regardless of the time of payment. In accordance with Aon's Incentive Stock Program ("ISP"), twenty percent (20%) of the bonus amount earned in 2004 will be paid to each of the named executive officers in the form of restricted stock units ("RSUs"). As a result, the bonus amount paid in cash and shown in this column for 2004 represents eighty percent (80%) of the total bonus earned for 2004. For information regarding the bonus amount paid in RSUs, please refer to footnotes 3 and 5.

Aon Corporation 2004

(3)
In accordance with Aon's ISP, twenty percent (20%) of the bonus amount earned in 2004 will be paid to each of the named executive officers in the form of restricted stock units ("RSUs"). In addition, pursuant to the ISP, Aon will provide an enhancement award of an additional ten percent (10%) of the bonus amount in the form of RSUs. As a result, on March 17, 2005, Mr. Mahoney received 8,392 RSUs, Mr. Verbeek received 7,552 RSUs, Mr. Bolger received 8,983 RSUs and Mr. Ingram received 8,662 RSUs. These amounts paid in the form of RSUs are reported under "Long-Term Compensation—Restricted Stock Award(s)." For more information regarding the terms of the RSUs, refer to footnote (5). For purposes of calculating the number of RSUs to be issued to each of the named executive officers, a price of $23.38 was used, which represents the average of the high and low price of a share of Common Stock on March 17, 2005. In addition, for purposes of calculating the bonus amount to be paid in cash and RSUs to be issued to Messrs. Mahoney and Verbeek, March 17, 2005 currency translation rates of 0.519913 British pounds sterling to $1.00 and 0.747608 Euros to $1.00 were used, respectively.

(4)
For 2004, this amount represents: (a) for Mr. Ryan, the value of company-provided services in connection with personal use of aircraft in the amount of $121,360 and an automobile allowance of $19,250; (b) for Mr. Mahoney, forgiveness of a company loan, and taxes related thereto, in the amount of $312,247, a mortgage subsidy of $171,302, an automobile allowance of $57,786, a fuel allowance of $3,829, club fees of $2,446 and a travel expense incurred for Mr. Mahoney's spouse of $1,543; (c) for Mr. Verbeek, compensation of $216,875 for the adverse financial consequences related to the repayment of a company loan by Mr. Verbeek prior to its maturity, compensation for interest, and taxes related thereto, of $34,527 in connection with a company loan, an automobile allowance of $35,464 and an expense allowance of $8,209; (d) for Mr. Bolger, a company contribution to a program providing financial planning and tax return services for certain executives of $2,000; and (e) for Mr. Ingram, personal use of a company-leased car of $4,306.

For 2004, the amount shown for Mr. Ryan for company-provided services in connection with the personal use of aircraft has been calculated based on the incremental cost to Aon of such services. The amounts shown for 2003 and 2002 have been re-calculated in accordance with this methodology. In prior years, the amount was calculated using appropriate multiples of the Standard Industry Fare Level ("SIFL") rate. The services have been valued using a method that takes into account the following: maintenance, parts and labor; aircraft fuel expenses; landing, parking and flight planning services; supplies and catering; and crew travel expenses.

(5)
The amounts in this column represent the dollar value of the restricted stock and RSUs awarded to, or earned as a bonus by, the named executive officers in the relevant fiscal year, calculated by multiplying the closing price of our Common Stock on the date of grant by the number of shares or units awarded.

With respect to the grants of RSUs made on March 17, 2005 and described in footnote 3, the vesting schedules are as follows: (i) 5,595 RSUs granted to Mr. Mahoney, 5,035 RSUs granted to Mr. Verbeek, 5,989 RSUs granted to Mr. Bolger and 5,775 RSUs granted to Mr. Ingram will vest ratably over three years commencing on the first anniversary of the date of grant; and (ii) 2,797 RSUs granted to Mr. Mahoney, 2,517 RSUs granted to Mr. Verbeek, 2,994 RSUs granted to Mr. Bolger and 2,887 RSUs granted to Mr. Ingram will cliff vest on the third anniversary of the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $23.19 on March 17, 2005. No voting rights attach to the unvested units. Dividend equivalents are paid quarterly on the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

Aon Corporation 2004

With respect to the grants made to Mr. Bolger of 50,000 RSUs on March 18, 2004 and 100,000 RSUs on January 8, 2003, the vesting schedule is as follows: under the terms of the Aon Stock Incentive Plan, twenty percent (20%) of the RSUs vest on each of the third and tenth anniversaries of continuous employment from the date of grant, and ten percent (10%) of the RSUs vest on each of the fourth through ninth anniversaries of continuous employment from the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $27.04 on March 18, 2004 and $20.42 on January 8, 2003. No voting rights attach, and no dividends are paid, on the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

As of December 31, 2004, the number and market value of unvested RSUs held by each of the named executive officers (based upon a closing price of $23.86 per share of Common Stock) was: Mr. Ryan, 0 units and $0; Mr. Mahoney, 55,500 units and $1,324,230; Mr. Verbeek, 4,500 units and $107,370; Mr. Bolger, 150,000 units and $3,579,000; and Mr. Ingram, 13,500 units and $322,110.

(6)
For 2004, this amount represents: (a) for Mr. Ryan, a distribution from a supplemental retirement arrangement in the amount of $99,543, a cash payment of $60,523 in exchange for the surrender of rights under a life insurance policy and a contribution of $6,150 by Aon to the Aon Savings Plan, a defined contribution plan; (b) for Mr. Bolger, a contribution of $6,150 by Aon to the Aon Savings Plan, a defined contribution plan; and (c) for Mr. Ingram, a contribution of $6,150 by Aon to the Aon Savings Plan, a defined contribution plan.

(7)
Mr. Ryan served as Chairman and Chief Executive Officer of Aon until April 4, 2005. He currently serves as Executive Chairman of Aon.

(8)
Although Messrs. Mahoney, Verbeek and Ingram were employed by Aon in 2002 and 2003, they were not executive officers of Aon in either 2002 or 2003. As a result, no compensation disclosure is provided for those years for these individuals.

(9)
For purposes of consistency, these amounts have been converted from British pounds sterling to U.S. dollars based on a December 31, 2004 currency translation rate of 0.51916 British pounds sterling to $1.00.

(10)
Of this amount, $567,601 was paid to Mr. Verbeek in United States dollars. For purposes of consistency, the remaining amount has been converted from Euros to U.S. dollars based on a December 31, 2004 currency translation rate of 0.73314 Euros to $1.00.

(11)
Mr. Bolger commenced employment with Aon in January 2003. As a result, no compensation information is shown for him in 2002.

Aon Corporation 2004

Option Grants in 2004 Fiscal Year

        Information regarding options to purchase shares of Common Stock granted to each of the named executive officers during 2004 is set forth below. The options are subject to the terms of the Aon Stock Incentive Plan.

Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise or Base price($/Share)	Expiration Date	Grant Date Present Value($)(2)
Patrick G. Ryan	300,000	5.73	$27.155	March 18, 2014	$1,685,513
Dennis L. Mahoney	100,000	1.91	$27.155	March 18, 2014	$561,838
Dirk P.M. Verbeek	100,000	1.91	$27.155	March 18, 2014	$561,838
David P. Bolger	100,000	1.91	$27.155	March 18, 2014	$494,963
Donald C. Ingram	100,000	1.91	$27.155	March 18, 2014	$561,838

(1)
With the exception of the options granted to Mr. Bolger, options granted in 2004 become exercisable with respect to thirty-three percent (33%) of the shares on each of the second and fourth anniversaries of continuous employment of the grant date and thirty-four percent (34%) of the shares on the third anniversary of continuous employment of the grant date. The options granted to Mr. Bolger became exercisable with respect to thirty-three percent (33%) of the shares on the grant date, and become exercisable with respect to an additional thirty-four percent (34%) of the shares on the third anniversary of continuous employment of the grant date and the remaining thirty-three (33%) of the shares on the fourth anniversary of continuous employment of the grant date. The Organization and Compensation Committee can take action to cause options to become exercisable on an accelerated basis.

(2)
As permitted by SEC rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Aon's use of this model does not constitute an endorsement of its accuracy in valuing options. All stock option valuation models, including the Black-Scholes option pricing model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value of the option grants set forth in the table, all of which were awarded on March 18, 2004: a volatility rate of 27.00%, a risk-free interest rate of 3.322%, a dividend yield of 2.300% and that 1.0 year on average elapses between vesting and exercise.

Aon Corporation 2004

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on stock option exercises in 2004 by each of the named executive officers, the number of shares subject to options at December 31, 2004 and the value of unexercised in-the-money options at December 31, 2004:

			# Shares Subject to Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	# Shares Acquired on Exercise	Value Realized$	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick G. Ryan	-0-	n/a	1,464,000	1,161,000	n/a	$905,000
Dennis L. Mahoney	-0-	n/a	195,000	250,000	n/a	$409,500
Dirk P.M. Verbeek	-0-	n/a	281,750	306,750	n/a	$409,500
David P. Bolger	-0-	n/a	33,000	167,000	n/a	$342,000
Donald C. Ingram	-0-	n/a	152,250	291,750	n/a	$167,500

(1)
Calculated by determining the difference between (i) the exercise price of unexercised in-the-money options and (ii) the average of the high and low price of a share of Common Stock as of December 31, 2004.

Aon Corporation 2004

Pension Plan Tables

Pension Plan Table—United States

        The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65 years) under Aon's U.S. qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under the US non-qualified supplemental pension plan (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with Aon and our subsidiaries:

	Years of Service
REMUNERATION	10	15	20	25	30	35	40
$ 425,000	$62,963	$96,305	$117,731	$136,178	$154,625	$173,072	$183,674
$ 600,000	82,220	125,886	154,136	178,533	202,929	227,326	241,254
$ 750,000	101,706	155,751	190,829	221,165	251,501	281,838	299,042
$1,000,000	136,373	208,858	256,054	296,927	337,800	378,674	401,673
$1,250,000	171,040	261,965	321,279	372,689	424,100	475,510	504,305
$1,500,000	205,708	315,072	386,503	448,451	510,399	572,346	606,937
$1,750,000	240,375	368,179	451,728	524,213	596,698	669,182	709,568
$2,000,000	275,042	421,287	516,953	599,975	682,997	766,019	812,200
$2,250,000	309,709	474,394	582,178	675,737	769,296	862,855	914,831
$2,500,000	344,376	527,501	647,403	751,499	855,595	959,691	1,017,463
$2,750,000	379,043	580,608	712,627	827,261	941,894	1,056,527	1,120,094
$3,000,000	413,710	633,715	777,852	903,022	1,028,193	1,153,363	1,222,726
$3,250,000	448,378	686,822	843,077	978,784	1,114,492	1,250,199	1,325,358
$3,500,000	483,045	739,929	908,302	1,054,546	1,200,791	1,347,036	1,427,989
$3,750,000	517,712	793,036	973,527	1,130,308	1,287,090	1,443,872	1,530,621
	New Hire in 2003
$500,000	$76,711	$114,048	$150,199	$185,411	$219,193	$251,212	$274,556

        A participant's remuneration subject to the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary and certain eligible bonus payments for the five consecutive calendar plan years during the last ten years of the participant's career for which the average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with Aon and our subsidiaries. For plan purposes, earnings in excess of $500,000 for years after 2001 are not included in the calculation of benefits. Subject to the limitations set forth in the following paragraph, pensionable earnings in 2004 and the estimated years of service for each named executive officer are: Mr. Ryan $2,411,058 and 25 years; Mr. Ingram $1,354,760 and 33 years; and Mr. Bolger $1,524,039 and 12 years. Estimated years of service for Mr. Bolger reflect an additional ten years of service granted in accordance with a supplemental pension benefit awarded pursuant to his employment agreement.

        Mr. Mahoney and Mr. Verbeek do not participate in the Aon Pension Plan or the Excess Benefit Plan because they do not reside in the United States. The pension plans in which they participate are described below. Mr. Case does not participate in the Aon Pension Plan or the Excess Benefit Plan because participation under both plans was closed to employees hired after December 31, 2003. Instead, like all employees hired in 2004 or later, Mr. Case may, at his election, participate in the Aon

Aon Corporation 2004

Savings Plan, a defined contribution 401(k) plan, and in a sub-account under such plan (the Aon Retirement Account) to which Aon may make a discretionary contribution for employees hired on or after December 31, 2003. Mr. Case will also be eligible to participate in a non-qualified defined contribution plan for executives hired after December 31, 2003.

        The annual pension amounts included in the table above are based upon the following assumptions: (1) that retiring participants have attained age 65 and are fully vested; (2) that retiring participants have chosen to have benefits payable as straight life annuities; and (3) that maximum compensation used in calculating pension benefits is $500,000 for plan years on and after January 1, 2002. The annual pension amounts shown in the table for an employee hired in 2003 reflect future benefits at age 65 with the number of years of service indicated assuming that the employee always earns the maximum considered compensation of $500,000.

Pension Plan—United Kingdom

        Mr. Mahoney is a named executive officer of Aon and is entitled to an annual pension benefit from the Aon A&A U.K. Pension Scheme. A participant's Final Pensionable Salary is subject to the rules of the scheme and is the average of his or her base salary as of the last three consecutive April 1st dates prior to leaving or retirement. Subject to specific provisions of the Aon A&A U.K. Pension Scheme, Mr. Mahoney is granted a pension benefit equal to two-thirds of his Final Pensionable Salary at age 60. Mr. Mahoney's Pensionable Salary, as at April 1, 2004, and the estimated years of service are £675,000 ($1,300,177) and 20 years, respectively. A current estimate of the annual benefit to be provided to Mr. Mahoney at age 60 is £426,000 ($820,556). The amounts shown in parentheses have been converted from British pounds sterling to U.S. dollars based on a December 31, 2004 currency translation rate of 0.51916 British pounds sterling to $1.00.

Pension Plan Table—Netherlands

        Mr. Verbeek is a named executive officer of Aon and is entitled to an annual pension benefit from Aon Holdings b.v.'s defined benefit pension scheme. The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (62 years) under the defined benefit pension scheme:

	Years of Service
REMUNERATION	10	15	20	25	30	35	37
€ 400,000	€ 71,798	€107,696	€143,595	€179,494	€215,393	€251,292	€265,651
€ 500,000	90,717	136,075	181,433	226,792	272,150	317,508	335,651
€ 600,000	109,636	164,453	219,271	274,089	328,907	383,725	405,651
€ 700,000	128,555	192,832	257,109	321,387	385,664	449,941	475,652
€ 800,000	147,474	221,210	294,947	368,684	442,421	516,158	545,652
€ 900,000	166,393	249,589	332,785	415,982	499,178	582,374	615,652
€1,000,000	185,312	277,967	370,623	463,279	555,935	648,591	685,653

        A participant's remuneration subject to the Netherlands Pension Scheme is final twelve month salary payments with an 8% load for holiday allowance. Pensionable earnings in 2004 and the estimated years of service for Mr. Verbeek are €430,640 ($587,391) and 29.5 years. The amount shown in parentheses in this paragraph has been converted from Euros to U.S. dollars based on a December 31, 2004 currency translation rate of 0.73314 Euros to $1.00. Estimated years of service for Mr. Verbeek

Aon Corporation 2004

reflect an additional 13.5 years of service granted in accordance with a transfer of pension rights from his former employer.

        The annual pension amounts included in the table above are based upon the following assumptions: (1) that retiring participants have attained age 62 and are fully vested; and (2) that retiring participants have chosen to have benefits payable as straight life annuities. Mr. Verbeek may be eligible for a supplemental pension benefit from Aon Holdings b.v. if he elects to retire on or after attainment of age 55 but prior to age 62. The annual amount of the supplemental pension benefit would be 75% of Mr. Verbeek's final base salary in the Netherlands (currently €463,867/U.S. $632,712). Aon Holdings b.v. would also continue to pay all required social security charges, healthcare premiums and pension contributions.

Employment and Severance Agreements

Employment Agreements

        Messrs. Case, Mahoney, Verbeek and Bolger have entered into employment agreements with Aon, which are described below. Neither Mr. Ryan nor Mr. Ingram is party to an employment agreement with Aon.

        Aon has entered into an Employment Agreement with Gregory C. Case, our President and Chief Executive Officer, dated April 4, 2005, which commenced April 4, 2005 and will expire April 3, 2010 unless terminated earlier. The agreement provides Mr. Case will be employed as Aon's President and Chief Executive Officer. The agreement also provides that Mr. Case will be appointed to Aon's Board of Directors, and will be nominated for election as a Director at each subsequent annual meeting of stockholders during the period of his employment.

        The agreement provides for a base salary of $1,500,000, subject to adjustment at the discretion of the Board of Directors, and an annual incentive bonus of up to 250% of his base salary, with a targeted annual incentive bonus of not less than 125% of his base salary. The agreement provides that Mr. Case's incentive bonus for 2005 shall be not less than $1,875,000 and will be paid in cash.

        Upon commencement of his employment, Mr. Case will receive: (i) a restricted stock unit award of 125,000 shares of Aon common stock, which will vest in four installments of 12,500 shares on each of the first through fourth anniversaries of the date of grant and in a final installment of 75,000 shares on the fifth anniversary of the date of grant; and (ii) a nonqualified stock option award to purchase 1,000,000 shares of Aon common stock, which will vest in three equal annual installments on each of the second through fourth anniversaries of the date of grant. The restricted stock unit award and the portion of the stock option award related to 325,000 shares shall be granted outside of the 2001 Aon Stock Incentive Plan. During the term of his employment, Mr. Case will also receive an annual option grant with a Black-Scholes value of not less than $1,800,000. In addition, the agreement provides that Mr. Case shall be provided with life insurance coverage in the amount of $5,000,000 during the term of the agreement. If Mr. Case's employment is terminated for any reason other than by Aon for cause (as defined in the agreement) after Mr. Case has attained at least age 50 and completed at least 10 years of continuous employment, Mr. Case, his spouse and his dependent children shall be eligible for coverage under Aon's retiree medical program.

        In the event of Mr. Case's death during the term of the agreement, his heirs, executors or the administrators of his estate shall receive: (i) his accrued base salary through and including his date of death; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through

Aon Corporation 2004

and including his date of death; (iv) other employee benefits to which he was entitled at the time of his death in accordance with the terms of the plans and programs of Aon; and (v) continued vesting of the stock options and awards granted to him pursuant to the agreement. If Mr. Case's employment is terminated due to his incapacity or disability, he will receive the payments and benefits set forth in items (i) through (v) of the immediately preceding sentence.

        If Aon terminates Mr. Case's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Board of Directors (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination; and (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of Aon. In the event of a termination for cause, Mr. Case must immediately resign from the Board of Directors.

        If Aon terminates his employment for any other reason (other than for cause as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of Aon; provided that Aon shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under Aon's retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted stock unit award and continued vesting of the stock option awards granted to him pursuant to the agreement; and (vi) a lump sum cash payment equal to two times the sum of Mr. Case's base salary and his target annual incentive bonus for the bonus year in which his employment terminates, provided that for purposes of this calculation, Mr. Case's base salary and target annual bonus will be no less than his initial base salary and initial target bonus. If Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), he will be entitled to receive the payments and benefits set forth in items (i) through (vi) of the immediately preceding sentence.

        Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

        Aon Group, Inc. has entered into an Employment Agreement with Dennis L. Mahoney, Chairman and Chief Executive Officer of Aon Limited, dated November 30, 1998, which agreement provides for a base salary of not less than £450,000 (U.S. $866,785); and an annual discretionary bonus of up to 150% of his base salary. The agreement also provides that Mr. Mahoney is entitled to receive a mortgage subsidy. If Aon terminates his employment for any reason (other than for cause), Mr. Mahoney will be entitled to receive his base salary and benefits, including pension benefits, in effect at the date of such termination through the original term of the agreement, which ends on November 30, 2008. Non-competition and non-solicitation covenants apply to Mr. Mahoney for a period of up to two years following the termination of his employment without regard to the reason for such termination.

        Aon Holdings b.v. has entered into an Employment Agreement with Dirk P.M. Verbeek, Chairman and Chief Executive Officer of Aon Holdings b.v., dated October 31, 1988, which agreement provides

Aon Corporation 2004

for a base salary of NLG 412,000, subject to adjustment but not below NLG 412,000. Non-competition covenants apply to Mr. Verbeek for a period of three years following the termination of his employment. The agreement does not contain a termination date.

        Aon has entered into an Employment Agreement with David P. Bolger, our Chief Financial Officer, Chief Administrative Officer and Executive Vice President, dated January 1, 2003, which commenced January 8, 2003 and will expire December 31, 2009 unless terminated earlier. The agreement provides for a base salary of $750,000, subject to adjustment but not below $750,000; and an annual incentive bonus of up to 150% of his base salary. In addition, the agreement provides that Mr. Bolger shall receive a supplemental pension benefit equal to his actual years of service with Aon plus ten years. This supplemental pension benefit shall be paid to Mr. Bolger at age 65, or upon termination of employment, if later. In the event of Mr. Bolger's death during the term of the agreement, his executor or the administrator of his estate shall receive a lump sum cash amount equal to his salary at the rate in effect at the time of his death to which he would have been entitled from the date of his death through the original term of the agreement, subject to reduction for benefits paid to him under any individual or group life insurance policy maintained by us for the benefit of Mr. Bolger. If Mr. Bolger's employment is terminated due to his disability or incapacity, he will receive his base salary, at the rate in effect at the date of such termination of employment, until January 8, 2011, subject to reduction for benefits paid to him under any disability insurance policy maintained by us for his benefit. If Aon terminates Mr. Bolger's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Governance/Nominating Committee of the Board of Directors, Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination for a period of two years following such termination. If Aon terminates his employment agreement for any other reason (other than for cause as defined in the agreement), Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination through the original term of the agreement. Non-competition and non-solicitation covenants apply to Mr. Bolger for a period of two years following the termination of his employment without regard to the reason for such termination.

Severance Agreements

        Aon has entered into severance agreements with certain of its key executive officers, including Messrs. Case, Mahoney, Verbeek, Bolger and Ingram. Mr. Ryan is not party to a severance agreement.

        The severance agreements are intended to secure the continued service and to ensure the dedication and objectivity of these executives in the event of an actual or threatened change in control of Aon.

        The agreements provide that covered executives receive the following severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon: (a) the executive's base salary through the date of termination, a pro rated bonus based upon the executive's average annual cash incentive for the preceding three years and any accrued vacation pay; (b) for key executive officers other than Mr. Case, three times the executive's highest annual base salary in effect during the 12-month period prior to the date of termination (with regard to Mr. Case, three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs); (c) the amount forfeited by the executive under any qualified defined contribution plan; and (d) the executive's accrued benefits under Aon's nonqualified benefit plans, which shall vest and be payable with three additional years of age and service credit and, in the

Aon Corporation 2004

case of the supplemental savings plan, three additional years of plan contributions. Qualifying terminations consist of termination by Aon other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), in each case in connection with or within two years following a change in control.

        The agreements for executives also require that Aon maintain medical, dental and life insurance on behalf of the executive for three years, or until the executive becomes eligible for substantially equivalent benefits from another employer. In addition, all stock options and other equity awards will become fully vested and each option will be exercisable until the expiration of its term. The agreements for executives not based in the United States will be modified to conform to local benefit practices and to comply with local laws.

        A "change in control" for purposes of the agreements generally consists of any of the following: (a) an acquisition of 30% or more of either Aon's outstanding common stock or the combined voting power of the outstanding securities entitled to vote; (b) a change in the majority of the current Board; (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Aon (unless the existing stockholders receive more than 60% of the combined voting power of the surviving company, no person or group owns 30% or more of the common stock or voting securities and there is no change in the majority of the Board); and (d) a liquidation or dissolution of Aon.

        As a condition to the receipt of payments and benefits pursuant to the agreements for executives, the executive is required to enter into an agreement with Aon providing that the executive will not compete with Aon or solicit employees or customers of Aon for a two-year period and will not use or disclose any confidential information of Aon.

        If an executive is entitled under the agreements for Tier 1 executives to severance payments and benefits or the vesting of equity awards, and any payment pursuant to such agreements or which would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to a grossed-up payment from the Company sufficient to pay the amount of such excise tax.

        The Board may terminate the agreements for executives, other than Mr. Case, upon 120 days notice to an executive, provided that no termination may occur if the Board has knowledge of an action to effect a change in control or if there has been a change in control. Mr. Case's agreement may not, without his consent, be amended or terminated during the term of his employment agreement. In any event, the agreements for executives will terminate upon the first to occur of the executive's death and the termination of the employment relationship of the executive prior to a change in control.

Aon Corporation 2004

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

        The Organization and Compensation Committee is comprised exclusively of non-employee directors and operates pursuant to a written charter, which is available on our website at
www.aon.com/about/corp_governance/board_ charters/org_comp_charter.jsp. The Board of Directors has determined, in consultation with the Governance/Nominating Committee, that each member of our Committee is "independent" within the meaning of the rules of the NYSE. In addition, each member of our Committee is independent under the SEC's audit committee independence standards in that no member receives, directly or indirectly, any consulting, advisory or other compensatory fees that would be prohibited. During 2004, we held six meetings, in some cases including executive sessions without management representatives present.

Responsibilities

        The Committee is responsible for ensuring that Aon's executive compensation policies and practices are competitive and appropriate and reflect the long-term interests of stockholders. We are also responsible for reporting on Aon's executive compensation each year, as part of the annual proxy statement.

        We annually evaluate and establish Aon's compensation strategy for senior executives and review the design of incentive compensation programs. The Committee directly approves all compensation for the Chief Executive Officer, other "named executive officers" listed in the Summary Compensation Table appearing on pages 25-27 and 15-20 additional executive officers.

General Compensation Philosophy

        Under the direction of this Committee, Aon has established executive compensation programs, policies and plans that seek to attract and retain executives of the highest caliber and to:

  •
  Motivate and reward management to achieve Aon's short-term and long-term business goals;

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  Align the financial interests of our executives with those of stockholders, both in the short and long term, through the use of equity ownership such as stock options and restricted stock grants;

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  Foster an attitude of teamwork among senior executives; and

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  Promote individual initiative and effort so that contribution to the company as a whole, as well as the attainment of individual performance goals, is encouraged and rewarded.

        The Committee seeks to set executive compensation at levels that are appropriate and competitive, both within Aon's industry and the general-industry marketplace. For this purpose, the Committee annually reviews the levels of executive officer compensation from a nationally recognized general survey source, with a particular focus on available data relating to the position of Chief Executive Officer. In addition, we compare the total compensation of Aon's Chief Executive Officer and other executive officers for whom we are able to find reported comparable compensation data with those of selected peer companies (the "Compensation Comparison Group"). The Compensation Comparison Group is generally comprised of companies that are included in the "Performance Peer Group" used for the Performance Graph on page 41 as well as additional companies, either in our industry or outside, with whom Aon competes for executive talent and financial capital. We periodically review the

Aon Corporation 2004

composition of the Compensation Comparison Group to ensure it remains relevant, and update it accordingly.

        Although we do not use a specific formula to set pay in relation to this market data, we generally set executive officers' total compensation targets at the median level for comparable jobs in the marketplace. However, when Aon's business units meet or exceed certain predetermined financial or non-financial goals, amounts paid under the performance-based incentive compensation programs may lead to total cash compensation levels that are higher than the median level for comparable jobs. Conversely, total cash compensation levels may be below the median level for comparable jobs when financial and non-financial goals are not met. The Committee may take into consideration in setting a particular executive officer's targeted total compensation that officer's future potential with Aon, which could result in total compensation in excess of the median level for comparable jobs.

        The Committee has retained an independent consultant to provide expertise on various matters coming before the Committee and to assist us in fulfilling our responsibilities. This consultant is engaged by, and reports directly to, the Committee.

Elements of Executive Compensation

        The three major elements of our executive compensation program are base salary, annual incentive, and long-term incentives.

        We approve each element of Aon executive officers' compensation; however, Mr. Ryan has recommended to us the compensation levels for the executive officers that report directly to him because he has substantially greater knowledge of the contributions made by those executive officers. It should be noted that when we consider any element of an executive officer's compensation, the aggregate amount and mix of the components are taken into consideration in our decisions.

        Base Salary—Salaries for executive officers are reviewed in the first quarter of each year. In determining individual salaries, we consider the scope of job responsibilities, individual contributions, company-wide and business unit performance and competitive levels for comparable positions in the marketplace.

        Annual Incentive—At the beginning of each year we establish a performance measure for Aon as a whole, and separately Aon adopts an incentive compensation plan emphasizing financial and operational objectives for each major business unit, which are designed to promote key company initiatives. After the end of the year, actual results are compared with these goals to determine earned incentive awards.

        Annual incentive payments are based on individual performance, objective financial goals and subjective measures. Criteria differ for named executive officers and other executive officers that manage principal business units.

        For 2004, incentive compensation for named executive officers, including the Chairman and Chief Executive Officer, was capped at 180% of salary, pursuant to the Senior Officer Incentive Compensation Plan, which was approved and adopted by Aon's stockholders in 2001. Incentives for the Chairman and Chief Executive Officer and other named executive officers were discretionary and were payable only if Aon achieved a predetermined threshold level of financial performance, as measured by pre-tax net income from ongoing operations. We determined that the pre-established target was achieved and, therefore, annual incentive payments were made to certain of the named executive officers under the plan.

Aon Corporation 2004

        Incentives for most business unit executives, including some of the named executive officers, can range up to 150% of salary and are calculated based on unit performance (up to 75%), Aon's overall results (up to 45%) and subjective measures (up to 30%).

        In 2004, Aon implemented an "incentive stock program." The primary goals are to further focus executives' and employees' attention on the longer-term performance of Aon and to further promote employee retention. Under the incentive stock program, virtually all annual incentive compensation of $50,000 or greater is payable 80% in cash and 20% in restricted stock units. The restricted stock units vest ratably over a three-year period contingent on continued employment and other conditions. In addition, Aon will provide a 10% enhancement to the entire incentive award in the form of additional restricted stock units that become fully vested after the third year contingent on continued employment and other conditions. All restricted stock units awarded in connection with the incentive stock program will be issued pursuant to the Aon Stock Incentive Plan, which was approved and adopted by Aon's stockholders in 2001.

        Long-Term Incentive—The Aon Stock Incentive Plan is designed to reward senior executives for long-term strategic management and subsequent enhancement of stockholder value by providing the executives with an opportunity to acquire an appropriate ownership interest in Aon. The Plan authorizes grants of options and stock-based awards. Options and time-vested restricted stock units have been an effective tool in the attraction and retention of key managers. Options are generally subject to a four-year vesting schedule and restricted stock unit awards are generally subject to a ten-year vesting schedule that, by design, provides an incentive for award recipients to continue their service with us.

        Annually, the Committee reviews and approves individual equity-based awards for executive officers, including the Chief Executive Officer. We determine the amount of each individual's grant based upon market data and the executive's performance for the given year and, in some instances, our appraisal of the executive's long-term future contribution to Aon or the amount of equity-based grants already held by the executive.

Deferred Compensation Plan

        Aon maintains a Deferred Compensation Plan ("DCP") that allows certain employees, including the named executive officers, to defer receipt of their salary and/or annual incentive payments into Aon common stock or accounts that mirror several different investment funds selected by Aon. Participants may defer up to 75% of salary and up to 100% of annual incentive compensation until the date(s) they have specified. Aon does not credit above-market interest on deferred compensation, as that term is defined in the U.S. Internal Revenue Code.

        Aon is not required to make any contributions to the DCP. Aon does not fund the DCP, and participants have an unsecured contractual commitment by Aon to pay the amounts due under the DCP. When such payments are due, the cash and/or stock will be distributed from Aon's general assets.

CEO's Compensation

        The independent non-employee directors meet in the first quarter of each year in executive session to evaluate the performance of the Chairman and Chief Executive Officer, the results of which have been used to determine Mr. Ryan's compensation. In the first quarter of 2004, we reviewed and established Mr. Ryan's 2004 base salary. We did not award a salary increase to him at that time because his existing salary was believed to be consistent with Aon's compensation philosophy.

Aon Corporation 2004

        In general, Mr. Ryan was compensated in 2004 according to the principles and criteria summarized above. Mr. Ryan asked not to be considered for annual incentive compensation for 2004 because of his overall disappointment with the results of Aon, despite the fact that Aon exceeded the performance threshold.

        We awarded Mr. Ryan a stock option grant to purchase 300,000 shares of stock, which becomes exercisable 33.3% annually in each of 2007 through 2009 and requires long-term stock price appreciation for Mr. Ryan to benefit from this grant. The grant expires 10 years from the date of grant. This grant was made based on an assessment of past performance and his long-term contribution to Aon. In addition, this grant was made based on our assessment of Mr. Ryan's performance, market comparability considerations and in order to create further incentive for Mr. Ryan to increase stockholder value in future years. The Committee believes that this grant is an integral component of Mr. Ryan's total compensation package and provides a direct link to the interests of stockholders.

        The Committee also reviewed the value and cost of perquisites and other compensation provided to Mr. Ryan for 2004, and we find Mr. Ryan's total compensation in the aggregate to be reasonable. We specifically considered that Aon does not maintain an employment contract or change in control agreement with Mr. Ryan.

        The other named executive officers are compensated according to the same principles and criteria outlined above. However, in certain cases as described elsewhere in this proxy statement, these individuals may be covered by employment contracts or change in control agreements.

        Effective April 4, 2005, Aon entered into an employment agreement with Gregory C. Case pursuant to which Mr. Case will serve as Aon's President and Chief Executive Officer. The terms of Mr. Case's employment agreement are described elsewhere in this proxy statement under the heading "Employment and Severance Agreements—Employment Agreements." Mr. Ryan, who has served as Aon's Chief Executive Officer since Aon's founding, will become the Executive Chairman of Aon's Board of Directors.

        The Committee reviewed, and its delegate, Mr. McKenna, was instrumental in negotiating, the terms of Mr. Case's employment agreement. The Committee utilized its independent compensation consultant to assist in evaluating Mr. Case's compensation, including components and amounts, relative to Aon's other executive officers and executives of the Compensation Comparison Group. The Committee determined that Mr. Case's employment agreement was advisable and in the best interest of Aon and its stockholders, and the Committee recommended to the full Board of Directors the approval and adoption of the employment agreement.

Policy With Regard to Deductibility of Compensation

        Section 162(m) of the U.S. Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

        Among other factors, the Committee considers the company deductibility of compensation paid to the named executive officers. We recognize that the deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, we have determined that we will not necessarily seek to limit executive compensation to that deductible under Section 162(m), but will make a reasonable effort to administer the program in a tax-effective manner.

Aon Corporation 2004

For example, we believe that all nonqualified stock option profits are deductible at exercise under the Aon Stock Incentive Plan.

        The undersigned members of the Organization and Compensation Committee have submitted this Report on Executive Compensation to the Board of Directors.

        The Organization and Compensation Committee:

Richard C. Notebaert, Chairman	Andrew J. McKenna
Lester B. Knight	Robert S. Morrison
J. Michael Losh	Gloria Santona

Aon Corporation 2004

STOCK PERFORMANCE GRAPH

        The following performance graph shows the annual cumulative stockholder return for the five years ending December 31, 2004, on an assumed investment of $100 on December 31, 1999, in Aon, the Standard & Poor's S&P 500 Stock Index and an index of peer group companies.

        The peer group returns are weighted by market capitalization at the beginning of each year. The peer group index reflects the performance of the following peer group companies which are, taken as a whole, in the same industry or which have similar lines of business as Aon: AFLAC Incorporated; Arthur J. Gallagher & Co.; Marsh & McLennan Companies, Inc.; Brown & Brown, Inc.; Unum Provident Corporation; Watson Wyatt & Company Holdings; and Willis Group Holdings Limited. The performance graph assumes that the value of the investment of shares of our Common Stock and the peer group index was allocated pro rata among the peer group companies according to their respective market capitalizations, and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
Aon Corporation, Standard & Poor's and Peer Group Indices

	1999	2000	2001	2002	2003	2004
AON CORP	100.00	88.18	93.77	51.40	66.99	68.42
S&P 500	100.00	90.90	80.10	62.39	80.29	89.02
PEER Only	100.00	128.56	113.55	109.70	121.82	116.78

Aon Corporation 2004

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2004, the Organization and Compensation Committee was composed of Richard C. Notebaert (Chairman), Lester B. Knight, J. Michael Losh, Andrew J. McKenna, Robert S. Morrison, Gloria Santona and George A. Schaefer. Mr. Schaefer retired from the Committee on May 21, 2004, Mr. Losh served on the Committee from May 21, 2004 to September 17, 2004 and Ms. Santona commenced service on the Committee on September 17, 2004. No member of the Organization and Compensation Committee was, during 2004 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2004, there were no compensation committee interlocks required to be disclosed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Aon has made contractual arrangements to provide ready access to aircraft for executives of Aon and our subsidiaries for business purposes. These arrangements include two dry leases entered into with two aircraft leasing companies affiliated with Patrick G. Ryan, Globe Leasing, Inc. and 17AN Leasing LLC. In addition, Aon provides hangar space and related operating support to Globe Leasing, Inc. and 17AN Leasing LLC in return for negotiated fees. In 2004, Aon and our subsidiaries paid Globe Leasing, Inc. and 17AN Leasing LLC $463,061.82 and $595,670.69, respectively, for usage of aircraft. Globe and 17AN paid Aon $314,889.52 and $250,665.45, respectively, for hangar space and operating support. These amounts are presented on an accrual basis. We believe that all of these arrangements are more favorable to us than would have been obtained by negotiating similar transactions with unrelated third parties. The payments represented in excess of 5% of each of Globe's and 17AN's consolidated gross revenues in 2004 and are expected to do so again in 2005. In addition, Globe and 17AN paid us $89,287.93 and $79,882.07, respectively, as annual insurance premiums for aircraft liability including bodily injury, property damage and hull physical damage (including war risk). Patrick G. Ryan owns 100% of Globe and serves as a director, Chairman of the Board and treasurer; he also indirectly holds 50% of 17AN and serves as a director, Chairman of the Board and Chief Executive Officer.

        During the year 2004 and during the year 2005 to date, we and one or more of our subsidiaries retained Sidley Austin Brown & Wood LLP, a law firm of which R. Eden Martin is Senior Counsel, to perform certain legal services. Mr. Martin is an independent contractor for Sidley Austin Brown & Wood LLP and has no continuing ownership interest in the firm. We anticipate that the firm will continue to be retained to perform services in 2005. During 2004, corporations and other entities with which Directors are or were associated effected insurance brokerage or other transactions with us and certain of our subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of these transactions involved during 2004, or is expected to involve in 2005, payments from or to us and our subsidiaries and affiliates for property and services in excess of 5% of our or the other entity's consolidated gross revenues during 2004.

        On December 14, 2001, certain of our underwriting subsidiaries invested $227.2 million to obtain an ownership interest in Endurance Specialty Insurance Ltd. ("Endurance"), a newly formed Bermuda-based insurer co-sponsored by us, which had an initial capitalization of $1.2 billion and which offers property and casualty insurance and reinsurance on a world-wide basis. Endurance completed an initial public offering on February 27, 2003. These Directors (or their related interests) made investments in Endurance on December 14, 2001 in the following amounts: Patrick G. Ryan—$18 million; Edgar D.

Aon Corporation 2004

Jannotta—$1 million; Lester B. Knight—$250,000; Andrew J. McKenna—$500,000; and Richard C. Notebaert —$1 million. On December 2, 2004, we sold virtually all of our equity investment in Endurance, retaining ownership of 111,335 ordinary shares and warrants to purchase 4,099,200 ordinary shares.

        Resource Automotive, Inc. ("RA"), a subsidiary of Aon Warranty Group, entered into a Marketing and Distribution Agreement (the "Marketing Agreement") with First Look LLC ("First Look") effective January 30, 2004. Patrick G. Ryan, Jr., the son of Patrick G. Ryan, is the Chief Executive Officer of First Look. The Marketing Agreement grants to RA the exclusive right to offer to RA's franchised automobile dealer customers certain proprietary technology and services developed by First Look, and provides that RA is obligated to compensate First Look only when RA's customers actually purchase the proprietary technology and services. RA believes that its ability to offer its customers the First Look technology and services will help RA differentiate itself from its competitors in an increasingly competitive marketplace, which in turn may result in RA obtaining significantly increased sales of its core products. RA further believes that First Look's products are superior to those offered by other potential suppliers, and that the pricing offered by First Look is less than, or equal to what, RA could obtain from others. Under the Marketing Agreement, at the end of a trial period, the Marketing Agreement may be renewed, at RA's sole option. At RA's request, First Look has extended the trial period twice, first to March 31, 2005, and then to September 30, 2005. If RA continues to believe at the end of the trial period that continuing an arrangement with First Look is in RA's business interest and renews the Marketing Agreement, it may be required to meet certain minimum sales obligations in order to continue to obtain the favorable terms applicable during the trial period.

        The terms of the Marketing Agreement were carefully considered by the Governance/Nominating Committee of the Board of Directors to determine whether the Marketing Agreement is in RA's interest and does not contain terms that would not have been arrived at in arms-length negotiations. The Governance/Nominating Committee concluded that, in light of the need for RA to differentiate itself in the marketplace, RA's limited obligations during the trial period, the favorable terms available to RA, and RA's sole right to renew at the end of the trial period, it was appropriate for RA to enter into the Marketing Agreement with First Look. The Governance/Nominating Committee briefed the full Board of Directors on the transaction.

        On January 1, 2005 one of our subsidiaries entered into a five year consulting agreement with Raymond I. Skilling, who served as Executive Vice President and Chief Counsel of Aon until August 2003. Mrs. Skilling and Mrs. Patrick G. Ryan are sisters. Under the terms of the agreement, Mr. Skilling will perform services related to the subsidiary's professional liability brokerage business. The company will pay him an annual fee of $250,000, plus a discretionary bonus, provide office support services, and continue to vest the stock options and stock awards granted to him while he was an employee. During 2005, 9,000 stock awards with a market value of $209,318 have vested, and 69,800 options have vested or will vest. The agreement may be terminated after an initial term of two years by either party upon 180 days' notice.

        In 2004, Ryan Enterprises Group LLC ("REG"), of which Patrick G. Ryan is a director and officer, paid Aon the following amounts: (i) $26,407.53 for the final payment of services provided by Aon relating to the Aon information technology platform, e-mail and telephone support; (ii) $2,011 for the purchase of router equipment from Aon; (iii) $1,725 for the reimbursement of travel services provided by Aon; and (iv) $84,921.31 for insurance premiums paid to insurers related to brokerage services provided by subsidiaries of Aon. As of December 31, 2003, Aon no longer provides REG with telephone and information technology support services.

Aon Corporation 2004

        In 2004, Patrick G. Ryan and Shirley Ryan paid Aon the following amounts: (i) $152,971 for pilot services in connection with the use of personal aircraft; (ii) $4,599.90 for the reimbursement of personal use of company tickets and catering; (iii) $3,384 for the reimbursement of travel services provided by Aon; (iv) $7,369 for the reimbursement of personal expenses; and (v) $194,476 for insurance premiums paid to insurers related to brokerage services provided by subsidiaries of Aon.

        In March 1997, an interest-free loan in the amount of £478,189 was made to Mr. Mahoney by a subsidiary of Aon in connection with the implementation of a long term incentive plan. The loan is repayable only if Mr. Mahoney leaves the employment of Aon prior to December 31, 2006. As long as Mr. Mahoney remains employed by Aon, the terms of the loan provide that twenty percent (20%) of the loan will be forgiven on December 31 of each of 2002 through 2006.

        In November 1997, an interest-free loan of NLG 2,000,000 was made to Mr. Verbeek for the purpose of acquiring real estate. The terms of the loan provided that it would be paid in seven annual installments commencing on October 31, 2005. Mr. Verbeek repaid the loan prior to maturity in May 2004. In connection with the repayment of the loan, Mr. Verbeek received: (i) compensation of $216,875 for the adverse financial consequences related to such prepayment; and (ii) compensation for interest, and taxes related thereto, of $34,527.

LEGAL PROCEEDINGS AGAINST OFFICERS AND DIRECTORS

        Recently a number of actions were filed against certain current and former directors and officers of Aon. These actions include: (1) putative class actions, pending in the Northern District of Illinois, making allegations under the Employee Retirement Security Act of 1974 ("ERISA") that certain directors, officers and retirement plan ("Plan") fiduciaries knew or should have known that business improprieties at Aon, including contingent commission arrangements, steering and leveraging of alleged insurance placements, made Aon stock an imprudent investment alternative for the Plan and breached their fiduciary duties to Plan participants; (2) putative federal securities class actions brought in the Northern District of Illinois, alleging that certain current and former officers and directors failed adequately to disclose that Aon was engaged in allegedly illegal contingent commission agreements, steering and leveraging of insurance placements, and that these activities resulted in Aon having overstated its revenues; and (3) a shareholders' derivative complaint filed in the Circuit Court of Cook County, Illinois, alleging that all of Aon's current directors breached their fiduciary duties to the Company by approving and implementing a business plan that included the receipt of alledgedly unlawful payments from insurance carriers, or alternatively, by failing to be aware of and take steps to alter this business plan. Pursuant to the indemnification provision contained in our Second Amended and Restated Certificate of Incorporation, Aon will advance expenses (including attorneys' fees) incurred by these current and former directors and officers in defending against these actions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent of Aon's common stock, file with the SEC initial reports of ownership and reports of changes in ownership of Aon's common stock. Such directors, executive officers and stockholders are required by regulation to furnish us with copies of such reports. Based solely upon our review of these reports, as well as written representations to the effect that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met during 2004, except as follows: (i) Michael O'Halleran filed one late report on Form 4 relating to a transfer of shares of common stock in the Aon Savings Plan; and (ii) Richard Ravin filed two late reports on Form 4, one relating to a transfer of shares of common stock in the Aon Savings Plan, and one relating to a transfer to a fund tracked in shares of common stock in the deferred compensation plan.

Aon Corporation 2004

AGENDA ITEM NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as Aon's independent registered public accounting firm for the year 2005, subject to ratification by our stockholders. Ernst & Young LLP was first retained as Aon's independent registered public accounting firm in February 1986. Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent registered public accounting firm for the year 2005. In the event a majority of the votes cast at the meeting are not voted in favor of this proposal, the Audit Committee will reconsider the appointment.

        We anticipate that a representative of Ernst & Young LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by stockholders at the Annual Meeting.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

        Audit Fees.    Fees for audit services totaled approximately $15.3 million in 2004, including fees related to Sarbanes-Oxley Section 404; and approximately $10.0 million in 2003. For both years, audit fees included services associated with the annual audit, the reviews of Aon's documents filed with the SEC, and statutory audits required domestically and internationally. Fees for required statutory audits and attestation reports in various domestic and foreign jurisdictions were $6.8 million and $5.6 million in 2004 and 2003, respectively.

        Audit-Related Fees.    Fees for audit-related services totaled approximately $0.9 million in 2004. There were no individual projects that exceeded $250,000. In 2003, fees for audit-related services totaled approximately $1.8 million, including fees related to Sarbanes-Oxley Section 404 review services ($0.7 million). There were no other individual projects that exceeded $250,000. Audit-related fees also included services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

        Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $2.6 million in 2004 and $3.2 million in 2003.

        All Other Fees.    Fees for all other services not included above totaled approximately $0.3 million in 2004. There were no individual projects that exceeded $250,000. In 2003, fees for all other services totaled approximately $1.9 million, which principally included an FSA Readiness Project in the United Kingdom ($0.6 million). There were no other individual projects that exceeded $250,000.

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided and is subject to a specific engagement authorization. The Audit Committee requires that the independent registered public accounting firm and management

Aon Corporation 2004

report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

        The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the initial pre-approval. In those circumstances, the Audit Committee requires that specific pre-approval be obtained before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

        All audit and non-audit services provided by the independent registered public accounting firm during 2004 were pre-approved.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting of Stockholders must submit their proposals to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, Illinois 60601, on or before December 12, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

        In accordance with our by-laws, in order to nominate a candidate for election as a Director or properly bring other business before the 2006 Annual Meeting of Stockholders, a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, Illinois 60601, not less than 75 nor more than 100 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than February 9, 2006 and no later than March 6, 2006.

ANNUAL REPORT ON FORM 10-K

        We will furnish without charge to each person whose proxy is being solicited, upon such person's request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Office of the Corporate Secretary of Aon, 200 East Randolph Street, Chicago, IL 60601. Our Annual Report on Form 10-K will also be available free of charge through our web site (http://www.aon.com).

INCORPORATION BY REFERENCE

        Appendix B to this proxy statement contains our 2004 Annual Financial and General Information Report, including our consolidated financial statements and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in Appendix B and the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), the Organization and Compensation Committee Report on Executive Compensation and the Stock Performance Graph, as well as Appendix A to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Aon Corporation 2004

OTHER MATTERS

        The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than that which is described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

                      By Order of the Board of Directors,

                      Kevann M. Cooke

                      Vice President and Corporate Secretary

Chicago, Illinois
April 14, 2005

Aon Corporation 2004

APPENDIX A

AON CORPORATION
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
March 2005

Organization:

        This charter governs the operations of the Audit Committee. At least annually, the Committee shall review and reassess the charter and obtain approval thereof by the Board of Directors.

        The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom meets the independence requirements of the New York Stock Exchange and the following additional requirements:

  •
  Committee members may not receive any compensation from the Company other than directors' fees;

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  A director who holds 20% or more of the Company's common stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Committee; and

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  Committee members shall be prohibited from receiving any consulting, advisory or compensation fees from the Company.

        In addition, all Committee members shall be financially literate, and at least one Committee member shall qualify as an "audit committee financial expert," as such term is defined by the Securities and Exchange Commission.

Statement of Policy:

        The purpose of the Committee is to (a) assist the Board of Directors in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and ethics programs established by management and the Board, (iii) the independent auditor's qualifications and independence and (iv) the performance of the Company's internal audit function and independent auditor and (b) prepare the report of the Committee that the Securities and Exchange Commission rules require to be included in the Company's annual proxy statement. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditor, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered (at the Company's expense) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes:

        An important responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate

Aon Corporation 2004

actions to set the overall "tone" for quality financial reporting, sound business practices and ethical behavior.

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  •
  The Committee shall be responsible for the appointment, retention, termination, compensation and oversight of the Company's independent auditor. The Committee shall also be responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

  •
  The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Company shall review periodically with management and internal audit these procedures and any significant complaints received.

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  The Committee shall preapprove all auditing and non-audit services to be provided to the Company by the independent auditor, subject to any exceptions provided in the Securities Exchange Act of 1934. The Committee may delegate to one or more of its members the authority to grant such preapprovals, provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

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  The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

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  After reviewing the foregoing report and the independent auditor throughout the year, the Committee shall evaluate the independent auditor's qualifications, including a review and evaluation of the lead partner of the firm assigned to the Company's audit. The Committee shall consider whether there should be regular rotation of the lead partner or the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

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  The Committee shall meet to review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including reviewing the Company's specific disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." This review should include a discussion of the judgments of management and the independent auditor about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. As part of this review and discussion, the Committee shall consider the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under auditing standards generally accepted in the United States.

  •
  The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Aon Corporation 2004

  •
  The Committee shall, as appropriate (at the Company's expense), obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties without necessarily seeking Board approval.

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  The Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The Committee shall discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

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  The Committee shall meet separately, periodically, with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor.

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  The Committee shall review with the independent auditor any audit problems or difficulties and management's response. The review shall include a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

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  Advance approval by the Committee, or Committee Chair acting on behalf of the Committee, shall be required prior to the appointment, reassignment or dismissal of the senior internal audit executive.

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  The Committee shall set clear hiring policies for employees or former employees of the independent auditor. Advance approval by the Committee, or Committee chair acting on behalf of the Committee, shall be required prior to the hiring of any partner or senior manager from the independent auditor who has worked on the Company's account during the past three years.

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  The Committee shall report regularly to the Board of Directors.

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  The Committee shall conduct an annual performance evaluation of the Committee.

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  The Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

  •
  Committee members shall accept directors' fees as their sole compensation from the Company. However, Committee members may receive additional directors' fees to compensate them for the significant time and effort they expend to fulfill their duties as Committee members.

  •
  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Aon Corporation 2004

APPENDIX B

2004 Annual Financial and General Information Report

Table of Contents
B-2	Management's Discussion and Analysis of Financial Condition and Results of Operations
B-50	Consolidated Statements of Income
B-52	Consolidated Statements of Financial Position
B-54	Consolidated Statements of Cash Flows
B-55	Consolidated Statements of Stockholders' Equity
B-56	Notes to Consolidated Financial Statements
B-114	Report of Independent Registered Public Accounting Firm on Financial Statements
B-115	Management's Report on Internal Control Over Financial Reporting
B-116	Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
B-118	Selected Financial Data
B-119	Quarterly Financial Data
B-120	Certifications
B-121	Board of Directors
B-122	Corporate Officers
B-123	Corporate and Stockholder Information

Aon Corporation 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis is organized as follows:

I.	OVERVIEW
Key Drivers of Financial Performance
Executive Summary of 2004 Financial Results
II.	KEY RECENT EVENTS
Investigation by the New York Attorney General and Other Regulatory Authorities
Investment in Endurance Common Stock and Warrants
Sale of Certain Businesses
III.	CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Pensions
Contingencies
Policy Liabilities
Valuation of Investments
Intangible Assets
IV.	REVIEW OF CONSOLIDATED RESULTS
General
Summary Results for 2002 through 2004
Consolidated Results for 2004 Compared to 2003
Consolidated Results for Fourth Quarter 2004 Compared to Fourth Quarter 2003
Consolidated Results for 2003 Compared to 2002
V.	REVIEW BY SEGMENT
General
Risk and Insurance Brokerage Services
Consulting
Insurance Underwriting
Corporate and Other
VI.	FINANCIAL CONDITION AND LIQUIDITY
Liquidity
Cash Flows
Financial Condition
Investments
Borrowings
Stockholders' Equity
Off Balance Sheet Arrangements
Market Risk Exposures
VII.	INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Aon Corporation 2004

OVERVIEW

Key Drivers of Financial Performance

Segments

        The key drivers of financial performance vary among our segments.

        Risk and Insurance Brokerage Services.    Brokerage segment results are affected by a number of key drivers, including (i) conditions in insurance markets generally (particularly fluctuations in premiums charged by insurance companies), (ii) success in attracting new clients and avoiding loss of existing clients, (iii) managing our expenses, (iv) fluctuations in foreign exchange rates and (v) interest income on our investments. In addition, in 2004, this segment was substantially affected by the matters discussed under "Key Recent Events—Investigation by the New York Attorney General (AG) and Other Regulatory Authorities" and our related decision to terminate contingent commission arrangements. In connection with the elimination of contingent commission arrangements, we are in the process of establishing a new business compensation model.

        Consulting.    Consulting segment results are principally affected by (i) the employment levels of our clients that are mainly driven by economic conditions, (ii) governmental regulations affecting the health care market, employee benefit programs, and our clients' respective industries, (iii) success in attracting new clients and retaining existing clients, (iv) our success in cross selling services among business units, and (v) managing our overall level of expenses. In addition, in 2004, this segment was also affected by the matters discussed under "Key Recent Events—Investigation by the New York Attorney General and Other Regulatory Authorities" and our related decision to terminate contingent commission arrangements.

        Insurance Underwriting.    Underwriting segment revenues are affected by (i) consumer buying habits that are influenced by economic conditions, (ii) our assumption of select commercial property and casualty insurance business particularly from our managing underwriting group in our Risk and Insurance Brokerage Services segment, (iii) competition with other underwriters (including competition based upon claims-paying ratings), (iv) success in selling new policies, selling existing policyholders more services, and having customers renew their policies, (v) the effectiveness and collectability of our reinsurance contracts, particularly in programs where we serve as the fronting company, ceding substantially all risk, and (vi) investment results.

        Corporate and Other.    The key drivers of results in this segment are investment income and debt financing costs.

Liquidity

        Liquidity is derived from cash flows from our business, excluding funds held on behalf of clients, and from financing. We use liquidity for capital expenditures, to repay debt, to fund acquisitions and pension obligations, and to pay dividends to our stockholders. Because we are a holding company, our subsidiaries may not have available cash to pay us dividends (which, in the case of the insurance underwriting subsidiaries, is limited by regulatory and rating agency considerations). Tax considerations may affect access to cash generated from operations outside the United States, as can pension funding requirements in both our domestic and international pension plans.

Executive Summary of 2004 Financial Results

        We are proud of the high quality of our products and services, the breadth and depth of our intellectual capital, and the leading market positions that we have built.

        In 2004, consolidated revenues from continuing operations increased 5% to $10.2 billion, mainly due to the weakening of the U.S. dollar against foreign currencies. Our organic revenue growth (which adjusts revenue growth for the effects of foreign exchange and other factors) was flat for the year.

Aon Corporation 2004

        Our income from continuing operations before income taxes and minority interest fell $251 million from 2003. The decrease in income was primarily from our Risk and Insurance Brokerage Services segment, as well as an increase in interest expense of $58 million due to the adoption at December 31, 2003 of FIN 46.

        Several factors that hurt our 2004 results included:

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  a $180 million provision for settlements with the New York AG and other regulatory authorities and a $40 million provision for costs and payments to settle the Daniel class action lawsuit,

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  increased net periodic pension expense related to our major defined benefit pension plans of $47 million, which primarily affected our Risk and Insurance Brokerage Services segment,

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  lost contingent commission revenue of approximately $47 million in 2004 due to the termination of these arrangements as of October 1, 2004, and

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  an $80 million unrealized investment gain recognized in earnings in 2003 relating to our warrants in Endurance Specialty Holdings, Inc. ("Endurance"). The value of these warrants in 2004 remained consistent with the December 31, 2003 value. Partially offsetting the absence of an unrealized gain on the warrants in 2004 were realized gains of $48 million from the sale of most of our common stock investment in Endurance.

        We are working to improve our margins by seeking organic revenue growth and greater financial discipline. More specifically, we are:

  •
  working to prudently manage employee compensation and benefit expenses;

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  in light of our terminating contingent commission arrangements, working with our clients, insurance carriers, regulators and others to establish a new business model that will ensure that we are properly compensated, while maintaining transparency and the trust of our clients;

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  reviewing strategic alternatives for our various businesses. During 2004, we sold our U.S. and U.K. claims businesses, as well as other small operations;

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  leveraging our purchasing power with vendors, suppliers, and landlords;

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  pursuing alternative resourcing strategies, such as outsourcing, to more efficiently provide non-client-facing services. In third quarter 2004, we began outsourcing most of our U.S. information technology infrastructure to Computer Sciences Corporation. Over the seven-year agreement, we expect to realize approximately $300 million of aggregate savings beginning in the second half of 2005 from outsourcing and consolidating data centers and other functions; and

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  offering additional services to existing clients who can benefit from our wide range of resources.

        We continue to do a better job of generating and managing our cash. More specifically, we:

  •
  grew our cash and investment balances. Our cash balance increased $30 million and our total investment balance increased $1.3 billion;

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  paid down $46 million of total debt in 2004. We paid down $305 million of domestic long-term debt that was scheduled to be redeemed this year. That decrease was mostly offset by an increase in borrowings at our foreign subsidiaries. We drew down $334 million on our long-term Euro credit facility to ensure adequate liquidity in the fourth quarter of 2004. Our debt and preferred stock to total capital percentage declined from 32.8% at December 31, 2003 to 29.8% at December 31, 2004; and

  •
  reduced capital expenditure spending by $105 million or 57% from 2003.

        All of Aon's financial information reflects the application of critical accounting policies, estimates, assumptions and judgments, as discussed below under "Critical Accounting Policies and Estimates."

        Further discussion of these items may be found in the remainder of this Management's Discussion and Analysis.

Aon Corporation 2004

KEY RECENT EVENTS

Investigation by the New York Attorney General and Other Regulatory Authorities

        The insurance industry has recently come under significant scrutiny by various regulatory authorities.

        In April 2004, the New York AG began investigating various insurance industry practices, including placement service agreements, market service agreements, and similar agreements under which insurance carriers pay compensation to insurance brokers, including Aon, beyond standard commissions. The New York AG issued subpoenas to various companies in the insurance industry, including Aon, related to these agreements and various other practices, including alleged tying of reinsurance, bid rigging, and soliciting fictitious quotes. Other state attorneys general and state departments of insurance have also issued subpoenas to Aon or begun investigations into contingent commissions and other business practices of brokers, agents and insurers, and some state regulators have announced that they intend to enact new regulations or policies to govern these practices. Contingent commissions generally are non-service-specific, volume- or profit-based compensation arrangements between insurers and brokers. Similarly, regulatory authorities in other countries are either considering or have already begun similar inquiries. Aon is fully cooperating with all the investigations, and has retained outside counsel to conduct its own internal review of its compensation and other practices.

        In October 2004, the New York AG filed a complaint against Marsh & McLennan Company, Inc., and its subsidiary, Marsh Inc., alleging that Marsh committed fraud and violated New York State antitrust and securities' laws. On October 15, 2004, Marsh announced that it was suspending the use of contingent commission agreements.

        On October 22, 2004, we announced that we were terminating contingent commission arrangements with underwriters. We have nearly completed this process and are working with clients, insurance carriers, regulators, and others to establish a new business model that ensures that we link compensation to specific, measurable services in a way that is transparent, easy to understand, and accepted by clients. Other insurance brokers and carriers have also announced that they will terminate contingent commission arrangements.

        For the year ended December 31, 2004, we earned approximately $132 million of contingent commissions versus $169 million in 2003. Of the $132 million contingent commissions earned in 2004:

  •
  $111 million was included in our Risk and Insurance Brokerage Services segment and

  •
  $21 million was included in our Consulting segment.

        We earned $15 million of contingent commissions in fourth quarter 2004 versus $52 million in 2003. The amount recorded in this year's fourth quarter represents amounts earned on arrangements covering periods prior to October 1, 2004. A small number of these arrangements call for the calculations to be performed on an annual basis. Some of these calculations occurred in the fourth quarter, and minimal amounts are likely to be recorded in 2005.

        Contingent commission revenue was $37 million lower in 2004 compared to 2003 as a direct result of terminating our contingent commission arrangements. However, we estimated $47 million of lost contingent commission revenue in 2004 that would have been earned had we not terminated these arrangements. The loss of revenues from these agreements will likely have a material adverse effect on our results of operations for 2005. As of December 31, 2004, we have approximately $50 million of net receivables recorded related to contingent commissions, which we believe we are entitled to and will collect.

        During 2004, we also earned approximately $143 million of other compensation for services to underwriters, all of which is included in our Risk and Insurance Brokerage Services segment. This other compensation encompasses activities such as affinity program management, managing general

Aon Corporation 2004

underwriting, and wholesale brokerage where we act as the agent for carriers. In addition, this includes compensation for specific services as is customary in some markets outside the United States.

        On March 4, 2005, Aon Corporation ("Aon") and its subsidiaries and affiliates (collectively, the "Company") entered into an agreement (the "Settlement Agreement") with the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General and the Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation (collectively, the "State Agencies") to resolve all the issues related to investigations conducted by the State Agencies.

        The material terms of the Settlement Agreement are as follows:

        The Company will pay $190 million into a fund (the "Fund") to be distributed to certain eligible policyholder clients. These payments are in full satisfaction of the Company's obligations under the Settlement Agreement and the State Agencies have agreed not to impose any other financial obligation or liability on the Company related to the lawsuits. No portion of the payments by the Company is considered a fine or penalty. The Company will make payments into the Fund as follows:

  •
  On or before September 1, 2005, the Company shall pay $76 million into the Fund.

  •
  On or before September 1, 2006, the Company shall pay $76 million into the Fund.

  •
  On or before September 1, 2007, the Company shall pay $38 million into the Fund.

        The Fund, plus interest, will be used to compensate the Company's eligible policyholder clients according to procedures set out in the Settlement Agreement. No amount paid to the Fund will be returned to Aon under any circumstances.

        On or before June 30, 2005, the Company will calculate, in accordance with a formula approved by the State Agencies, the amount that each policyholder client is eligible to receive from the Fund. Clients eligible to participate in the Fund are those U.S. clients that engaged the Company to place, renew, consult on or service insurance with inception or renewal dates between January 1, 2001 through December 31, 2004 (the "Relevant Period") where such placement, renewal, consultation or servicing resulted in contingent commissions or overrides recorded by Aon during the Relevant Period (the "Eligible Policyholders").

        On or before June 30, 2005, the Company must send a notice to each Eligible Policyholder setting forth, among other things, the amount it will be paid from the Fund if it elects to participate (a "Participating Policyholder"). Participating Policyholders must tender a release of claims against the Company arising from acts, omissions, transactions or conduct that are the subject of the lawsuits.

        On November 30, 2005, September 30, 2006 and September 30, 2007, each Participating Policyholder shall receive from the Fund as much of that Participating Policyholder's aggregate share of the Fund as possible with the monies then available in the Fund.

        In the event that an Eligible Policyholder elects not to participate or otherwise does not respond by October 30, 2005 (a "Non-Participating Policyholder"), that client's allocated share may be used by the Company to satisfy any pending or other claims asserted by clients relating to issues in the Settlement Agreement. In no event shall a distribution be made from the Fund to any other client until all Participating Policyholders have been paid, nor shall total payments to any Non-Participating Policyholder exceed 80% of that policyholder's original allocated share. If any funds remain in the Fund as of October 1, 2007 such funds shall be distributed pro rata to the Participating Policyholders by November 1, 2007. In no event shall any of the amounts paid into the Fund be used to pay attorneys' fees.

Aon Corporation 2004

        Within 60 days of the date of the Settlement Agreement, the Company shall commence the implementation of certain business reforms, including the following:

  •
  To accept only a specific fee to be paid by the client, a specific percentage commission on premium to be paid by an insurer set at the time of purchase, renewal, placement or servicing of an insurance policy, or a combination of both.

  •
  To fully disclose in plain, unambiguous written language commissions in either dollars or percentage amounts.

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  Not to accept any other valuable compensation or consideration from an insurer other than as stated above, including contingent compensation and any compensation or preference in connection with the selection of insurers from which to solicit bids for clients.

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  Not to request or accept from any insurer any false, fictitious or inflated quote, or quote that does not represent the insurer's best evaluation at the time of the minimum premium the insurer would require to bind the insurance coverage sought by the client.

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  Not to request or accept from any insurer any promise or commitment for the use of our services, including reinsurance brokerage, conditioned upon any arrangement to provide preferential treatment for any insurer.

  •
  Not to place, renew or service a client's business through a wholesale broker unless agreed to by the client after full disclosure of all the compensation to be received, any interest we may have in the wholesale broker, and any alternative to using the wholesaler broker.

  •
  To fully disclose to each client all quotes received in connection with coverage of the client's risk with all terms and, all commissions to be received for each quote, and to provide disclosure of and obtain clients written consent to all compensation arrangements.

  •
  To disclose to each client at the end of each year all compensation received during the preceding year from any insurer or third party in connection with the client's policy.

  •
  To implement company-wide written standards of conduct regarding compensation from insurers consistent with the terms of the settlement and institute appropriate training of employees, including business ethics, professional obligations, conflicts of interest, antitrust and trade practices compliance and record keeping.

  •
  To establish a Compliance Committee of our Board of Directors that will monitor our compliance with the standards of conduct regarding compensation.

  •
  To maintain a record of all complaints regarding compensation from any insurer, and provide such record to the Compliance Committee.

  •
  To file annual reports with New York and Illinois for five years.

        The Company shall not, directly or indirectly, seek or accept indemnification pursuant to any insurance policy or other reimbursement with respect to any amounts payable under the Settlement Agreement.

        In accordance with APB Opinion No. 21, Interest on Receivables and Payables, we have discounted the payment stream associated with the settlement and recorded the present value of the liability and corresponding expense of $180 million in our financial statements as of December 31, 2004. The discount was determined using our incremental borrowing rate. We have not discounted the payment due on September 1, 2005. The settlement was considered fully tax deductible and is not treated as a permanent difference in our tax calculation.

Aon Corporation 2004

        The difference between our agreed settlement amount of $190 million and the amount in our financial statements as of December 31, 2004 represents the discount. The discount will be amortized over the course of the payment timeframe resulting in an increase in expense.

Reconciliation between cash paid and expense incurred

(millions)	Incurred expense	Cash to be paid

2004	$180	$—
2005	6	76
2006	3	76
2007	1	38

Total settlement cost	$190	$190

        Of the $180 million expensed in 2004, $153 million was allocated to the Risk and Insurance Brokerage Services segment and the remaining $27 million was allocated to the Consulting segment.

        In addition to the New York AG and other regulatory investigations, we are defending various client class action lawsuits. We have provided $40 million for costs and payments to settle the Daniel class action lawsuit. Of the $40 million recorded, $34 million was allocated to our Risk and Insurance Brokerage Services segment and the remaining $6 million was allocated to our Consulting segment.

Investment in Endurance Common Stock and Warrants

        During 2004, we sold virtually all of our common stock investment in Endurance resulting in a $48 million pretax gain for the year ended December 31, 2004. We sold:

  •
  9.8 million shares at a net realized price of $32.70 per share, resulting in proceeds of $320 million during fourth quarter 2004 and

  •
  1.4 million shares at a net realized price of $33.20 per share, resulting in proceeds of $47 million during first quarter 2004.

        We invested all the proceeds in short-term investments that are held by our insurance underwriting subsidiaries.

        We retain 4.1 million stock purchase warrants in Endurance. These warrants meet the definition of a derivative as described in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires them to be recorded in the consolidated financial statements at fair value, with changes in fair value recognized in earnings.

        Through December 31, 2002, these warrants were carried at zero value, which approximated their original cost. In 2003, Endurance completed its initial public offering, which provided a market value for the underlying shares and removed much of the uncertainty about the fair value of Endurance and the warrants. At December 31, 2004, we determined that the warrants had a fair value of approximately $80 million, consistent with the valuation as of December 31, 2003.

        We recognized these changes in value in investment income in the Corporate and Other segment. For the year ended December 31, 2004 the total change was immaterial. The future value of the warrants may vary considerably from the value at December 31, 2004, due to the price movement of the underlying shares, the passage of time, and changes in other factors used in the valuation model (see Note 1 to the consolidated financial statements for additional information about the valuation of the warrants).

Sale of Certain Businesses

        During 2003 and 2004, we sold certain businesses, including our:

  •
  automotive finance servicing business, which had been in run-off since first quarter 2001,

Aon Corporation 2004

  •
  U.K. claims services businesses,

  •
  a small non-core consulting subsidiary,

  •
  U.K. reinsurance brokerage runoff unit, and

  •
  a small U.S. brokerage unit.

        The operating results of all of these businesses are classified as discontinued operations, and prior year's operating results have been reclassified to discontinued operations, as this table shows:

(millions) Years ended December 31,	2004	2003	2002
Revenues	$33	$105	$106

Pretax loss:
Operations	$(20)	$(53)	$(47)
Revaluation	(23)	(23)	—

Total	$(43)	$(76)	$(47)

After-tax loss:
Operations	$(13)	$(34)	$(30)
Revaluation	(18)	(14)	—

Total	$(31)	$(48)	$(30)

        See Note 5 to the consolidated financial statements, "Disposal of Operations," for further information.

        In November 2004, we sold our Cambridge Integrated Services Group, Inc. ("Cambridge") claims administration business to Scandent Holdings Mauritius Limited (SHM) for $90 million in cash plus convertible preferred stock in SHM, valued at $15 million. Because of our convertible preferred stock holding and other factors, we included Cambridge's results prior to the sale's effective date, as well as a pretax gain on the sale of approximately $15 million, in income from continuing operations.

        From time to time, we explore strategic alternatives for our various businesses. In February 2005, we announced that we are exploring alternatives relating to our ownership of Swett & Crawford, which is currently the largest U.S.-based wholesale insurance broker with more than 900 employees in 40 offices. By exploring alternatives, we expect to determine if Swett & Crawford's potential can be realized more fully under different ownership. No decision has been made to sell Swett & Crawford at this time.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Aon's consolidated financial statements have been prepared according to U.S. generally accepted accounting principles (GAAP). To prepare these financial statements, we made estimates, assumptions, and judgments that affect:

  •
  what we report as our assets and liabilities,

  •
  what we disclose as contingent assets and liabilities at the date of the financial statements, and

  •
  the reported amounts of revenues and expenses during the periods presented.

        In accordance with our policies, we:

  •
  regularly evaluate our estimates, assumptions and judgments, including those concerning revenue recognition, investments, intangible assets, income taxes, financing operations, policy liabilities (including future policy benefit reserves, unearned premium reserves and policy and contract claim reserves), restructuring costs, retirement benefits, and contingencies and litigation, and

  •
  base our estimates, assumptions, and judgments on our historical experience and on factors we believe reasonable under the circumstances.

Aon Corporation 2004

        The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results we report may differ from these estimates.

        We believe the following critical accounting policies affect the more significant estimates, assumptions and judgments we used to prepare these consolidated financial statements.

Pensions

U.S. Plans

        Effective January 1, 2004, the U.S. pension plans were closed to new employees. All new employees participate in a defined contribution plan. Over time, this change will reduce the volatility inherent in the accounting for the U.S. pension plans.

        Aon uses a market-related valuation of assets to calculate pension expense. This valuation reflects a five-year average of the difference between the expected return on plan assets and the actual market value return. The prior year market-related value is projected to the current date by adjusting for contributions, benefit payments and expected returns. The asset gain or loss is the difference between the expected return on assets and the actual return on assets. Twenty percent of the asset gain or loss is recognized in the current year's market-related value, with the remaining eighty percent spread evenly over the next four years.

        As of year-end 2004, the market-related value of assets does not yet reflect our accumulated asset losses of $142 million. These losses will increase pension expense as they are graded into the market-related asset value and may be offset by future asset gains. As of year-end 2004, we reported a fair value of pension assets of $969 million, while the market-related value of assets is $1,111 million.

        Under FASB Statement No. 87, the full gain or loss on assets and obligations is not recorded as expense in the current period. Statement No. 87 allows changes in the projected benefit obligation and market value of assets to be deferred and amortized as a component of pension expense over several years, based on the average expected future service of active employees, which is currently nine years. Gains and losses on pension obligations include the net effects of changes in the discount rate as well as demographic changes in the employee data.

        For the 2004 valuation year, the pension plans have a combined deferred loss of $584 million (comprised of unrecognized asset losses of $142 million and other than deferred asset losses of $442 million) that has not yet been recognized through income in the financial statements. We amortize the other than deferred asset losses of $442 million outside of a corridor, over about nine years; this corridor is defined as 10% of the greater of the market-related value of plan assets or the projected benefit obligation. For 2005, the estimated amortization amount to be recognized in expense is projected to be $34 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        The pension plan investment policy allows assets to be allocated to various asset classes. According to the policy, the percentage of total assets invested in each class should fall within a range. There is a target allocation for long-term investment decisions. However, the range provides flexibility to accommodate prevailing market conditions. In order to determine the expected long-term rate of return for the pension plan, we analyze the historical performance, investment community forecasts, and current market conditions to develop expected returns for each of the plan's asset classes. In setting the individual asset assumptions, we weight the historical performance data series most heavily toward the geometric average returns. We then weight the expected returns for each asset class by the plan's target allocation. To determine pension expense, we currently assume a long-term rate of return of 8.5%.

Aon Corporation 2004

        This table shows the result of the calculation based on the target asset allocation for year-end 2004. The actual return for the 2004 valuation year (10.5%) was in excess of the assumed return.

Asset Class	Allocation Range	Target Allocation	Historical Returns	Weighted Average Expected Rate Of Return
Equities	50 – 80%	70%
Domestic Equities	40 – 70	40	10.0%	4.0%
Limited Partnerships and Other	2.5 – 20	10	11.3	1.1
International Equities	5 – 15	10	10.4	1.0
Real Estate and REITs	5 – 15	10	8.8	0.9
Aon Common Stock	0 – 5	No Target	10.0	—
Debt Securities	20 – 50	30
Fixed Maturities	20 – 50	30	6.0	1.8
Invested Cash	0 – 2	No Target	3.1	—

Total				8.8%

        There are several assumptions that impact the actuarial calculation of pension obligations and, in turn, net periodic pension expense in accordance with Statement No. 87. These assumptions require various degrees of judgment. The most significant assumptions are:

  •
  the expected return on plan assets and

  •
  the discount rate.

        The same assumptions are used for our pension plans and postretirement benefit plans where applicable. Changes in these assumptions can have a material impact on pension obligations and pension expense. For example, holding all other assumptions constant, a one percentage point:

  •
  decrease in our estimated discount rate would increase our estimated 2005 pension expense by approximately $38 million and the estimated 2005 postretirement medical benefit expense by $0.5 million and

  •
  increase in our estimated discount rate would decrease the 2005 estimated pension expense by approximately $31 million and the postretirement medical benefit expense by approximately $0.5 million.

        Similarly, holding other assumptions constant, a one percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2005 pension expense by approximately $11 million and

  •
  increase in the estimated long-term rate of return on plan assets would decrease pension expense by approximately $11 million.

        Required cash contributions are also sensitive to assumptions, however the assumptions used to determine contributions to the plan are changed infrequently. We anticipate cash funding requirements of $47 million in 2005 and $100 million in 2006.

Major U.K. Plans

        During 1999, the U.K. pension plans were closed to new employees, and all new employees became participants in a defined contribution plan. As with the U.S. plans, this change will gradually reduce the volatility of the accounting for U.K. pension plans. As with our other international plans, the U.K. plans are solely obligations of subsidiaries of Aon Corporation.

Aon Corporation 2004

        For the 2004 valuation year, the major U.K. pension plans have a combined deferred loss (from asset and liability experience) of $1,500 million that has not yet been recognized through income in the financial statements. We amortize the accumulated loss outside of a corridor over 17 years; this corridor is defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation. For 2005, the estimated amortization amount to be recognized in expense is $67 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        To determine pension expense, we use the fair market value of plan assets. Generally, the trustees of the U.K. plans determine the investment policy for each plan. In total, at the end of the 2004 valuation year, the plans were invested 66% in equities and 34% in fixed income securities with a fair value of $2,355 million. In determining the expected rate of return, investment community forecasts and current market conditions are analyzed to develop expected returns for each of the asset classes used by the plans. Consideration is given to historic performance data over long periods in order to check the assumption in each class relative to each other. The expected returns for each asset class are then weighted by the actual asset allocation of the plans. To determine pension expense, we currently assume a long-term rate of return of 7.25%.

        This table shows the result of the calculation based on the actual asset allocation for year-end 2004. The actual return for the 2004 valuation year (8.2%) was in excess of the assumed return.

Asset Class	Allocation Range	Target Allocation	Historical Returns	Weighted Average Expected Rate Of Return
Equities	45 – 75%	65%
UK Equities	30 – 50	39	8.5%	3.3%
Non-UK Equities	10 – 25	22	8.5	1.9
Real Estate	0 – 10	4	8.0	0.3
Debt Securities	25 – 55	35
Fixed Maturities	25 – 55	35	5.2	1.8
Invested Cash	0	0	3.5	—

Total				7.3%

        With respect to U.K. pension liabilities, a one-percentage point:

  •
  decrease in our estimated discount rate would increase the estimated 2005 pension expense by approximately $51 million and

  •
  increase in our estimated discount rate would decrease the estimated 2005 pension expense by approximately $48 million.

        Similarly, a one-percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2005 pension expense by approximately $23 million and

  •
  increase in our estimated long-term rate of return on plan assets would decrease estimated 2005 pension expense by approximately $23 million.

        Cash flow requirements are also sensitive to assumptions, however the assumptions used for funding the U.K. plans are changed infrequently. Under current rules and assumptions, we anticipate U.K. funding requirements of $152 million in both 2005 and 2006. These contributions reflect minimum funding requirements plus other amounts agreed to with the trustees of the U.K. plans.

Aon Corporation 2004

Dutch Plan

        To determine pension expense, we use the fair market value of plan assets that, at year-end 2004, amounted to $363 million. At the end of 2004, the Dutch pension plan has a combined deferred loss of $135 million that has not yet been recognized through income in the financial statements. We amortize the accumulated loss outside of a corridor over 20 years; this corridor is defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation. For 2005, the estimated amortization amount to be recognized in expense is $5 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        The target asset allocation is 35% equities and 65% fixed income securities, with an allowed deviation of 5%. At year-end 2004, the actual asset allocation was consistent with the target allocation. The expected long-term rate of return is 6%, which results from an expected future return of 8% on equities and a 5% return on fixed income investments.

        With respect to Dutch pension liabilities, a one percentage point:

  •
  decrease in our estimated discount rate would increase the estimated 2005 pension expense by approximately $6 million and

  •
  increase in our estimated discount rate would decrease the estimated 2005 pension expense by approximately $5 million.

        A one percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2005 pension expense by approximately $4 million and

  •
  increase in our estimated long-term rate of return on plan assets would decrease the estimated 2005 pension expense by approximately $4 million.

        At year-end 2004, the Dutch pension plan had a prepaid pension asset of $121 million. In the future, if the funded status of the plan deteriorates, this amount could be reflected in a minimum pension liability, which would reduce stockholders' equity. The Company accelerated a planned 2005 contribution of approximately $18 million into the pension plan before December 31, 2004.

Contingencies

        We define a contingency as any material condition that involves a degree of uncertainty that will ultimately be resolved. Under GAAP, we are required to establish reserves for contingencies when a loss is probable and we can reasonably estimate its financial impact.

        We are required to assess the likelihood of material adverse judgments or outcomes as well as potential ranges or probability of losses. We determine the amount of reserves required, if any, for contingencies after carefully analyzing each individual issue. The required reserves may change due to new developments in each issue, or changes in approach, such as changing our settlement strategy.

        We have reflected the impact of the March 2005 New York AG and other regulatory authorities settlement in our December 31, 2004 financial statements. The settlement amount is fixed and determinable, therefore the liability was discounted to the net present value of the payments based on our incremental borrowing rate in accordance with APB 21. The $10 million difference between the settlement amount of $190 million and the $180 million liability recorded in our balance sheet as of December 31, 2004 represents the discount. This discount will increase our expenses in future years as it is amortized into expense.

Aon Corporation 2004

        In addition to the New York AG and other regulatory authorities settlement accrual, we have also accrued $40 million for costs and payments to settle the Daniel class action lawsuit.

Policy Liabilities

        Through our insurance underwriting operations, we collect premiums from policyholders, and we establish liabilities (reserves) to pay benefits to policyholders. The liabilities for policy benefits, claims, and unearned premiums are a large portion of the total policy liabilities shown on our balance sheet, and are comprised primarily of estimated future payments to policyholders, policy and contract claims, and unearned and advance premiums and contract fees.

Accident, Health & Life

        To establish policy liabilities, we develop estimates of reported and anticipated claims, based on our historical experience, other actuarial data, and assumptions on investment yields. We base interest rate assumptions on factors such as market conditions and expected investment returns. Although mortality, morbidity, persistency, and interest rate assumptions are set when we issue new insurance policies, we may need to provide for additional losses on a product by increasing reserves, reducing previously capitalized acquisition costs established for that product, or by establishing premium deficiency reserves if there are significant changes in our experience or assumptions. The process of estimating and establishing policy and contract liabilities is inherently uncertain and the actual ultimate cost of a claim may vary materially from the estimated amount reserved.

        Liabilities for incurred but unpaid claims include estimated costs relating to incurred and reported claims and incurred but not reported claims. The liability for unpaid claims is based on the estimated ultimate cost of settling claims using best estimates of past experience. These estimates reflect known current trends and any other factors that would influence historical data. Actual experience may vary from anticipated levels due to changes in claim reporting, processing patterns and variations from historic averages for the amount paid per claim. Variations from historic patterns and averages could result in additional changes that increase or decrease unpaid claim liabilities. As of December 31, 2004, there were no known changes in reporting or processing patterns.

        Except for products that meet the definition of FASB Statement No. 97 Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, the liability for future policy benefits relating to long-duration contracts is accrued when premium revenue is recognized. The liability represents the present value of future benefits to be paid to policyholders less the present value of future premiums, and is estimated using methods that include assumptions such as estimates of expected investment yields, mortality, morbidity, and policy persistency. Emerging trends in morbidity, mortality, persistency, and asset yields may cause the actual experience to vary from original estimates. The financial impacts of changes from original assumptions are taken into account as the actual experience is realized. Some of these trends can fluctuate significantly over time. To the extent that current estimates of the present value of future benefits exceed the present value of future premiums for a product line, all excess amounts have been taken into account as a loss. There are no current estimates of the overall net gain resulting from improvements from original assumptions.

        Long-duration contracts that meet the definition of Statement No. 97, such as universal life type products are accounted for in a manner consistent with the accounting for interest-bearing or other financial instruments. Payments received on those contracts are not reported as revenue and a corresponding policy benefit reserve is not established. The liability for policy benefits is equal to the balance that accrues to the benefit of policyholders at the date of the financial statements, amounts that have been assessed to compensate the insurer for services to be performed over future periods,

Aon Corporation 2004

and amounts previously assessed against policyholders that are refundable on termination of the contract.

Claim Liability (millions)

        Reserves for claim liabilities as of the year ended were as follows:

December 31, 2004	$422
December 31, 2003	$447
December 31, 2002	$421

        A 1% increase in the assumed medical cost trends would reduce pretax income by approximately $1.8 million.

Future Policy Benefits (millions)

        Reserves for future policy benefits as of the year ended were as follows:

December 31, 2004	$1,542
December 31, 2003	$1,396
December 31, 2002	$1,310

        If a 1% unfavorable change were to occur in the mortality and morbidity assumptions for both the accident & health and life books of business, pretax income would be decreased by approximately $7 million.

Warranty

        Our warranty business is unique in comparison to traditional underwriting businesses in that we are providing warranties for consumer goods and credit. These programs are generally reviewed by policy period to determine the necessary reserves for warranty claims. For automobile warranty, terms may extend as far as seven years with a few warranties lasting longer. Other warranty lines have terms extending up to ten years with a few warranties lasting longer.

        In addition to the term of the warranty, other characteristics are taken into account when estimating the reserves. Considerations such as the manufacturer or classes of products are reviewed and embedded in our calculation methodology.

        Similar to other underwriting activities, historic loss development factors are used to project the ultimate loss. For recent periods we use the Bornhuetter-Ferguson method. This method is commonly used in underwriting businesses. The Bornhuetter-Ferguson method combines loss development methods with an expected loss ratio technique. The expected loss ratio is computed using either judgment, recent experience, or other commonly used statistical methods such as the Cape Cod method. These methods result in a point estimate of our liability, which was $822 million as of December 31, 2004. We believe that the ultimate development of the recorded liability could be as much as 10% more or 5% less.

        Sources of uncertainty include technological innovations such as plasma TVs and liquid crystal displays. In addition, some of our policies include profit sharing where the client participates in underwriting profits but we pay all underwriting losses.

Aon Corporation 2004

Property & Casualty

        The loss reserve estimates for all property and casualty lines of business are derived by accident year from a minimum of five standard actuarial techniques including, but not limited to, incurred and paid loss development factors based on both program history and industry development patterns for similar lines of business. A Bornhuetter-Ferguson Method is also employed incorporating historical loss ratio performance weighted with case emergence to date. Where such data is available, frequency and severity methods are used taking into account claim count emergence and severity trends.

        The selected ultimate loss estimates are based on the range of estimates discussed above. A typical selection is the average of the estimates, but that selection may also be influenced by the consistency of the estimates, knowledge of emerging loss trends, and rate or benefit changes.

        Selected ultimate losses are evaluated for business on a direct, assumed, ceded and net basis. From the selected ultimate losses, paid losses are deducted to arrive at the total reserve. The total reserve includes case reserves and incurred but not reported reserves.

        At December 31, 2004, our recorded liability was $277 million. Given the current knowledge of the overall variability of property and casualty exposures, loss reserves are expected to fall within 10 loss ratio points (or approximately $20 million) of our selected estimate 95% of the time.

Valuation of Investments

        We periodically review securities with material unrealized losses and evaluate them for other than temporary impairment. We analyze various risk factors and determine if any specific asset impairment exists. If there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value.

        We review invested assets with material unrealized losses each quarter. Those assets are separated into two categories:

  (1)
  Assets with unrealized losses due to issuer-specific events, which are segmented among four categories: fixed-maturity investments; publicly-traded preferred stocks; publicly-traded common stocks; and private common and preferred stocks and other invested assets.
  (2)
  Assets with unrealized losses due to market conditions or industry-related events.

Assets with unrealized losses due to issuer-specific events

Fixed maturity investments.

        At least quarterly, we:

  •
  review the creditworthiness of corporate obligors for changes by nationally recognized credit rating agencies and changes in fundamental financial performance of the underlying entity,

  •
  monitor cash flow trends and underlying levels of collateral for asset-backed securities, and

  •
  evaluate all bonds and asset-backed securities whose financial performance has declined for other than temporary impairment.

        Publicly-traded preferred stocks.    We review issuer creditworthiness at least quarterly. Creditworthiness factors reviewed include nationally recognized credit rating agency rating changes and changes in financial performance of the underlying issuer. We monitor all preferred stock investments with declining financial performance for other-than-temporary impairment.

        Publicly-traded common stocks.    Quarterly, we review each common stock investment to determine if its decline in value is deemed other-than-temporary. Our review includes an analysis of issuer

Aon Corporation 2004

financial trends, and market expectations based on third-party forward-looking analytical reports, when available.

        Private common and preferred stocks and other invested assets.    We review quarterly private issue valuations, which include recent transaction valuations between the issuer and a third party; financial performance reviews; and financial trend comparisons with publicly-traded companies in the same or similar industries.

        We recognize an other-than-temporary impairment loss when appropriate for these investments with continuous material unrealized losses due to issuer-specific events. This decision is based upon the facts and circumstances for each investment.

Assets with unrealized losses due to market conditions or industry-related events

        Invested assets with unrealized losses due to market conditions or industry-related events include those negatively impacted by increasing U.S. Treasury or local sovereign interest rates; corporate and asset-backed credit spread widening; common stock price volatility due to conditions in the overall market or a particular industry; and illiquid market conditions.

        Under some conditions, it is assumed that a decline in value below cost is temporary. This assumption is made for fixed-maturity investments with unrealized losses due to market conditions or industry-related events when the market is expected to recover, and we have the intent and ability to hold the investment until maturity or the market recovers, which is a decisive factor when considering an impairment loss. If the decision that holding the investment is no longer appropriate, we will reevaluate that investment for other-than-temporary impairment.

        An evaluation is made for other-than-temporary impairment for preferred and common stock and other investments with continuous material unrealized losses for two consecutive quarters due to market conditions or industry-related events. An other-than-temporary impairment loss is recognized based upon each investment's facts and circumstances. We continue to monitor these securities quarterly to ensure that unrealized losses are not the result of issuer-specific events.

Intangible Assets

        Intangible assets represent the excess of cost over the value of net tangible assets of acquired businesses.

        We:

  •
  classify our intangible assets as either goodwill, client lists, non-compete agreements, future profits of purchased books of business of the insurance underwriting subsidiaries, or other purchased intangibles;

  •
  allocate intangible assets between goodwill and other intangible assets and determine estimated useful lives based on our internal valuations or valuations from qualified independent appraisers. We base the calculations of these amounts on estimates and assumptions using historical and pro forma data and recognized valuation methods. Different estimates or assumptions could produce different results;

  •
  amortize intangible assets other than goodwill over their estimated useful lives, while goodwill is not subject to amortization; and

  •
  carry intangible assets at cost, less accumulated amortization in the accompanying consolidated statements of financial position.

Aon Corporation 2004

        Goodwill is not amortized but is tested for impairment at least annually, and more frequently if there are indicators of impairment or whenever business circumstances indicate that the carrying value of goodwill may not be recoverable. Impairment reviews are performed at the reporting unit level. If the fair value of a reporting unit is determined to be less than the carrying value of the reporting unit, we would complete further analysis to determine whether there was an impairment loss. No further analysis was required in 2004 or 2003. We base our determinations of fair value on estimates and assumptions related to the amount and timing of future cash flows and future interest rates. Different estimates or assumptions could produce different results. We included the estimated effects of the regulatory investigations and the termination of contingent commission arrangements in our 2004 impairment test.

        In March 2005 we re-evaluated the results of our annual impairment review due to the subsequent developments on the matters described in Note 14 to our consolidated financial statements and concluded that our initial conclusions remain appropriate and that no impairment loss is required.

REVIEW OF CONSOLIDATED RESULTS

General

        In the discussion of operating results we sometimes refer to supplemental information extracted from consolidated financial information, which U.S. GAAP does not require to be presented in the financial statements.

        Supplemental information related to organic revenue growth is information that helps Aon and our investors evaluate business growth from existing operations. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.

        Supplemental organic revenue growth information does not affect net income or any other GAAP reported figures. It should be viewed in addition to, not instead of, our consolidated statements of income. Industry peers provide similar supplemental information about their revenue performance, although they do not make identical adjustments.

        Since Aon conducts business in more than 120 countries and sovereignties, the movements of foreign exchange rates are important to our business. In comparison to the U.S. dollar, foreign exchange rate movements may be significant and may distort true period-to-period comparisons of changes in revenue or pretax income. Therefore, management has isolated the impact of the change in currencies between periods by providing percentage changes on a comparable currency basis for revenue, and has disclosed the effect on earnings per share. This form of reporting is intended to give financial statement users more meaningful information about our operations.

        Some tables in the segment discussions reconcile organic revenue growth percentages to the reported revenue growth percentages for the segments and sub-segments. We separately disclose the impact of foreign currency as well as the impact from acquisitions, divestitures, and transfers of business units, which represent the most significant reconciling items. In an "all other" category, we total other reconciling items that are not generally significant individually or in the aggregate. If there is a significant individual reconciling item within the "all other" category, we provide additional disclosure in a footnote.

Aon Corporation 2004

Summary Results for 2002 through 2004

        The consolidated results of continuing operations follow:

(millions) Years ended December 31,	2004	2003	2002
Revenue:
Brokerage commissions and fees	$7,060	$6,797	$6,097
Premiums and other	2,788	2,609	2,368
Investment income	324	312	251

Total consolidated revenue	10,172	9,718	8,716

Expenses:
General expenses	7,406	7,013	6,355
Benefits to policyholders	1,516	1,427	1,375
Interest expense	136	101	124
Amortization of intangible assets	54	60	51
Provision for New York and other state settlements	180	—	—
Unusual credits —World Trade Center	—	(14)	(29)

Total expenses	9,292	8,587	7,876

Income from continuing operations before income tax and minority interest	$880	$1,131	$840

Pretax margin — continuing operations	8.7%	11.6%	9.6%

Consolidated Results for 2004 Compared to 2003

Revenue

        In 2004, revenue increased $454 million or 5% over 2003 to $10.2 billion. The movement in foreign exchange rates caused a majority of this increase, as revenue increased $67 million excluding foreign exchange effects. We do not directly hedge revenues against foreign currency translation because it is not cost effective, but we do try to mitigate the effect of foreign currency fluctuations on pretax income through other hedging strategies.

        Brokerage commissions and fees increased by $263 million or 4% from the prior year, driven almost entirely by favorable foreign exchange rates. There was no organic revenue growth in the Risk and Insurance Brokerage Services segment in large part due to the termination of contingent commission arrangements, as well as a softer insurance market. Consulting organic revenue grew 1%.

        Premiums and other increased $179 million or 7% from the prior year due to increased retentions, a change in an insurance program for a specialty accident and health line, and favorable foreign exchange rates. Growth in specialty property and casualty and core accident, health, and life business was offset by a planned decrease in the runoff businesses.

        Investment income increased by 4% over 2003, and includes related investment expenses and income or loss on investment disposals and impairments. The net increase reflects improved results at the operating segments driven primarily by an increase in short-term rates, partially offset by a decline at Corporate.

Aon Corporation 2004

        Consolidated revenue by geographic area follows:

(millions) Years ended December 31,	2004	% of Total	2003	% of Total	2002	% of Total
Revenue by geographic area:
United States	$5,248	52%	$5,198	54%	$5,006	57%
United Kingdom	1,732	17	1,756	18	1,543	18
Continent of Europe	1,719	17	1,469	15	1,117	13
Rest of World	1,473	14	1,295	13	1,050	12

Total revenue	$10,172	100%	$9,718	100%	$8,716	100%

        U.S. consolidated revenue, which represents 52% of total revenue, increased $50 million or 1% in 2004 compared to 2003. The low revenue growth reflects the softer U.S. retail market that began late in 2003 after a two-year rapid increase in premiums following the September 11 tragedy and lower contingent commission revenue. Additionally, the November 2004 sale of Cambridge resulted in a $19 million loss of revenue in 2004 as compared to 2003.

        U.K. revenue decreased $24 million or 1%. Excluding the positive effects of foreign currency exchange, revenue decreased $198 million or 10%. The decrease in revenue is attributable to the soft market, which resulted in lower premiums and commissions. Additionally, the sale of our U.K. claims service business resulted in an $82 million loss of revenue in 2004 as compared to 2003.

        Continent of Europe revenue increased $250 million or 17% and Rest of World revenue increased $178 million or 14%, principally reflecting a weakening of the U.S. dollar.

Expenses

        Total expenses increased $705 million or 8% over 2003.

        General expenses increased $393 million or 6% over 2003, reflecting the impact of:

  •
  foreign exchange rates,

  •
  increase in our net periodic pension expenses of $47 million for our major plans over 2003, and

  •
  a $40 million provision for costs and payments to settle the Daniel class action lawsuit.

        Net gains on currency derivative transactions reduced expenses by $45 million in 2004.

        The 6% increase in benefits to policyholders was driven by the combination of growth in underwriting revenue, the change in an insurance program for a specialty accident and health line, and foreign exchange rates. In 2003, expenses increased due to higher claims for National Program Services, Inc. (NPS) of $79 million (see the Consolidated Results for 2003 Compared to 2002 section below for more information).

        Interest expense increased $35 million or 35% primarily due to the adoption of FIN 46 on December 31, 2003, which required the deconsolidation of our trust preferred capital securities, and which was offset by an increase in notes payable. Interest expense on the notes payable was $58 million for 2004. Absent this item, interest expense declined $23 million due principally to a reduction in debt levels during most of the year (see Notes 1 and 10 to the consolidated financial statements for more information).

Aon Corporation 2004

        Included in our results is a $180 million provision for settlements resulting from investigations by the New York AG and other regulatory authorities.

        In 2003, total expenses included a $14 million credit related to the World Trade Center property insurance settlement. The 2003 credit represents a $60 million final settlement of our World Trade Center property insurance claim, net of $46 million paid to a third party relating to temporary office space secured in Manhattan after the World Trade Center was destroyed.

Income from Continuing Operations Before Income Tax and Minority Interest

        Because the increase in expenses exceeded the increase in revenues (for the reasons described above), income from continuing operations before income tax and minority interest decreased $251 million in 2004 to $880 million.

        Approximately 87% of Aon's 2004 consolidated income from continuing operations before income tax and minority interest was from international operations. The $220 million provisions for settlements resulting from investigations by the New York AG and other regulatory authorities and for costs and payments to settle the Daniel class action lawsuit were considered domestic expenses.

Income Taxes

        The effective tax rate was 34.4% and 37% in 2004 and 2003, respectively. Differences between the overall effective tax rate and the U.S. federal statutory rate are typically due to U.S. state income taxes and differentials between U.S. and international tax rates. Changes in the mix between our U.S. and international pretax income directly impact our effective tax rates. In 2004, a one-time tax benefit resulting from the difference between our tax and book basis in Cambridge reduced our effective tax rate. A summary of these effects is included in the rate reconciliation provided in Note 8 to the consolidated financial statements.

Income from Continuing Operations

        Income from continuing operations decreased to $577 million ($1.72 per diluted share) from $676 million ($2.04 per diluted share) in 2003. Basic income per share from continuing operations was $1.80 and $2.12 for 2004 and 2003, respectively. Including the effect of currency hedges, the positive impact of foreign currency translation was approximately $0.18 per share.

        To compute income per share, we have deducted dividends paid on the redeemable preferred stock from net income. In accordance with Emerging Income Task Force (EITF) No. 04-8, The Effect of Contingently Convertible Investments on Diluted Earnings Per Share, diluted shares outstanding were increased by 14 million to reflect the possible conversion of Aon's 3.5% convertible debt securities. After-tax interest expense on these debt securities has been added back to income from continuing operations when calculating the diluted income per share.

Discontinued Operations

        After-tax losses from discontinued operations in 2004 were $31 million ($0.10 and $0.09 per basic and diluted share, respectively). In comparison, after-tax losses in 2003 from discontinued operations were $48 million ($0.15 and $0.14 per basic and diluted share, respectively).

Aon Corporation 2004

        Discontinued operations also include:

  •
  certain insurance underwriting subsidiaries acquired with Alexander and Alexander Services, Inc. (A&A), where we are paying off these subsidiaries' liabilities over several years, and

  •
  payments related to A&A's indemnification of liabilities relating to subsidiaries sold by A&A before its acquisition by Aon.

        There was no material impact on the income statement from the A&A discontinued operations in 2004, 2003 or 2002.

        Based on current estimates, management believes that these A&A discontinued operations are adequately reserved. The net liability is included as a component of other liabilities in the consolidated statements of financial position (see Note 5 to the consolidated financial statements for more information on discontinued operations). ]

Consolidated Results for Fourth Quarter 2004 Compared to Fourth Quarter 2003

        Total revenue in the quarter rose 3% to $2.7 billion. Excluding the impact of changes in foreign exchange rates, revenue was even with last year. Organic growth declined 1% reflecting:

  •
  a softening insurance market,

  •
  lower contingent commission revenue of $37 million, and

  •
  $19 million in lower revenue from the sale of our U.S. Claims service business effective November 30, 2004.

        The sale of our U.S. and U.K. claims services businesses more than offset the positive impact of acquisitions made by our brokerage operations. Lower claims services revenue (in continuing operations) is primarily due to the sale of Cambridge.

        These shortfalls were partially offset by growth in international risk and insurance brokerage operations.

        Income from continuing operations before income taxes and minority interest decreased by $248 million or 69% from 2003. The significant decrease was influenced by:

  •
  a provision of $180 million for settlements resulting from the investigation by the New York AG and other regulatory authorities,

  •
  a $40 million provision for costs and payments to settle the Daniel class action lawsuit and

  •
  a credit in 2003 of $60 million, representing a final settlement for our overall World Trade Center property insurance claim.

        These were partially offset by:

  •
  a gain in 2004 of $37 million from the sale of virtually all of our remaining common stock investment in Endurance and

  •
  a charge in 2003 in the warranty, credit, and property and casualty sub-segment of $45 million for additional losses and reserve strengthening for the NPS run-off program (see description of NPS in the following section under expenses).

Aon Corporation 2004

Consolidated Results for 2003 Compared to 2002

Revenue

        Total revenues were $9.7 billion, an increase of 11%. Excluding the effects of foreign exchange rates, revenues increased 6% over the comparable period. This increase resulted from improvements in brokerage commissions and fees, premiums earned, and investment income.

        Brokerage commissions and fees increased 11% to $6.8 billion as a result of:

  •
  growth in new business,

  •
  improved client retention rates for most of our businesses,

  •
  the weakening U.S. dollar, and

  •
  higher revenue from a large Consulting segment outsourcing contract begun in the third quarter 2002.

        Premiums and other, primarily related to insurance underwriting operations, improved to $2.6 billion, a 10% increase over 2002. The increase reflects growth in some warranty and credit programs, along with specialty property and casualty lines, and favorable foreign exchange rates.

        Investment income increased 24% over 2002, and includes related investment expenses and income or loss on investment disposals and impairments. The net increase reflects:

  •
  lower impairment write-downs in 2003 of $36 million compared with $130 million in 2002. 2002 impairment write-downs included a $51 million cumulative adjustment related to prior reporting periods,

  •
  a non-cash increase in the value of Endurance stock warrants of $80 million and equity earnings from our investment in Endurance common stock of $25 million. Equity earnings from our Endurance investment in 2003 and 2002 were $46 million and $21 million, respectively,

  •
  interest income in 2002 on a tax-related settlement of $48 million with no corresponding amount in 2003, and

  •
  lower investment income generated by the operating units of $85 million including $27 million on deposit-type contracts which reflected lower rates.

        U.S. revenues, which represent 54% of total revenue, increased 4% in 2003 compared to 2002 as a result of growth driven:

  •
  primarily by new business development and improved retention rates in both retail and reinsurance brokerage and

  •
  secondarily by growth in the Consulting segment resulting from a large outsourcing contract that began in the third quarter 2002. This growth was partially offset by a decrease in revenue in our Accident & Health and Life sub-segment that was primarily from transferring our U.S. large employer group life and accidental death business to a third party via an indemnity reinsurance arrangement.

        While moderating, commercial property and casualty premium rate increases for most lines of coverage continued in 2003. We generally benefit from increased premium rates through increased commissions, although higher premiums can cause clients to purchase lower policy limits and retain higher deductibles.

Aon Corporation 2004

        Combined U.K. and Continent of Europe revenues increased 21% in 2003 to $3.2 billion and Rest of World revenue increased 23% to $1.3 billion, reflecting foreign exchange, strong new business, and the positive effect of increased premium rates.

Expenses

        General expenses increased 10% over 2002 reflecting:

  •
  growth of the businesses,

  •
  the effect of foreign exchange rates, and

  •
  higher overall defined benefit pension plan costs of $131 million for our major plans.

        General expenses in 2002 included $50 million of costs from the planned divestiture of the insurance underwriting segment and a credit of $6 million, reflecting the reversal of termination benefits that we incurred as part of our business transformation plan.

        Benefits to policyholders rose $52 million, or 4%, primarily as the result of new business volume, and losses and reserve strengthening of $65 million relating to NPS business, a non-core book of runoff business. NPS was hired to handle quoting, binding, premium collection, claims adjusting, and other servicing related to general liability insurance policies issued by one of Aon's subsidiaries. However, in mid-2002, we obtained a temporary restraining order against NPS, stopped it from initiating any new business on our behalf, and with others, sued the company for fraud. In 2003, actuaries examined the business that NPS had written and reviewed assumptions, such as historical loss development patterns and the expected ultimate loss ratio. As a result of this review, we strengthened our reserves, mainly for accident years 2001 and 2002. These reserves should cover future payments we expect to make in the next five to seven years. Excluding NPS, benefit payout ratios have declined, however, due to a shift in product mix.

        Interest expense decreased primarily due to lower debt levels. Amortization of intangible assets grew $9 million from 2002 due primarily to recent acquisitions as well as foreign exchange rates in the risk and insurance brokerage services segment.

        Total expenses also included a $14 million credit in 2003 and a $29 million credit in 2002 related to the World Trade Center. The 2003 credit represents a $60 million gain from a final settlement of our World Trade Center property insurance claim, net of $46 million related to the assignment to a third party of temporary office space we needed in Manhattan after the World Trade Center was destroyed. The 2002 credit represents a gain resulting from a settlement with our insurance carriers regarding reimbursement for depreciable assets that were destroyed.

Income from Continuing Operations Before Income Tax and Minority Interest

        Income from continuing operations before income tax and minority interest increased from $840 million in 2002 to $1.1 billion in 2003. This increase is due primarily to the impact of foreign exchange, the improvement in investment income ($61 million), and 2002 expenses related to the planned spin-off ($50 million) with no corresponding amount in 2003. Approximately 68% of Aon's 2003 consolidated income from continuing operations before income tax and minority interest was from international operations.

Aon Corporation 2004

Income Taxes

        The effective tax rate was 37% in both 2003 and 2002. The overall effective tax rates are higher than the U.S. federal statutory rate primarily because of state income tax provisions.

Income from Continuing Operations

        Income from continuing operations increased to $676 million ($2.04 per diluted share) from $496 million ($1.75 per diluted share) in 2002. Basic income per share from continuing operations was $2.12 and $1.76 for 2003 and 2002, respectively. In fourth quarter 2002, we had a common stock offering, which increased the number of average common and common stock equivalent shares outstanding. Including the effect of currency hedges, the positive impact of foreign currency translations was approximately $0.12 per share. We have deducted dividends paid for the redeemable preferred stock from net income to compute income per share. In accordance with EITF No. 04-8, 2003 diluted shares outstanding were increased by 14 million to reflect the possible conversion of Aon's 3.5% convertible debt securities. After-tax interest expense on these debt securities has been added back to income from continuing operations when calculating the diluted income per share.

Discontinued Operations

        After-tax losses from our discontinued businesses in 2003 were $48 million ($0.15 and $0.14 per basic and diluted share, respectively). In comparison, losses in 2002 from these discontinued operations were $30 million ($0.11 per both basic and diluted share). The 2003 results include an after-tax loss on the revaluation of the automotive finance business of $14 million.

REVIEW BY SEGMENT

General

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting, and Insurance Underwriting (see Note 15 to the consolidated financial statements for further information). Aon's operating segments are identified as those that:

  •
  report separate financial information and

  •
  are evaluated regularly when we are deciding how to allocate resources and assess performance.

        We attribute revenues to geographic areas based on the location of the resources producing the revenues.

        Segment revenue includes investment income generated by invested assets of that segment, as well as the impact of related derivatives. Investment characteristics mirror liability characteristics of the respective segments:

  •
  Our Risk and Insurance Brokerage Services and Consulting businesses invest funds held on behalf of clients and operating funds in short-term obligations.

  •
  In Insurance Underwriting, policyholder claims and other types of non-interest sensitive insurance liabilities are primarily supported by intermediate to long-term fixed-maturity instruments. Investments underlying interest-sensitive capital accumulation insurance liabilities are fixed- or floating-rate fixed-maturity obligations. For this business segment, operating invested assets are approximately equal to average net policy liabilities.

Aon Corporation 2004

  •
  Our insurance subsidiaries also have invested assets that exceed net policy liabilities which allow us to maintain solid claims paying ratings. Income from these investments are reflected in Corporate and Other segment revenues.

        The following tables and commentary provide selected financial information on the operating segments.

(millions) Years ended December 31,	2004	2003	2002
Operating segment revenue: (1)
Risk and Insurance Brokerage Services	$5,738	$5,593	$4,890
Consulting	1,247	1,185	1,046
Insurance Underwriting	3,150	2,883	2,801

Income before income tax:
Risk and Insurance Brokerage Services	$629	$848	$805
Consulting	105	110	122
Insurance Underwriting	254	196	155

Pretax margins:
Risk and Insurance Brokerage Services	11.0%	15.2%	16.5%
Consulting	8.4%	9.3%	11.7%
Insurance Underwriting	8.1%	6.8%	5.5%

(1)
Intersegment revenues of $72 million and $68 million were included in 2004 and 2003, respectively. See Note 15 to the consolidated financial statements for further information.

Risk and Insurance Brokerage Services

        Aon is a leader in many sectors of the insurance industry: globally, it is the second largest insurance broker, the largest reinsurance broker and the leading manager of captive insurance companies worldwide. In the U.S., Aon is the largest wholesale broker. These rankings are based on the most recent surveys compiled and reports printed by Business Insurance.

        Changes in premiums have a direct and potentially material impact on the insurance brokerage industry, as commission revenues are generally based on a percentage of the premiums paid by insureds. More specifically, lower premium rates, or a "soft market," generally result in decreased commission revenues.

        After the attacks of September 11, 2001, premium rates saw an unprecedented increase. Since late 2003, however, premiums in the property and casualty marketplace have declined. The downward rate trend varies by line of business, area of the world, and when each line of business began its downward trend. This trend may inhibit brokers' ability to grow revenues.

        Risk and Insurance Brokerage Services generated approximately 57% of Aon's total operating segment revenues in 2004. Revenues are generated primarily through:

  •
  commissions and fees paid by insurance and reinsurance companies,

  •
  fees paid by clients,

  •
  other carrier compensation, and

  •
  interest income on funds held on behalf of clients.

Aon Corporation 2004

        Our revenues vary from quarter to quarter throughout the year as a result of:

  •
  how our clients' policy renewals are timed,

  •
  the net effect of new and lost business,

  •
  the timing of services provided to our clients, and

  •
  the income we earn on investments, which is heavily influenced by short-term interest rates.

        Our retail brokerage companies operate in a highly competitive industry and compete with many retail insurance brokerage and agency firms, as well as individual brokers and agents and direct writers of insurance coverage. Specifically, this segment:

  •
  addresses the highly specialized product development and risk management needs of commercial enterprises, professional groups, insurance companies, governments, healthcare providers, and non-profit groups, among others;

  •
  provides affinity products for professional liability, life, disability income and personal lines for individuals, associations and businesses;

  •
  provides wholesale brokerage, managing underwriting and premium finance services to independent agents and brokers as well as corporate clients;

  •
  provides actuarial, loss prevention and administrative services to businesses and consumers; and

  •
  offers claims management and loss cost management services to insurance companies and firms with self-insurance programs. During 2004, we exited most of these activities by completing the sale of our U.K. claims operations in the second quarter of 2004 and our U.S. third party claims administration business in fourth quarter 2004.

        We review our revenue results using the following sub-segments:

  •
  Risk Management and Insurance Brokerage—Americas (Brokerage—Americas) encompasses our retail and wholesale brokerage services, affinity products, managing general underwriting, placement and captive management services, and premium finance services in North and South America, the Caribbean and Bermuda.

  •
  Risk Management and Insurance Brokerage—International (Brokerage—International) offers similar products and services to the parts of the world not included in Brokerage-Americas.

  •
  Reinsurance Brokerage and Related Services (Reinsurance) offers sophisticated advisory services in program design and claim recoveries that:

  —
  enhance the risk/return characteristics of insurance policy portfolios,

  —
  improve capital utilization, and

  —
  evaluate and mitigate catastrophic loss exposures worldwide.

  •
  Claims Services (Claims) offered claims administration and loss cost management services. We exited most of these activities in 2004 by selling our U.S. and U.K. claims administration businesses.

Aon Corporation 2004

Revenue

        Continuing the trend from late 2003, the insurance market softened further in 2004. Total 2004 Risk and Insurance Brokerage Services revenue was $5.7 billion or 3% over last year. Excluding the effect of foreign exchange rates, revenue declined 1% over last year as a result of:

  •
  soft market conditions, reflected in flat organic revenue,

  •
  a $101 million reduction in revenue from our U.S. and one of our U.K. claims services businesses which were sold during 2004, and

  •
  a $35 million decline from contingent commissions.

        This table details Risk and Insurance Brokerage Services revenue by sub-segment.

(millions) Years ended December 31,	2004	2003	2002
Brokerage-Americas	$2,308	$2,294	$2,101
Brokerage-International	2,357	2,074	1,695
Reinsurance	861	873	765
Claims	212	352	329

Total revenue	$5,738	$5,593	$4,890

        This table reconciles organic revenue growth to reported revenue growth in 2004 versus 2003.

Year ended December 31, 2004	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other	Organic Revenue Growth
Brokerage-Americas	1%	1%	—%	—%	—%
Brokerage-International	14	9	1	1	3
Reinsurance	(1)	4	—	(1)	(4)
Claims	(40)	—	(27)	—	(13)

Total revenue	3%	4%	(1)%	—%	—%

  •
  Brokerage-Americas revenue was up 1%, reflecting the impact of favorable foreign exchange rates. Organic revenue growth was zero, reflecting pricing pressures resulting from an overall soft market and lower contingent commission revenue, which was offset by improved retention rates.

  •
  Brokerage-International revenue showed strong improvement as a result of a favorable foreign exchange impact and good organic growth, especially in Asia, France and Italy.

  •
  Reinsurance revenue decreased because new business growth was more than offset by lower pricing on retained clients, lower renewal business in the Americas, and higher risk retention by clients.

  •
  Claims revenue was $82 million lower in 2004 compared to 2003 due to the sale of one of our U.K. claims services businesses in January 2004. In addition, revenue declined due to the sale of our U.S. claims services business in November 2004, and lower levels of activity in our U.S. operation during the year.

Aon Corporation 2004

        This table shows Risk and Insurance Brokerage Services revenue by geographic area and total pretax income:

(millions) Years ended December 31,	2004	% of total	2003	% of total	2002	% of total
Revenue by geographic area:
United States	$2,379	42%	$2,466	44%	$2,363	48%
United Kingdom	1,056	18	1,093	20	977	20
Continent of Europe	1,265	22	1,112	20	849	18
Rest of World	1,038	18	922	16	701	14

Total revenue	$5,738	100%	$5,593	100%	$4,890	100%

Income before income tax	$629		$848		$805

  •
  U.S. revenue decreased 4% over 2003 due to lower contingent commissions and declines in our wholesale, premium financing, underwriting management, and claims service businesses.

  •
  U.K. revenue declined 3%. Excluding the favorable impact of foreign exchange rates, revenue would have declined 11%. Both the retail and reinsurance sectors declined, primarily as a result of decreased pricing pressures, higher retention of risk by clients and lower new business. In addition, revenue declined $82 million due to the sale in the first quarter 2004 of one of our U.K. claims services businesses.

  •
  Continent of Europe revenue increased 14% driven by a favorable foreign currency impact along with strong organic revenue growth in France and Italy.

  •
  The 13% growth in the Rest of World is driven by a favorable foreign currency impact and growth in Asia.

Income Before Income Tax

        Pretax income decreased $219 million or 26% from 2003 to $629 million, despite the increase in revenue. In 2004, pretax margins in this segment were 11.0%, down from 15.2% in 2003.

        Our income and margins were affected this year by:

  •
  a $153 million provision allocation for regulatory settlements resulting from the investigation by the New York AG and other regulatory authorities,

  •
  a $35 million reduction in contingent commission revenue,

  •
  additional net periodic pension expense of $39 million,

  •
  a $34 million provision for costs and payments to settle the Daniel class action lawsuit,

  •
  premium declines on brokered coverage, and

  •
  increase in investment income of $13 million.

Consulting

        Aon Consulting is one of the world's largest integrated human capital consulting organizations. This segment:

  •
  provides a full range of human capital management services from employee benefits to compensation consulting and

Aon Corporation 2004

  •
  generated 12% of Aon's total operating segment revenues in 2004.

        We review our revenue results using the following sub-segments:

  •
  Consulting Services, which provides human capital consulting services in five practice areas:

  1.
  Employee Benefits advises clients about the structure, funding and administration of employee benefit programs which attract, retain and motivate employees. Benefits consulting includes health and welfare, retirement, executive benefits, absence management, compliance, employer commitment, investment advisory and elective benefit services.

  2.
  Compensation focuses on designing salary, bonus, commission, stock option and other pay structures, with special expertise in the financial services and technology industries.

  3.
  Management Consulting assists clients in process improvement and design, leadership, organization and human capital development, and change management.

  4.
  Communications advises clients on how to communicate initiatives that support their corporate vision.

  5.
  Strategic Human Resource Consulting advises complex global organizations on talent, change and organization effectiveness issues including assessment, selection performance management, succession planning, organization design and related people-management programs.

  •
  Outsourcing, which offers employment processing, performance improvement, benefits administration and other employment-related services.

Revenue

        In 2004, revenues of $1.2 billion increased 5% over 2003. Revenue on an organic basis grew 1% from last year and resulted from growth in U.S. compensation and international practices, especially in Europe, offset by lower revenue in U.S. employee benefits.

        In connection with our termination of contingent fee arrangements, contingent commissions decreased $2 million from the fourth quarter 2003 compared to the fourth quarter 2004.

        This table details Consulting revenue by sub-segment.

(millions) Years ended December 31,	2004	2003	2002
Consulting services	$949	$898	$796
Outsourcing	298	287	250

Total revenue	$1,247	$1,185	$1,046

        This table reconciles organic revenue growth to reported revenue growth in 2004 versus 2003.

Year ended December 31, 2004	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other	Organic Revenue Growth
Consulting services	6%	4%	—%	1%	1%
Outsourcing	4	3	3	(1)	(1)

Total revenue	5%	4%	1%	(1)%	1%

  •
  The increase in Consulting services revenue was driven by positive foreign exchange rates and organic revenue growth in U.S. compensation and international operations.

Aon Corporation 2004

  •
  Outsourcing revenue is down compared to prior year due mainly to slow employment growth in the U.S. economy.

        This table shows Consulting revenue by geographic area and pretax income:

(millions) Years ended December 31,	2004	% of total	2003	% of total	2002	% of total
Revenue by geographic area:
United States	$754	61%	$762	64%	$695	67%
United Kingdom	213	17	182	15	160	15
Continent of Europe	162	13	139	12	105	10
Rest of World	118	9	102	9	86	8

Total revenue	$1,247	100%	$1,185	100%	$1,046	100%

Income before income tax	$105		$110		$122

  •
  U.S. revenue decreased in 2004, primarily reflecting lower results in the employee benefits practice.

  •
  U.K., Continent of Europe and Rest of World revenues rose on favorable currency exchange impacts, organic revenue growth, and the impact of small acquisitions.

Income Before Income Tax

        Pretax income was $105 million. In 2004, pretax margins in this segment were 8.4%, down from 9.3% in 2003. The decline was caused by a $27 million provision allocation for settlements resulting from the investigation by the New York AG and other regulatory authorities, a $6 million accrual for costs and payments to settle the Daniel class action lawsuit, and a $2 million reduction of contingent commission revenue. The legal accruals and loss of contingent commission revenue were partially offset by:

  •
  favorable foreign exchange rates,

  •
  improved profitability of the large human resource outsourcing contract initiated in mid-2002, and

  •
  effective expense management.

Insurance Underwriting

        The Insurance Underwriting segment:

  •
  provides supplemental accident, health and life insurance coverage mostly through direct distribution networks, primarily through more than 6,800 career insurance agents working for our subsidiaries. Our revenues are affected by our success in attracting and retaining these career agents;

  •
  provides Medicare supplement and Medicare Advantage policies in the U.S. through a dedicated sales force;

  •
  offers extended warranty and credit insurance products that are sold through retailers, automotive dealers, insurance agents and brokers, and real estate brokers. Our revenues are affected by the addition and retention of these retailers, dealers, agents and brokers;

  •
  offers select commercial property and casualty business on a limited basis through managing general underwriters, primarily Aon-owned companies;

Aon Corporation 2004

  •
  administers certain extended warranty services on automobiles, electronic goods, personal computers and appliances;

  •
  has operations in the United States, Canada, Europe and Asia/Pacific; and

  •
  generated approximately 31% of Aon's total operating segment revenues in 2004.

        We have:

  •
  expanded product distribution to include affinity groups and worksite marketing, which has created access to new markets and potential new policyholders;

  •
  implemented a "back-to-basics" strategy in 2003 which focused on products and regions with predictable cash flows and the best return on investment;

  •
  announced plans in February 2003 to place in run-off our accident and health insurance underwriting operations in Latin America. We stopped operations in Argentina, and during 2003, transitioned into run-off status in Brazil and Mexico;

  •
  decided to run off certain non-core special risk accident and health business in the U.S. and the U.K.

Revenue

        Written premiums and fees are the basis for organic revenue growth in this segment; however, reported revenues reflect earned premiums and fees.

        We review our revenue results using the following sub-segments:

  •
  Accident & Health and Life, through which we provide an array of accident, sickness, short-term disability and other supplemental insurance products. Most of these products are primarily fixed-indemnity obligations and are not subject to escalating medical cost inflation;

  •
  Warranty and Credit, through which we provide warranties on automobiles and a variety of consumer goods, including electronics and appliances. In addition, we provide non-structural home warranties and other warranty products, such as credit card enhancements and affinity warranty programs; and Property & Casualty, through which we provide select commercial property and casualty business on a limited basis.

Aon Corporation 2004

        The table below reflects written and earned premiums and associated reserves:

(millions) Years ended December 31,	2004	2003	2002
Written premiums:
Accident & Health and Life	$1,461	$1,460	$1,519
Warranty and Credit	1,081	986	828
Property & Casualty	264	221	164
Total Warranty, Credit, Property & Casualty	1,345	1,207	992

Total Insurance Underwriting	$2,806	$2,667	$2,511

Earned premiums:
Accident & Health and Life	$1,620	$1,502	$1,494
Warranty and Credit	920	830	733
Property & Casualty	248	217	133

Total Warranty, Credit, Property & Casualty	1,168	1,047	866

Total Insurance Underwriting	$2,788	$2,549	$2,360

Policy and Contract Claim Liabilities:
Accident & Health and Life	$422	$447	$421
Warranty and Credit	211	207	177
Property & Casualty	1,221	955	653

Total Warranty, Credit, Property & Casualty	1,432	1,162	830

Total Insurance Underwriting	$1,854	$1,609	$1,251

        In 2004, revenues of $3.2 billion increased 9% over 2003. Excluding the effect of foreign exchange rates, revenues rose 5%.

        This table details Insurance Underwriting revenue by sub-segment.

(millions) Years ended December 31,	2004	2003	2002
Accident & health and life	$1,721	$1,594	$1,639
Warranty, credit and property & casualty	1,429	1,289	1,162

Total revenue	$3,150	$2,883	$2,801

Aon Corporation 2004

        This table reconciles organic revenue growth to reported revenue growth in 2004 versus 2003.

Year ended December 31, 2004	Reported Revenue Growth	Less: Currency Impact	Less: All Other(1)	Organic Revenue Growth
Accident & health and life	8%	4%	8%	(4)%
Warranty, credit and property & casualty	11	3	2	6

Total revenue	9%	4%	4%	1%

(1)
The difference between written and earned premiums and fees, as a percentage change, was 3% for accident & health, 0% for warranty and 1% for total revenue. In addition, a change in accounting for an insurance contract in the U.S. as a percentage change, was 6% for accident & health and life and 3% for total revenue.

•
Accident & Health and Life revenue grew $127 million or 8% driven by a change in an insurance program for a specialty accident and health line, favorable foreign currency exchange, higher investment income and growth in the core business, partially offset by planned reductions in runoff businesses of $25 million.

•
Warranty, Credit and Property & Casualty revenue grew $140 million or 11% due to improvement in our North American warranty, as well as European auto and warranty programs, growth in the select property and casualty business, and favorable foreign currency exchange rates.

        This table details Insurance Underwriting revenue by geographic area and pretax income:

(millions) Years ended December 31,	2004	% of total	2003	% of total	2002	% of total
Revenue by geographic area:
United States	$2,108	67%	$1,953	68%	$2,005	72%
United Kingdom	456	14	460	16	395	14
Continent of Europe	284	9	211	7	159	6
Rest of World	302	10	259	9	242	8

Total revenue	$3,150	100%	$2,883	100%	$2,801	100%

Income before income taxes	$254		$196		$155

  •
  In 2004, U.S. revenue increased as a result of changes in an insurance program for a specialty accident & health line, improvements in accident & health and life's core business, along with growth in construction group and warranty programs, which more than offset lower results in run-off programs.

  •
  U.K. revenue was lower than last year, despite favorable exchange rates, as a result of lower revenue from a book of U.K. specialty accident and health business that had been placed in runoff, as well as a property & casualty discontinued line of business.

  •
  Continent of Europe and Rest of World posted significant revenue improvement during the year. This increase is primarily the result of a favorable exchange rate impact, as well as improvements in our European auto and warranty programs.

Income Before Income Tax

        Pretax income of $254 million increased 30% from 2003. Pretax margins rose from 6.8% in 2003 to 8.1% in 2004.

Aon Corporation 2004

        Increased pretax income and margin resulted from:

  •
  $65 million of expense relating to the NPS program in 2003,

  •
  improved profitability in the traditional lines of accident & health and life,

  •
  higher investment income of $14 million due to changes in the investment portfolio which increased both duration and returns,

  •
  positive foreign exchange effects, and

  •
  profitable growth in North American auto warranty and specialty property & casualty programs.

        These increases were partially offset by:

  •
  lower international auto credit results because auto dealerships continue to de-emphasize some credit products and

  •
  declines in U.S. electronic warranty results due to discontinued programs, as well as losses related to a European electronics warranty program.

Corporate and Other

        Corporate and Other segment revenue consists primarily of investment income (including income or loss on investment disposals and other-than-temporary impairment losses), which is not otherwise reflected in the operating segments. This segment includes:

  •
  invested assets and related investment income not directly required to support the risk and insurance brokerage services and consulting businesses and

  •
  the assets in excess of net policyholder liabilities of the insurance underwriting subsidiaries and related income.

        Corporate and Other segment revenue includes income from Endurance common stock, which was accounted for under the equity method before the sale of virtually all of our holdings in December 2004, and changes in the valuation of Endurance warrants. Aon carries its investment in Endurance warrants at fair value and records changes in the fair value through Corporate and Other segment revenue.

        Private equities are principally carried at cost except where Aon has significant influence, in which case they are carried under the equity method. These investments usually do not pay dividends.

        Limited partnerships (LP) are accounted for under the equity method and changes in the value of the underlying LP investments flow through Corporate and Other segment revenue.

        Although our portfolios are highly diversified, they still remain exposed to market, equity, and credit risk.

        We:

  •
  periodically review securities with material unrealized losses and evaluate them for other-than-temporary impairments,

  •
  analyze various risk factors and identify any specific asset impairments. If we determine there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value, and

  •
  review invested assets with material unrealized losses each quarter.

Aon Corporation 2004

        This table shows the components of Corporate and Other revenue and expenses:

(millions) Years ended December 31,	2004	2003	2002
Revenue:
Income from marketable equity securities and other investments:
Income from change in fair value of Endurance warrants	$—	$80	$—
Equity earnings — Endurance	38	46	21
Other	11	11	10

	49	137	31
Limited partnership investments	6	1	14
Interest on tax refund	—	—	48
Net gain (loss) on disposals and related expenses:
Gain on sale of Endurance stock	48	—	—
Impairment write-downs	(3)	(36)	(130)
Other	9	23	16

	54	(13)	(114)

Total revenue	109	125	(21)
Expenses:
General expenses	81	61	97
Interest expense	136	101	124
Unusual credits — World Trade Center	—	(14)	—

Total expenses	217	148	221

Loss before income tax	$(108)	$(23)	$(242)

Revenue

        Corporate and Other revenue decreased by $16 million to $109 million in 2004. The revenue decrease was primarily driven by:

  •
  an $80 million non-cash increase in the value of the Endurance stock warrants recognized in 2003 where previously there had been no value recorded. The value of the Endurance warrants fluctuated during the year, but at year-end 2004 remained approximately $80 million. This was mostly offset by:

  •
  the sale of virtually all of our common stock investment in Endurance resulting in a $48 million gain and

  •
  lower impairment writedowns of certain fixed-maturity and equity investments of $3 million in 2004 versus $36 million in 2003.

Loss Before Income Tax

        Corporate and Other expenses were $69 million or 47% higher than in 2003 as a result of:

  •
  an increase in interest expense of $35 million primarily due to the adoption at December 31, 2003 of FIN 46. As a result of this adoption, we were required to deconsolidate our trust preferred capital securities, which were offset by an increase in notes payable. Interest expense on these notes payable was $58 million for the year. Absent that item, interest expense declined $23 million due principally to a reduction in U.S. debt levels earlier in 2004;

Aon Corporation 2004

  •
  an increase in general expenses of $20 million due in part to increases in compliance costs for the Sarbanes Oxley Act, compensation and occupancy expenses; and

  •
  a net $14 million credit related to the World Trade Center in 2003 with no corresponding credit in 2004.

        These revenue and expense comparisons contributed to the overall Corporate and Other pretax loss of $108 million in 2004 versus a pretax loss of $23 million in 2003.

FINANCIAL CONDITION AND LIQUIDITY

Liquidity

        Our routine liquidity needs are primarily for servicing debt and paying dividends on outstanding stock. Our primary source for meeting these requirements is from dividends and internal financing from our operating subsidiaries. Additionally, we fully drew down our long-term Euro credit facility to ensure adequate liquidity in the fourth quarter of 2004. After meeting our routine dividend and debt servicing requirements, we used a portion of the remaining funding we received throughout the year for capital expenditures.

        Our major U.S. insurance subsidiaries' statutory capital and surplus at year-end 2004 significantly exceeded the risk-based capital target set by the NAIC.

        In the aggregate, our operating subsidiaries anticipate there will be adequate liquidity to meet their needs in the foreseeable future and to provide funds to the parent company. We have used cash flow primarily for dividend payments, business reinvestment, debt reduction, and acquisition financing.

        Cash on our statements of financial position includes funds available for general corporate purposes. We segregate funds we are holding on behalf of clients and to satisfy policyholder liabilities.

        The cash payments for the $190 million settlement with the New York AG and other regulatory authorities will be funded through operating cash flow over the following time frame:

(millions)	Cash to be paid

2005	$76
2006	76
2007	38

Total cash payments	$190

        In addition to the New York AG and other regulatory authorities investigations, we are defending various client class action lawsuits. We accrued $40 million for costs and payments to settle the Daniel class action lawsuit.

        In 2004, total cash contributions to our major defined benefit pension plans were $189 million, a decrease of $28 million from 2003. In 2003, we made a $100 million early contribution to the U.S. defined benefit pension plan. In 2004, we made an early contribution of $18 million for our Netherlands defined benefit pension plan. Under current rules and assumptions, we anticipate that 2005 contributions to our major defined benefit pension plans will be approximately $202 million.

Aon Corporation 2004

        In connection with one of our U.K. pension plans, our principal U.K. subsidiary has agreed with the trustees of the plan to contribute £20 million per year to the plan for six years with the amount payable increasing by 5.3% on each January 1, beginning in 2005. These contributions are in addition to the normal employer contributions to the plan. The trustees of the plan:

  •
  have certain rights to request that our U.K. subsidiary advance an amount equal to an actuarially determined winding up deficit. As of December 31, 2003, the estimated winding up deficit was £345 million; and

  •
  have accepted in practice the agreed-upon schedule of contributions and have not requested such an advance.

        At the last valuation date, September 30, 2004, the estimated deficit between the value of the plan assets and the projected benefit obligation, calculated under U.S. GAAP, was £108 million, of which £92 million was recorded as a minimum pension liability. The U.K. pension plans have been closed to new employees since 1999.

Cash Flows

        Cash flows from operations represent the net income we earned in the reported periods adjusted for non-cash charges and changes in operating assets and liabilities.

        Cash flows provided by operating activities for twelve months 2004 and 2003 are as follows:

(millions) As of December 31,	2004	2003
Insurance Underwriting operating cash flows	$541	$360
Change in funds held on behalf of brokerage and consulting clients	(50)	200
All other operating cash flows	693	752

Cash provided by operating activities	$1,184	$1,312

Insurance Underwriting operating cash flows

        Our insurance underwriting operations include accident & health and life, warranty, credit, and property & casualty businesses. These insurance products have distinct differences in the timing of premiums earned and payment of future liabilities.

        The operating cash flow from our insurance subsidiaries, which also includes related corporate items, was $541 million for 2004 compared to $360 million for 2003. For 2004, operating cash flows, analyzed by major income statement component, indicated that premiums and other fees collected, net of reinsurance, were $3,167 million. Investment income and other miscellaneous income received was $159 million. We used these revenues primarily to pay claims and other cash benefits of $1,382 million, commission and general expenses of $1,325 million, and taxes of $78 million.

        The comparable 2003 premiums and other fees collected, net of reinsurance, were $2,931 million. Investment income and other miscellaneous income received was $141 million. Payments included claims and other cash benefits of $1,223 million, commission and general expenses of $1,366 million, and taxes of $123 million.

        We will invest and use operating cash flows to satisfy future benefits to policyholders, and when appropriate, make them available to pay dividends to the Aon parent company (Aon Parent). In second

Aon Corporation 2004

quarter 2004, Combined Insurance Company of America (CICA), one of our major insurance underwriting subsidiaries, declared and made a non-cash dividend of $71 million to Aon Parent.

        Generally, we invest assets supporting policyholder liabilities in highly liquid and marketable investment grade securities. These invested assets are subject to insurance codes set forth by the various governmental jurisdictions in which we operate, both domestically and internationally. The insurance codes restrict both the quantity and quality of various types of assets within the portfolios.

        Our insurance subsidiaries' policy liabilities are segmented among multiple accident and health and property casualty portfolios. Those portfolios have widely varying estimated durations and interest rate characteristics. Generally, policy liabilities are not subject to interest rate volatility disintermediation risk. Therefore, in many of the portfolios, asset and policy liability duration are not closely matched. Interest rate sensitive policy liabilities are generally supported by floating rate assets.

Funds held on behalf of clients

        In our risk and insurance brokerage and consulting businesses, we typically hold funds on behalf of clients as a result of:

  •
  premiums received from clients that are in transit to insurers. These premiums held on behalf of, or due from, clients are reported as assets with a corresponding liability due to the insurer.

  •
  claims due to clients that are in transit from insurers. Claims held by, or due to, us, and which are due to clients, are also shown as both assets and liabilities.

        These funds held on behalf of clients can fluctuate significantly depending on when we collect cash from our clients and when premiums are remitted to the insurance carriers.

All other operating cash flows

        The operating cash flow from our risk and insurance brokerage services and consulting segments, as well as related corporate items, was $693 million for 2004 compared to $752 million for the comparable period in 2003. These amounts exclude the change in funds held on behalf of clients from year-end of approximately $(50) million in 2004 and $200 million in 2003, as described above. The operating cash flows depend on the timing of receipts and payments related to revenues, incentive compensation, other operating expenses, and income taxes. In 2004, the net decrease in cash from our risk and insurance brokerage services and consulting segments, and related corporate items, of $59 million was primarily affected by the timing of income tax payments, net of refunds.

        Aon Parent uses the excess cash generated by our brokerage and consulting businesses to meet its liquidity needs, which consist primarily of servicing its debt and for paying dividends to its stockholders.

Investing and Financing Activities

        We used the consolidated cash flow from operations (net of funds held on behalf of clients) of $1.2 billion for:

  •
  investing activities of $923 million. The cash flows used by investing activities included purchases of investments, net of sales, of $896 million and acquisitions, principally made by our international brokerage operations, of $80 million. Additionally, our investing activities included capital expenditures, net of disposals, of $80 million, and proceeds from the sale of operations of $133 million.

Aon Corporation 2004

  •
  financing needs of $266 million. Financing uses included cash dividends paid to shareholders of $192 million, long-term debt issuance, net of payments of $3 million, net repayment of short-term debt of $49 million, and cash payments of $51 million for interest sensitive, annuity and investment-type contracts. During fourth quarter 2004, we fully drew down our long-term Euro facility to ensure adequate liquidity prior to replacing both our long-term Euro and U.S. credit facilities, which occurred in February 2005. See Note 7 "Debt and Lease Commitments" for further information on our credit facilities.

Financial Condition

        Since year-end 2003, total assets increased $1.3 billion to $28.3 billion at December 31, 2004.

        In 2004, total investments increased $1.3 billion to $8.6 billion from December 31, 2003. Fixed maturities increased $731 million, primarily relating to an asset management program at our insurance underwriting subsidiaries that became effective in 2003, which resulted in a shift from short-term to long-term investments. Short-term investments rose $801 million, primarily as a result of an increase in funds from the sale of our common stock investment in Endurance, as well as the impact of foreign exchange rates.

        Risk and Insurance Brokerage Services and Consulting receivables decreased $153 million in 2004. Corresponding insurance premiums payable decreased $82 million over the same period. The decrease in receivables and payables reflects:

  •
  the timing of receipts and payments and

  •
  the decrease in premium rates across most lines of business.

        Other assets decreased $223 million from December 31, 2003. Other assets are comprised principally of prepaid premiums related to reinsurance and prepaid pension assets. The decrease from year-end 2003 is due to:

  •
  a reduction of $58 million due to the adoption of SOP 03-1;

  •
  the conversion of $55 million of life insurance policies to cash; and

  •
  a reduction in prepaid premiums.

        Policy liabilities in total, excluding other policyholder funds, increased $501 million, but were partially offset by a corresponding increase in reinsurance receivables (reflected in other receivables).

        Other policyholder funds decreased $40 million from 2003 due primarily to interest sensitive and deposit-type contracts maturing and our decision to stop offering these programs.

        Our minimum defined benefit pension liability, included in pension, post retirement and post employment liabilities, increased $157 million since last year-end. We are required to maintain at plan level, at a minimum, a liability equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations.

Investments

        We invest in broad asset categories related to our diversified operations. In managing our investments, our objective is to maximize earnings while monitoring asset and liability durations, interest and credit risks and regulatory requirements. We maintain well-capitalized operating

Aon Corporation 2004

companies. The financial strength of these companies permits a diversified investment portfolio including invested cash, fixed-income obligations, public and private equities and limited partnerships.

        The Corporate and Other segment contains invested assets and related investment income not directly required to support the insurance brokerage and consulting businesses, together with the assets in excess of net policyholder liabilities of the underwriting business and related income. These insurance assets, which are publicly traded equities, as well as less liquid private equities and limited partnerships, represent an aggressive investment strategy that gives us an opportunity for greater returns with longer-term investments. These assets, owned by the insurance underwriting companies:

  •
  are necessary to support strong claims paying ratings by independent rating agencies and

  •
  are unavailable for other uses such as debt reduction or share repurchases without considering regulatory requirements (see Note 10 to the consolidated financial statements).

        In December 2001, we securitized $450 million of our LP investments and associated LP commitments, which represented most of our limited partnership investments, via a sale of PEPS I. The securitization gives our underwriting subsidiaries greater liquidity.

        See Note 6 to our consolidated financial statements for more information on our investments.

Borrowings

        Total debt at December 31, 2004 was $2.1 billion, down $31 million from December 31, 2003. Specifically:

  •
  notes payable increased by $20 million compared to year-end 2003. This increase is due to an increase in our long-term Euro credit facility of $334 million, mostly offset by retiring $305 million of outstanding domestic debt securities due in January and July 2004. We fully drew down our Euro credit facility to ensure adequate liquidity in the fourth quarter of 2004; and

  •
  short-term debt declined $51 million, reflecting a decrease in foreign borrowings.

        We have disclosed future payments of notes payable and operating lease commitments (with initial or remaining non-cancelable lease terms in excess of one year) in Note 7 to the consolidated financial statements.

        In 2002, we completed an offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due 2012. The debentures are unsecured obligations and are convertible into our common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances, including the following:

  •
  If the closing price of our common stock during any fiscal quarter exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter.

        Or

  •
  Subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

Aon Corporation 2004

        Aon has reserved approximately 14 million shares for the potential conversion of these debentures.

        At December 31, 2004, we had a $775 million unused committed bank credit facility to support commercial paper and other short-term borrowings. The three year portion of the facility was for $437.5 million, while the 364-day portion of the facility was for $337.5 million. We replaced the facility in February 2005 with a three year $600 million facility. This facility allows us to issue up to $150 million in letters of credit.

        We also have several foreign credit facilities available. At December 31, 2004, we had available to us:

  •
  a long-term Euro credit facility of €250 million, or $334 million, which was fully drawn down at year-end. This facility was replaced in February 2005 with a new €650 million multi-currency facility, which includes a €325 million three-year and €325 million five-year facility. See Note 7 to the consolidated financial statements for further discussion on both the U.S. and Euro facilities;

  •
  a 364-day £45 million facility and a 10 million Canadian dollar facility, both of which expire in September 2005; and

  •
  a €20 million open-ended facility.

        The major rating agencies' ratings of our debt at March 9, 2005 appear in the table below.

	Senior long-term debt		Commercial paper
	Rating	Outlook	Rating	Outlook
Standard & Poor's	BBB+	Negative	A-2	Negative
Moody's Investor Services	Baa2	Stable	P-2	Stable
Fitch, Inc.	BBB+	Negative	F-2	Negative

        In October 2004:

  •
  Standard & Poor's (S&P) lowered its rating on our senior long-term debt from "A-" to "BBB+" and placed all its ratings for Aon on credit watch with negative implications; and

  •
  Moody's Investor Services and Fitch, Inc. placed both our senior long-term debt and commercial paper ratings on negative outlook and credit watch with negative implications, respectively.

        In March 2005:

  •
  Fitch, Inc. lowered its ratings on our senior debt from "A-" to "BBB+" and affirmed our commercial paper rating of "F2". Their rating outlook continues to be negative;

  •
  S&P affirmed its ratings for Aon and removed us from credit watch; and

  •
  Moody's affirmed its ratings for Aon and changed their outlook from negative to stable.

        The change in our ratings reflect the rating agencies' concern for Aon's future earnings and cash flow given the announcement eliminating contingent commission arrangements, the New York AG and other regulatory authorities' investigations, and concerns about private litigation.

Aon Corporation 2004

        A further downgrade in the credit ratings of our senior debt and commercial paper will:

  •
  increase the company's borrowing costs and reduce its financial flexibility. The Company's 6.20% notes due 2007 ($250 million of which are outstanding with a current interest rate of 6.70%) expressly provide for interest rate increases in the case of certain ratings downgrades. Because of the recent downgrade, the interest rate on these notes increased 25 basis points in January 2005 to 6.95%; and

  •
  increase Aon's commercial paper interest rates or may restrict our access to the commercial paper market altogether. Although we have committed backup lines in excess of our current outstanding commercial paper borrowings, we cannot assure that the company's financial position will not be hurt if we can no longer access the commercial paper market.

        Additional rating changes were as follows:

  •
  In May 2004, A.M. Best, a major rating agency for our insurance company subsidiaries, changed its ratings for our two major insurance subsidiaries as follows: CICA from "A" stable outlook to "A" negative outlook; Virginia Surety Company from "A" stable outlook to "A-" stable outlook.

  •
  In August 2004, Moody's Investor Services raised its rating for CICA from "Baa1" stable outlook to "A3" stable outlook.

  •
  In October 2004, Fitch, Inc. lowered its rating for CICA from "A-" stable outlook to "A-" negative outlook.

Stockholders' Equity

        Stockholders' equity increased $605 million during 2004 to $5.1 billion, primarily reflecting:

  •
  $546 million of net income before preferred dividends and

  •
  a $146 million (after tax) foreign exchange benefit.

        These equity increases were partially offset by dividends paid to stockholders of $192 million.

        Accumulated other comprehensive loss decreased $180 million since December 31, 2003. Compared to year-end 2003:

  •
  net foreign exchange improved by $146 million because of the weakening U.S. dollar against foreign currencies,

  •
  net derivative losses increased $10 million, and

  •
  net unrealized investment gains rose $42 million.

        In past years, some of our defined benefit pension plans, particularly in the U.K., incurred losses due to reduced actuarial return assumptions. U.S. generally accepted accounting principles require a company to maintain, at a minimum, a liability on its balance sheet equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations. At year-end 2004, the change in pension obligation caused a $2 million (after-tax) increase to stockholders' equity. We maintain the related pension plan assets in separate trust accounts; they are not part of our consolidated financial statements. This non-cash adjustment to other comprehensive income did not affect 2004 net income.

Aon Corporation 2004

        For 2005, we project:

  •
  our pension expense for our major defined benefit plans will be $251 million. This expense was significantly affected by a lower discount rate; and

  •
  cash contributions to the major defined benefit pension plans will be $202 million.

        Our total debt and preferred securities as a percentage of total capital is 29.8% at December 31, 2004, compared to 32.8% at year-end 2003.

Off Balance Sheet Arrangements

        We record various contractual obligations as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements, but we are required to disclose them.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $21 million for taxes and other business obligations to third parties. We accrue amounts in our consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        As discussed below, we use special purpose entities and qualifying special purpose entities ("QSPE's"), also known as special purpose vehicles, in some of our operations, following the guidance of FASB Statement No. 140 and other relevant accounting guidance.

Premium Financing

        Certain of our subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses to finance insurance premiums and then sell ("securitize") the finance receivables through securitization transactions that meet the criteria for sale accounting in accordance with FASB Statement No. 140. These premium-financing securitizations are accomplished by using special purpose entities which are considered QSPEs pursuant to Statement No. 140 and FIN 46, and commercial paper multi-seller, non-qualified bank conduit SPEs. Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

        Premium financing securitizations performed by our U.S., U.K., Canadian and Australian subsidiaries use multi-seller non-qualified SPEs. By analyzing the qualitative and quantitative factors of the SPEs, we have determined that these subsidiaries are not the sponsors of the SPEs. Additionally, independent third parties:

  •
  have made substantial equity investments in the SPEs,

  •
  have voting control of the SPEs, and

  •
  generally have the risks and rewards of ownership of the assets of the SPEs.

        Based on these factors and before the adoption of FIN 46, we had determined that non-consolidation was the appropriate accounting treatment. With the adoption of FIN 46 as of December 31, 2003, we have determined that our subsidiaries do not have a significant variable interest in the SPEs, and therefore, we have concluded that non-consolidation continues to be appropriate.

        Through the premium financing agreements, we or one of our QSPEs sells undivided interests in specified premium finance receivables to the independent SPEs. Under the terms of these agreements, new receivables increase the amounts available to securitize as collections (administered by Aon) and

Aon Corporation 2004

reduce previously sold receivables. The amount advanced from third parties at any one time under the accounts receivable sales agreement is limited to a maximum of $2 billion.

        At both December 31, 2004 and 2003, $1.8 billion was advanced under these programs from the SPEs. We record at fair value the retained interest, which is included in insurance brokerage and consulting services receivables in the consolidated statements of financial position.

        Aon recorded gains associated with the sale of receivables. When we calculated the gain, we included all fees we incurred related to this facility. The gains included in revenue in the consolidated statements of income, were $81 million, $69 million and $70 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        We retain servicing rights for sold receivables and earn a servicing fee as income over the servicing period. The servicing fees are included in the gain/loss calculation. At December 31, 2004 and 2003, the fair value of the servicing rights approximates the estimated costs to service the receivables, and accordingly, Aon has not recorded any servicing assets or liabilities related to this servicing activity.

        We estimate fair value by discounting estimated future cash flows from the servicing rights and servicing costs using:

  •
  discount rates that approximate current market rates and

  •
  expected future prepayment rates.

        The SPEs bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves, which we guarantee. Under the guarantee provisions, our maximum cash requirement was approximately $73 million at December 31, 2004. We renewed the U.S. and European facilities in December 2004 and in January 2005, we eliminated the percentage guarantee for the European facility, replacing it with other collateral enhancements. In April 2005, we will do the same for the U.S. facility.

        Both facilities require Aon to maintain consolidated net worth, as defined, of at least $2.5 billion, and:

  •
  consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated net interest of at least 4 to 1, and

  •
  consolidated indebtedness to consolidated EBITDA of no more than 3 to 1.

        We intend to renew these conduit facilities when they expire. If there were adverse bank, regulatory, tax or accounting rule changes, our access to the conduit facilities and special purpose vehicles would be restricted. These special purpose vehicles are not included in our consolidated financial statements in accordance with the appropriate accounting standards.

PEPS I

        On December 31, 2001, we sold the vast majority of our LP portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company, owned by one of our subsidiaries (49%) and by a charitable trust, which we do not control, established for victims of the September 11th attacks (51%).

        PEPS I sold approximately $171 million of investment grade fixed-maturity securities to unaffiliated third parties. It then paid our insurance underwriting subsidiaries the $171 million in cash and issued them an additional $279 million in fixed-maturity and preferred stock securities.

Aon Corporation 2004

        Standard & Poor's Ratings Services rated the fixed-maturity securities our subsidiaries received from PEPS I as investment grade. As part of this transaction, the insurance companies had been required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded LP commitments as they are requested. In 2004, Aon's insurance underwriting subsidiaries funded $13 million of commitments. Beginning in July 2004, Aon Parent assumed this responsibility. Aon Parent funded $7 million of commitments in 2004. As of December 31, 2004, the unfunded commitments amounted to $60 million. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        Based on the rating agencies' downgrade of Aon's senior debt credit rating in October 2002, we purchased credit support agreements in January 2003, and as a result, $100 million of CICA's cash has been pledged as collateral for these commitments. During second quarter 2004, the balance of the collateral, $59 million, was paid as a dividend to Aon Parent. Given the current ratings of Aon, CICA and Virginia Surety Corporation, the collateral was no longer required. As such, the collateral account was liquidated in December 2004 and the funds returned to Aon's operating cash.

        Subsequent to closing the securitization, one of our insurance subsidiaries sold PEPS I fixed-maturity securities with a value of $20 million to Aon. In second quarter 2004, CICA paid dividends to Aon Parent of $12 million in fixed-maturities securities. We have not included the assets and liabilities and operations of PEPS I in our consolidated financial statements.

        In previous years, Aon has recognized other than temporary impairment writedowns of $59 million, equal to the original cost of one tranche. The preferred stock interest represents a beneficial interest in securitized limited partnership investments. The fair value of the private preferred stock interests depends on the value of the limited partnership investments held by PEPS I. Management assesses other-than-temporary declines in the fair value below cost using a financial model that considers the:

  •
  value of the underlying limited partnership investments of PEPS I and

  •
  nature and timing of the cash flows from the underlying limited partnership investments of PEPS I.

Combined Global Funding

        In 1998, CICA, an Aon subsidiary, formed Combined Global Funding, LLC, a Cayman Islands-based SPE, to issue notes to investors under a European Medium-Term Note Program (EMTN). We used the proceeds of the notes to purchase funding agreement policies issued by CICA. The contract terms of the funding agreement mirror the terms of the trust medium-term notes. Historically, CICA has consolidated the SPE based on the guidance in ARB 51 and EITF Topic D-14; more specifically, we have:

  •
  classified the EMTNs as a policyholder liability in our consolidated financial statements rather than as notes payable, given that the liquidation preference of the underlying debt more closely resembled the characteristics of a policyholder liability; and

  •
  included the interest expense on the EMTNs in benefits to policyholders in the consolidated statements of income. The amount of EMTNs outstanding at December 31, 2004 and 2003 were $18 million and $50 million, respectively. In 2005, the remaining outstanding EMTN and the corresponding funding agreement are scheduled to be redeemed.

        After the adoption of FIN 46, Aon determined that the SPE is a variable interest entity, and CICA is not the primary beneficiary, because CICA does not have a variable interest in the SPE. As a

Aon Corporation 2004

result, CICA was required to deconsolidate the trust on December 31, 2003. There was no effect on the consolidated statements of financial position or income statements as a result of this deconsolidation, as the funding agreement liability between CICA and the SPE is now classified as a policyholder liability.

Contractual Obligations

        The following table:

  •
  summarizes our significant contractual obligations at December 31, 2004 and the future periods during which we expect to settle these obligations in cash.

  •
  reflects the timing of principal payments on outstanding borrowings.

        We have provided additional details about these obligations in our footnotes to the financial statements as noted below.

	Payments due by period
(millions)	Less than 1 year	1-3 years	4-5 Years	More than 5 years	Total
Notes Payable and Short-term Borrowings (Note 7)	$594	$263	$2	$1,258	$2,117
Interest Expense on Notes Payable	116	187	169	1,058	1,530
Operating Leases (Note 7)	345	555	403	777	2,080
Redeemable Preferred Stock (Note 10) (1)	—	—	—	50	50
Other Policyholder Funds	18	—	—	—	18
Purchase Obligations (2)(3)	223	298	202	132	855
Insurance Premiums Payable	10,100	17	3	1	10,121
Future Policy Benefits	41	101	128	1,272	1,542
Policy and Contract Claims	772	290	154	638	1,854
New York AG and Other Regulatory Authorities Settlement (4)	76	114	—	—	190
Other Long-Term Liabilities Reflected on the Consolidated Balance Sheet under GAAP	3	7	3	8	21

Total	$12,288	$1,832	$1,064	$5,194	$20,378

(1)
Shares are redeemable at the option of Aon or the holders beginning one year after the occurrence of a certain future event, which occurred in September 2004.

(2)
Included in purchase obligations is a $517 million contract for information technology outsourcing with Computer Sciences Corporation. We are free to terminate this contract at any time for an amount calculated per the contract. However, given the nature of the contract, we have included it in our contractual obligations table.

(3)
Also included in purchase obligations is a $179 million contract for information technology services in the U.K. As of December 31, 2004, we can exit this obligation for approximately $25 million. However, given the nature of the contract, we have included it in our contractual obligations table.

(4)
The $180 million net present value of this liability has been reflected on the December 31, 2004 balance sheet in other liabilities.

Aon Corporation 2004

        We also have obligations with respect to our pension and other benefit plans (see Note 11 to our consolidated financial statements as well as our discussion on liquidity above).

Market Risk Exposures

        We are exposed to potential fluctuations in earnings, cash flows and the fair value of certain of our assets and liabilities due to changes in interest rates, foreign exchange rates, and equity prices. To manage the risk arising from these exposures, we enter into a variety of derivative instruments. Aon does not enter into derivatives or financial instruments for trading purposes.

        The following discussion describes our specific exposures and the strategies we use to manage these risks. Please see the discussion of our accounting policies for financial instruments and derivatives in Notes 1 and 13 to the consolidated financial statements.

        We are subject to foreign exchange rate risk from translating the financial statements of our foreign subsidiaries into U.S. dollars. Our primary exposures are to the British pound, the Euro, the Canadian dollar, and the Australian dollar. We use over-the-counter (OTC) options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of our foreign operations.

        Additionally, some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. Our U.K. subsidiary earns approximately 31% of its revenue in U.S. dollars, but the majority of its expenses are incurred in pounds sterling. Our policy is to convert into pounds sterling sufficient U.S. dollar revenue to fund the subsidiary's pound sterling expenses using over-the-counter (OTC) options and forward exchange contracts. At December 31, 2004, we have hedged 89%, 67% and 52% of our U.K. subsidiaries' expected U.S. dollar transaction exposure for the years ending December 31, 2005, 2006 and 2007, respectively. We do not generally hedge exposures beyond three years.

        The impact to 2004 and 2003 pretax income in the event of a hypothetical 10% adverse change in the respective quoted year-end exchange rates would not be material given derivative positions.

        The nature of the income of our businesses is affected by changes in international and domestic short-term interest rates. We monitor our net exposure to short-term interest rates and, as appropriate, hedge our exposure with various derivative financial instruments. A hypothetical, instantaneous parallel decrease in the period end yield curve of 100 basis points would cause a decrease, net of derivative positions, of $10 million and $9 million to 2004 and 2003 pretax income, respectively.

        The valuation of our fixed-maturity portfolio is subject to interest rate risk. A hypothetical 1% (100 basis point) increase in long-term interest rates would decrease the fair value of the portfolio at December 31, 2004 and 2003 by approximately $119 million and $90 million, respectively. We have notes payable and preferred securities outstanding with a fair value of $2.3 billion at both December 31, 2004 and 2003. This fair value was greater than the carrying value by $165 million and $234 million at December 31, 2004 and 2003, respectively. A hypothetical 1% decrease in interest rates would increase the fair value by approximately 5% and 7% at December 31, 2004 and 2003, respectively.

        The valuation of our marketable equity security portfolio is subject to equity price risk. If market prices were to decrease by 10%, the fair value of the equity portfolio would have a corresponding decrease of $4 million at both December 31, 2004 and 2003. At December 31, 2004 and 2003, there were no outstanding derivatives hedging the price risk on the equity portfolio.

Aon Corporation 2004

        PEPS I — In December 2001, Aon securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to PEPS I. Aon received $171 million in cash plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. The underlying equity in the limited partnerships was the basis for determining the fair value of the cash and securities received in the securitization. At December 31, 2004, a 10% or 20% decrease in the underlying equity of the limited partnerships would have resulted in a decrease in the value of the preferred stock securities owned by $33 million and $67 million, respectively.

        We have selected hypothetical changes in foreign currency exchange rates, interest rates and equity market prices to illustrate the possible impact of these changes; we are not predicting market events. We believe that these changes in rates and prices are reasonably possible within a one-year period.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        This report contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of regulatory investigations brought by state attorneys general and state insurance regulators related to our compensation arrangements with underwriters and related issues, the impact of class actions and individual lawsuits including derivative actions and claims under ERISA, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.

Aon Corporation 2004

CONSOLIDATED STATEMENTS OF INCOME

(millions except per share data)	Years ended December 31	2004	2003	2002

	REVENUE
	Brokerage commissions and fees	$7,060	$6,797	$6,097
	Premiums and other	2,788	2,609	2,368
	Investment income (Note 6)	324	312	251

	Total revenue	10,172	9,718	8,716

	EXPENSES
	General expenses (Notes 4 and 14)	7,406	7,013	6,355
	Benefits to policyholders	1,516	1,427	1,375
	Interest expense	136	101	124
	Amortization of intangible assets	54	60	51
	Provision for NewYork and other state settlements (Note 14)	180	—	—
	Unusual credits — World Trade Center (Note 1)	—	(14)	(29)

	Total expenses	9,292	8,587	7,876

	INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAX AND MINORITY INTEREST	880	1,131	840
	Provision for income tax (Note 8)	303	419	310

	INCOME FROM CONTINUING OPERATIONS AND MINORITY INTEREST	577	712	530
	Minority interest, net of tax — Company-obligated mandatorily redeemable preferred capital securities (Note 10)	—	(36)	(34)

	INCOME FROM CONTINUING OPERATIONS	577	676	496
	LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX (Note 5)	(31)	(48)	(30)

	NET INCOME	$546	$628	$466

	NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	$543	$625	$463

	BASIC NET INCOME PER SHARE:
	Income from continuing operations	$1.80	$2.12	$1.76
	Discontinued operations	(0.10)	(0.15)	(0.11)

	Net income	$1.70	$1.97	$1.65
	DILUTED NET INCOME PER SHARE: (Note 1)
	Income from continuing operations	$1.72	$2.04	$1.75
	Discontinued operations	(0.09)	(0.14)	(0.11)

	Net income	$1.63	$1.90	$1.64
	CASH DIVIDENDS PER SHARE PAID ON COMMON STOCK	$0.60	$0.60	$0.825

	DILUTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (Note 1)	336.6	331.8	282.6

See accompanying notes to consolidated financial statements.

Aon Corporation 2004

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Aon Corporation 2004

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(millions)	As of December 31	2004	2003

	ASSETS
	INVESTMENTS
	Fixed maturities at fair value	$3,482	$2,751
	Equity securities at fair value	40	42
	Short-term investments	4,616	3,815
	Other investments	483	716

	Total investments	8,621	7,324

	CASH	570	540
	RECEIVABLES
	Insurance brokerage and consulting services	8,454	8,607
	Other receivables	1,645	1,504

	Total receivables (net of allowance for doubtful accounts: 2004 — $190; 2003 — $187)	10,099	10,111

	CURRENT INCOME TAXES	175	146
	DEFERRED INCOME TAXES	512	462
	DEFERRED POLICY ACQUISITION COSTS	1,137	1,021
	GOODWILL	4,727	4,509
	OTHER INTANGIBLE ASSETS
	(net of accumulated amortization: 2004 — $340; 2003 — $300)	136	176
	PROPERTY AND EQUIPMENT, NET	664	827
	OTHER ASSETS	1,688	1,911

	TOTAL ASSETS	$28,329	$27,027

See accompanying notes to consolidated financial statements.

Aon Corporation 2004

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(millions)	As of December 31	2004	2003

	LIABILITIES AND STOCKHOLDERS' EQUITY
	INSURANCE PREMIUMS PAYABLE	$10,121	$10,203
	POLICY LIABILITIES
	Future policy benefits	1,542	1,396
	Policy and contract claims	1,854	1,609
	Unearned and advance premiums and contract fees	2,979	2,869
	Other policyholder funds	18	58

	Total policy liabilities	6,393	5,932
	GENERAL LIABILITIES
	General expenses	1,605	1,498
	Short-term borrowings	2	53
	Notes payable	2,115	2,095
	Pension, post employment and post retirement liabilities	1,533	1,334
	Other liabilities	1,407	1,364

	TOTAL LIABILITIES	23,176	22,479

	COMMITMENTS AND CONTINGENT LIABILITIES
	REDEEMABLE PREFERRED STOCK	50	50
	STOCKHOLDERS' EQUITY
	Common stock — $1 par value
	Authorized: 750 shares; issued	339	336
	Paid-in additional capital	2,386	2,283
	Accumulated other comprehensive loss	(681)	(861)
	Retained earnings	4,031	3,679
	Treasury stock at cost (shares: 2004 — 22.4; 2003 — 22.4)	(783)	(784)
	Deferred compensation	(189)	(155)

	TOTAL STOCKHOLDERS' EQUITY	5,103	4,498

	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,329	$27,027

See accompanying notes to consolidated financial statements.

Aon Corporation 2004

CONSOLIDATED STATEMENTS OF CASH FLOWS

(millions)	Years ended December 31	2004	2003	2002

	CASH FLOWS FROM OPERATING ACTIVITIES
	Net income	$546	$628	$466
	Adjustments to reconcile net income to cash provided by operating activities
	Loss from disposal of operations, net of tax (Note 5)	8	23	—
	Insurance operating assets and liabilities, net of reinsurance	278	305	335
	Amortization of intangible assets	56	63	54
	Depreciation and amortization of property, equipment and software	253	251	208
	Income taxes	(122)	75	34
	Special and unusual charges and purchase accounting liabilities (Note 4)	(31)	17	(67)
	Valuation changes on investments and income on disposals	(94)	(116)	87
	Provision for New York and other state settlements	180	—	—
	Other receivables and liabilities — net	110	66	103

	CASH PROVIDED BY OPERATING ACTIVITIES	1,184	1,312	1,220

	CASH FLOWS FROM INVESTING ACTIVITIES
	Sale of investments
	Fixed maturities
	Maturities	184	153	162
	Calls and prepayments	131	83	137
	Sales	1,167	1,256	1,711
	Equity securities	8	31	351
	Other investments	454	8	61
	Purchase of investments
	Fixed maturities	(2,102)	(2,069)	(1,879)
	Equity securities	(4)	(1)	(46)
	Other investments	(64)	—	(27)
	Short-term investments — net	(670)	125	(678)
	Acquisition of subsidiaries	(80)	(56)	(111)
	Proceeds from sale of operations	133	48	—
	Property and equipment and other — net	(80)	(185)	(278)

	CASH USED BY INVESTING ACTIVITIES	(923)	(607)	(597)

	CASH FLOWS FROM FINANCING ACTIVITIES
	Issuance of common stock	23	—	607
	Retirement of preferred stock — net	—	—	(87)
	Treasury stock transactions — net	—	(6)	(10)
	Repayments of short-term borrowings — net	(49)	(77)	(163)
	Issuance of long-term debt	323	122	519
	Repayment of long-term debt	(320)	(430)	(547)
	Interest sensitive, annuity and investment-type contracts — withdrawals	(51)	(89)	(682)
	Cash dividends to stockholders	(192)	(190)	(233)

	CASH USED BY FINANCING ACTIVITIES	(266)	(670)	(596)

	EFFECT OF EXCHANGE RATE CHANGES ON CASH	35	21	18

	INCREASE (DECREASE) IN CASH	30	56	45
	CASH AT BEGINNING OF YEAR	540	484	439

	CASH AT END OF YEAR	$570	$540	$484

See accompanying notes to consolidated financial statements.

Aon Corporation 2004

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(millions)	Years ended December 31	2004	2003	2002

	Common Stock Balance at January 1	$336	$333	$293
	Issuance of stock	—	—	37
	Issued for business combinations	—	—	1
	Issued for employee benefit plans	3	3	2

		339	336	333

	Paid-in Additional Capital Balance at January 1	2,283	2,228	1,654
	Issuance of stock	—	—	570
	Business combinations	4	11	(18)
	Employee benefit plans	99	44	22

		2,386	2,283	2,228

	Accumulated Other Comprehensive Income (Loss) Balance at January 1	(861)	(954)	(535)
	Net derivative gains (losses)	(10)	28	22
	Net unrealized investment gains	42	20	42
	Net foreign exchange translation	146	231	69
	Net additional minimum pension liability adjustment	2	(186)	(552)

	Other comprehensive income (loss)	180	93	(419)

		(681)	(861)	(954)

	Retained Earnings Balance at January 1	3,679	3,251	3,021
	Net income	546	628	466
	Dividends to stockholders	(192)	(190)	(233)
	Loss on treasury stock reissued	(1)	(8)	(2)
	Employee benefit plans	(1)	(2)	(1)

		4,031	3,679	3,251

	Treasury Stock Balance at January 1	(784)	(794)	(786)
	Cost of shares acquired	—	(5)	(13)
	Shares reissued at average cost	1	15	5

		(783)	(784)	(794)

	Deferred Compensation Balance at January 1	(155)	(169)	(182)
	Net issuance of stock awards	(78)	(35)	(13)
	Amortization of deferred compensation	44	49	26

		(189)	(155)	(169)

	Stockholders' Equity at December 31	$5,103	$4,498	$3,895

	Comprehensive Income
	Net income	$546	$628	$466
	Other comprehensive income (loss) (Note 3)	180	93	(419)

	Comprehensive income	$726	$721	$47

See accompanying notes to consolidated financial statements.

Aon Corporation 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Principles and Practices

Principles of Consolidation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of Aon Corporation and its majority-owned subsidiaries (Aon) (excluding special-purpose entities ("VIEs") considered variable interest entities for which Aon is not the primary beneficiary). All material intercompany accounts and transactions have been eliminated.

        The preparation of financial statements requires management to make informed estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from the amounts reported.

Segment Reporting

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting and Insurance Underwriting. A fourth segment, Corporate and Other, when aggregated with the operating segments, and after the elimination of intersegment revenues, totals to the amounts included in the consolidated financial statements. Certain amounts in prior years' consolidated financial statements relating to segments have been reclassified to reflect the results of discontinued operations.

Brokerage Commissions and Fees

        Commission income is recognized at the later of the billing or effective date of the policy. However, in circumstances where a binding order has been received before the end of the accounting period and coverage is effective, but processing has not yet occurred in the billing system due to timing, an accrual is recorded. For policies that are billed in installments, commissions are recognized when Aon has sufficient information to estimate the amounts. Aon's policy for estimating allowances for return commissions on policy cancellations is to record an allowance based on a historical evaluation of cancellations as a percentage of related revenue. Certain life insurance commissions, commissions on premiums billed directly by insurance companies and certain other carrier compensation are generally recognized as income when received. Revenues may be recorded in advance of the cash receipts in cases where the amounts due to be received have been confirmed by the insurance company, or when Aon has sufficient information in its records to estimate amounts for premium based revenue accruals in accordance with agreements Aon has with insurance carriers. Commissions on premium adjustments are recognized as they occur.

        Fees for claims services, benefit consulting, human capital outsourcing, reinsurance services and other services are recognized when the services are rendered. Aon has multiple year outsourcing arrangements with clients. Revenues received from these arrangements are recorded on a gross basis, inclusive of amounts ultimately passed through to subcontractors, when Aon maintains the performance obligation, and are recorded ratably over the life of the contract.

        The portion of the revenues received on extended warranty contracts that are for the marketing, administration and servicing of those contracts are reported as earned consistent with the method used to earn the premium portion of those revenues, and revenues that represent administrative fee-for-service arrangements, for which Aon does not bear the underwriting risk, are earned as those services are performed. These fee-for-service arrangements include the marketing and servicing of

Aon Corporation 2004

extended warranty contracts on behalf of other companies and brokerage commissions for accident and health products placed with non-Aon insurance carriers. These revenues are reported in the Insurance Underwriting segment.

Premium Revenue

        For accident and health products, premiums are reported as earned in proportion to insurance protection provided over the period covered by the policies. For life products, premiums are recognized as revenue when due. For extended warranty products, premium revenues represent the portion of revenue from these contracts that are submitted to an Aon insurance carrier for coverage and are earned over the period of risk in proportion to the amount of insurance protection provided in accordance with FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.

Reinsurance

        Reinsurance premiums, commissions and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and benefits to policyholders ceded to other companies have been reported as a reduction of premium revenue and benefits to policyholders. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

Unusual Credit — World Trade Center

        During November 2002, a partial settlement was reached with Aon's property insurance carriers pertaining to reimbursement for depreciable assets destroyed during the attack on the World Trade Center. This settlement resulted in a pretax credit of $29 million, which is reported as an Unusual Credit — World Trade Center in the 2002 consolidated statement of income.

        In order to resume business operations and minimize the loss caused by the World Trade Center disaster, Aon secured temporary office space in Manhattan. Subsequently, permanent space was leased and, during first quarter 2003, Aon assigned this temporary space to another company. The costs relating to this assignment were $46 million pretax in 2003. In fourth quarter 2003, Aon reached a final settlement of approximately $200 million for its overall World Trade Center property insurance claim. A cash payment of approximately $92 million was received during fourth quarter 2003, in addition to the $108 million already collected in prior years. This settlement resulted in a pretax gain of $60 million. This gain, and the $46 million expense discussed above, were combined and reported as a $14 million Unusual credit — World Trade Center in the 2003 consolidated statement of income.

Income Taxes

        Deferred income taxes are provided for the effect of temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that are currently in effect. Valuation allowances are recorded to reduce the net deferred tax assets to an amount that is more likely than not realizable.

Aon Corporation 2004

Income Per Share

        Basic net income per share is computed by dividing net income available for common stockholders by the weighted-average number of common shares outstanding. Net income available for common stockholders is net of all preferred stock dividends. Diluted net income per share is computed by dividing net income available for common stockholders by the weighted-average number of common shares outstanding, plus the dilutive effect of stock options and awards. The dilutive effect of stock options and awards is calculated under the treasury stock method using the average market price for the period. Certain common stock equivalents related to options were not included in the computation of diluted income per share because those options' exercise price was greater than the average market price of the common shares. The number of options excluded from the calculation was 20 million in 2004 and 24 million in 2003 and 2002.

        As a result of the ratification of Emerging Task Force (EITF) Issue No. 04-8, The Effect of Contingently Convertible Investments on Diluted Earnings Per Share, Aon is required to include in its diluted net income per share computation the impact of any contingently convertible instruments regardless of whether the market price trigger has been met. Aon's 3.5% convertible debt securities, issued in November 2002, may be converted into a maximum of 14 million shares of Aon common stock, and these shares have been included in the computation of diluted net income per share. Prior periods diluted net income per share computations have been adjusted for the effects of EITF No. 04-8 (see Note 1, Accounting and Disclosure Changes, and Note 7 for further information).

Aon Corporation 2004

        Income per share is calculated as follows:

(millions except per share data)	2004	2003	2002
Basic net income:
Income from continuing operations	$577	$676	$496
Loss from discontinued operations, net of tax	(31)	(48)	(30)

Net income	546	628	466
Preferred stock dividends	(3)	(3)	(3)

Net income for basic per share calculation	$543	$625	$463

Diluted net income:
Income from continuing operations	$577	$676	$496
Loss from discontinued operations, net of tax	(31)	(48)	(30)

Net income	546	628	466
Interest expense on convertible debt securities, net of tax	7	7	—
Preferred stock dividends	(3)	(3)	(3)

Net income for diluted per share calculation	$550	$632	$463

Basic shares outstanding	320	317	281
Effect of convertible debt securities	14	14	—
Common stock equivalents	3	1	2

Diluted potential common shares	337	332	283

Basic net income per share:
Income from continuing operations	$1.80	$2.12	$1.76
Discontinued operations	(0.10)	(0.15)	(0.11)

Net income	$1.70	$1.97	$1.65

Diluted net income per share:
Income from continuing operations	$1.72	$2.04	$1.75
Discontinued operations	(0.09)	(0.14)	(0.11)

Net income	$1.63	$1.90	$1.64

Stock Compensation Plans

        Aon follows Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based compensation plans. Under APB No. 25, no compensation expense is recognized for stock options when the exercise price of the options equals the market price of the stock at the date of grant. Compensation expense is recognized on a straight-line basis for stock awards based on the vesting period and market price at the date of the award.

Aon Corporation 2004

        The following table illustrates pro forma net income and pro forma earnings per share as if Aon had applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(millions, except per share data) Years ended December 31,		2004	2003	2002
Net income, as reported		$546	$628	$466
Add:	Stock-based compensation expense included in reported net income, net of tax	29	31	14
Deduct:	Stock-based compensation expense determined under fair value based method for all awards and options, net of tax	47	55	37

Proforma net income		$528	$604	$443

Net income per share:
Basic
	As reported	$1.70	$1.97	$1.65
	Pro forma	1.64	1.89	1.57
Diluted
	As reported	$1.63	$1.90	$1.64
	Pro forma	1.58	1.83	1.56

        The fair value per share of options and awards granted is estimated as $6.15 and $25.32 in 2004, $3.59 and $18.33 in 2003, and $6.21 and $28.54 in 2002, respectively, on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2004	2003	2002
Dividend yield	2.3%	2.3%	2.25%
Expected volatility	27.0%	23.4%	21.1%
Risk-free interest rate	3.3%	2.9%	4.3%
Expected term life beyond vesting date (in years):
Stock options	1.0	1.0	0.96
Stock awards	—	—	—

        The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Investments

        Short-term investments include certificates of deposit, money market funds and highly liquid debt instruments purchased with maturities of up to one year and are carried at cost, which approximates fair value.

        Fixed-maturity securities are available for sale and carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and the accretion of discounts to maturity that are included in investment income.

        Marketable equity securities that are held directly by Aon are carried at fair value.

        Mortgage loans and policy loans are generally carried at cost or unpaid principal balance.

Aon Corporation 2004

        Private equity investments are generally carried at cost, which approximates fair value, except where Aon has significant influence, in which case they are carried using the equity method of accounting.

        Unrealized gains and losses on fixed maturities and marketable equity securities are excluded from income and are recorded directly in stockholders' equity as accumulated other comprehensive income or loss, net of deferred income taxes.

        Endurance common stock and warrants — In December 2001, Aon invested $227 million in Endurance Specialty Holdings, Ltd. (Endurance), a Bermuda-based insurance and reinsurance company that provides additional underwriting capacity to commercial property and casualty insurance and reinsurance clients. In March and December 2004, Aon sold approximately 1.4 million and 9.8 million shares, respectively, of Endurance stock, which resulted in a total pretax gain of approximately $48 million. After the December 2004 sale, the investment in Endurance was no longer accounted for under the equity method. As of December 31, 2004 and 2003, the carrying value of Aon's common stock investment in Endurance was $3 million and $298 million, respectively, representing approximately 0.1 million and 11.3 million shares, respectively. The remaining common stock investment in Endurance is included in Equity Securities in the consolidated statements of financial position.

        In conjunction with the initial common stock investment, Aon also received 4.1 million stock purchase warrants, which allow Aon to purchase additional Endurance common stock through December 2011. These warrants meet the definition of a derivative, which requires them to be recorded in the financial statements at fair value, with changes in fair value recognized in earnings on a current basis. Through December 31, 2002, these warrants were carried at zero value, which approximated their original cost. In 2003, Endurance completed its initial public offering, which provided a market value for the underlying shares and removed much of the uncertainty regarding the fair value of Endurance and the warrants. With the assistance of an independent third party, Aon has valued the warrants using the Black-Scholes pricing methodology and determined that the warrants had a fair value of approximately $80 million as of both December 31, 2004 and 2003.

        The assumptions used to value the Endurance stock purchase warrants were as follows:

December 31,	2004	2003
• Maturity (in years)	6.96	7.96
• Spot Price	$29.31	$30.50
• Risk Free Interest Rate	4.40%	4.50%
• Dividend Yield	0.00%	0.00%
• Volatility	17%	24%
• Exercise Price	$13.20	$15.96

        The model assumes: the warrants are "European-style," which means that they are valued as if the exercise can only occur on the expiration date; the spot and exercise prices are reduced by expected future dividends; and the dividend remains unchanged during the period the warrants are outstanding. Although Endurance currently pays a dividend, a zero dividend yield is used in the Endurance warrants valuation, because the future dividend payment value has been reflected in the spot and exercise prices.

        The change in value during the period was recognized as investment income in the Corporate and Other segment, and was $80 million for 2003. There was no net change in value during 2004. The future value of the warrants may vary considerably from the value at December 31, 2004 due to the price movement of the underlying shares, as well as the passage of time and changes in other factors that are employed in the valuation model.

Aon Corporation 2004

        Limited partnership investments are carried using the equity method of accounting. Certain of the limited partnerships in which Aon invests have holdings in publicly-traded equities. Changes in market value of these indirectly-held equities flow through the limited partnerships' financial statements. Aon's proportionate share of these valuation changes is included in investment income in Aon's Corporate and Other segment.

        PEPS I — In December 2001, Aon securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to Private Equity Partnership Structures I, LLC (PEPS I). Aon received $171 million in cash plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. The underlying equity in the limited partnerships was the basis for determining the fair value of the cash and securities received in the securitization. No significant management assumptions were used in determining the fair value of the cash and securities received in the securitization or the value at December 31, 2004 or 2003.

        General — Income or loss on disposal of investments is computed using the specific cost of the security sold and is reported as investment income in the consolidated statements of income.

        Declines in the fair value of investments below cost are evaluated for other-than-temporary impairment losses on a quarterly basis. Impairment losses for declines in the value of investments attributable to issuer-specific events are determined based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff Accounting Bulletin (SAB) 59, FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and related guidance. For fixed-maturity investments with unrealized losses due to market conditions or industry-related events where Aon has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery or to maturity, declines in value below cost are assumed to be temporary.

        Aon's policy for equity securities is to recognize impairment losses on specific securities that have had continuous material unrealized losses for more than three consecutive quarters, or less due to market conditions or industry-related events.

        Reserves for certain other investments are established based on an evaluation of the respective investment portfolio and current economic conditions. Write-downs and changes in reserves are included in investment income in the consolidated statements of income. In general, Aon ceases to accrue investment income when interest or dividend payments are in arrears.

        Accounting policies relating to derivative financial instruments are discussed in Note 13.

Cash

        Cash consists of cash on hand.

        Aon maintains premium trust bank accounts for premiums collected from insureds but not yet remitted to insurance companies of $3.2 billion and $3.1 billion at December 31, 2004 and 2003, respectively. These funds, and a corresponding liability, are included in short-term investments and insurance premiums payable, respectively, in the accompanying consolidated statements of financial position.

Aon Corporation 2004

Allowance for Doubtful Accounts

        Aon's policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other qualitative and quantitative analyses.

Deferred Policy Acquisition Costs

        Costs of acquiring new and renewal insurance underwriting business, principally the excess of new commissions over renewal commissions, underwriting and sales expenses that vary with, and are primarily related to, the production of new business, are deferred and reported as assets. For long-duration life and health products, amortization of deferred policy acquisition costs is related to, and based on the expected premium revenues of the policies. In general, amortization is adjusted to reflect current withdrawal experience. Expected premium revenues are estimated by using the same assumptions used in estimating future policy benefits. For extended warranty and short- duration health insurance, costs of acquiring and renewing business are deferred and amortized as the related premiums and contract fees are earned.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is generally calculated using the straight-line method over their estimated useful lives. Included in this category is internal use software, which is software that is acquired, internally developed or modified solely to meet internal needs, with no plan to market externally. Costs related to directly obtaining, developing or upgrading internal use software are capitalized. These costs are generally amortized using the straight-line method over a range of 1 to 10 years. The weighted-average original life of Aon's software at December 31, 2004 is 4.7 years.

        The components of property and equipment, net are as follows:

(millions) As of December 31,	2004	2003
Land and buildings	$143	$155
Furniture, fixtures and equipment	389	407
Leasehold improvements	364	362
Computer equipment	307	414
Software	597	618
Automobiles	31	30

	1,831	1,986
Less: Accumulated depreciation	1,167	1,159

Property and equipment, net	$664	$827

        Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $253 million, $251 million and $208 million, respectively.

Aon Corporation 2004

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair values of financial instruments:

        Cash and cash equivalents, including short-term investments:    Carrying amounts approximate fair value.

        Fixed-maturity and equity securities:    Fair value is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services.

        Derivative financial instruments:    Fair value is based on quoted prices for exchange-traded instruments or the cost to terminate or offset with other contracts.

        Other investments are comprised of Aon's investment in Endurance common stock and warrants, mortgage loans, policy loans, private equity investments and limited partnerships.

        Endurance common stock:    Until December 2004, Aon's investment in Endurance common stock was accounted for using the equity method of accounting and carried in Other Investments. Accordingly, its carrying value was determined by adjusting the initial cost of the investment with Aon's proportionate share of Endurance's net income and unrealized gains or losses since acquisition. Aon carried Endurance on the equity method due to its influence on Endurance's board of directors and various board committees. In 2004, Aon sold virtually all of its investment of Endurance common stock. The remaining investment (approximately 110,000 shares) is now accounted for at fair value and included in Equity Securities in the December 31, 2004 consolidated statement of financial position.

        Endurance warrants:    Fair value is determined with the assistance of an independent third party using the Black-Scholes pricing model.

        Mortgage loans and policy loans:    Fair value is estimated using discounted cash flow analysis, using interest rates currently being offered for similar loans to borrowers with similar credit ratings.

        Private equity investments and limited partnerships:    Carrying amounts approximate fair value, as it is generally not practical to estimate fair value without incurring excessive costs.

        Deposit-type contracts:    Fair value is estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

        Notes payable:    Fair value is based on quoted market prices for the publicly-traded portion and on estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements for the nonpublicly-traded portion.

Future Policy Benefits, Policy and Contract Claims, Unearned Premiums and Contract Fees

        Future policy benefit liabilities on life, accident and health products have been provided on the net level premium method. The liabilities are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations. Interest assumptions are graded and range from 2% to 6% at December 31, 2004. Withdrawal assumptions are based principally on insurance subsidiaries' experience and vary by plan, year of issue and duration.

Aon Corporation 2004

        Policy and contract claim liabilities represent estimates for reported claims, as well as provisions for losses incurred but not yet reported. These claim liabilities are based on historical experience and are estimates of the ultimate amount to be paid when the claims are settled. The estimates are subject to the effects of trends in claim severity and frequency. The process of estimating and establishing policy and contract liabilities is inherently uncertain and the actual ultimate cost of a claim may vary materially from the estimated amount reserved. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

        Unearned premiums and contract fees generally are calculated using the pro rata method based on gross premiums. However, in the case of extended warranty, credit life, and disability products, the unearned premiums and contract fees are calculated such that the premiums and contract fees are earned over the period of risk in a reasonable relationship to anticipated claims. The Company considers anticipated investment income in determining whether a premium deficiency exists.

Foreign Currency Translation

        Foreign revenues and expenses are translated at average exchange rates. Foreign assets and liabilities are translated at year-end exchange rates. Net foreign exchange gains and losses on translation are generally reported in stockholders' equity, in accumulated other comprehensive income or loss, net of deferred income tax. The effect of exchange rate changes on the consolidated statements of income, after consideration of derivative hedging, was approximately $0.18 and $0.12 per diluted and basic share in 2004 and 2003, respectively. For 2002 it was insignificant.

Accounting and Disclosure Changes

        In 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46). FIN 46 provides a framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to finance its principal activities without additional subordinated financial support, (2) has equity owners at risk that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb expected losses or the right to receive expected returns generated by its operations.

        FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE ("a variable interest holder") is obligated to absorb a majority of the risk of expected loss from the VIE's activities, is entitled to receive a majority of the VIE's expected residual returns (if no party absorbs a majority of the VIE's expected losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

        FIN 46 was effective immediately for VIEs created after January 31, 2003. The provisions of FIN 46 were adopted as of December 31, 2003 for Aon's interests in VIEs that are special purpose entities (SPEs).

Aon Corporation 2004

        Aon Capital A is a wholly-owned statutory business trust created for the purpose of issuing mandatorily redeemable preferred capital securities (Capital Securities). The sole asset of
Aon Capital A is a $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures due January 1, 2027. Aon determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust based on the provisions of FIN 46 on December 31, 2003.

        Aon adopted the provisions of FIN 46 for its variable interests in all other VIEs as of March 31, 2004, which did not have a material effect on the consolidated financial statements.

        In 2003, the FASB issued Statement No. 132 (revised 2003), Employers' Disclosures about Pension and Other Postretirement Benefits. Statement No. 132(R) requires additional and expanded disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. Aon adopted the disclosure requirements of Statement No. 132(R) for domestic plans in 2003 and for foreign plans in 2004, as required.

        In July 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1). SOP 03-1 provides guidance on accounting and reporting by insurance enterprises for certain nontraditional long-duration contracts and for separate accounts. Aon adopted SOP 03-1 as of January 1, 2004. The adoption of SOP 03-1 did not have a significant impact on the results of operations or stockholders' equity of Aon, but did affect the classification and presentation of certain balance sheet items. At January 1, 2004, other assets decreased by $58 million, which was offset by an increase in fixed maturities of $44 million, short-term investments of $8 million, other investments of $5 million and other receivables of $1 million. Correspondingly, the related $58 million of other liabilities declined by $52 million, offset by an increase in future policy benefits of $52 million.

        In October 2004, the FASB ratified EITF Issue No. 04-8 The Effect of Contingently Convertible Instruments on Diluted Earnings per Share. Contingent convertible instruments are generally convertible into common shares of an issuer after the common stock price has exceeded a predetermined threshold for a specific time period. EITF 04-8 requires that contingent convertible instruments be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. EITF 04-8 is effective for reporting periods ending after December 15, 2004. Prior period diluted earnings per share amounts presented for comparative purposes are required to be adjusted.

        Aon's 3.5% convertible debt securities, which were issued in November 2002 and are due November 2012, are contingently convertible. Aon included the effect of the 3.5% convertible debt securities in its diluted per share calculation in the second and third quarter 2004, as the closing price of Aon's common stock exceeded the threshold for the requisite time period during the previous quarter. Aon has adjusted its diluted earnings per share for each quarter and year-to-date period in

Aon Corporation 2004

2003, as well as first quarter, six months and nine months 2004, to comply with requirements of
EITF 04-8. The impact of EITF 04-8 on diluted net income per share is as follows:

	Reported	Adjusted

2003:
First quarter	$0.48	$0.46
Second quarter	0.46	0.45
Six months	0.94	0.91
Third quarter	0.36	0.35
Nine months	1.30	1.26
Fourth quarter	0.67	0.65
Twelve months	1.97	1.90
2004:
First quarter	0.53	0.51
Second quarter	0.52	0.52
Six months	1.04	1.03
Third quarter	0.36	0.36
Nine months	1.40	1.39

        In 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) that will provide a prescription drug subsidy, beginning in 2006, to companies that sponsor postretirement health care plans that provide drug benefits. In May 2004, the FASB issued Staff Position 106-2 Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that provides guidance on the accounting and disclosure for the effects of the Act. Aon has determined that the benefits provided by its plan are not actuarially equivalent to Medicare Part D. Accordingly, Aon has not recognized any benefit associated with the subsidy.

        In December 2004, the FASB issued Statement No. 123 (revised 2004) Share-Based Payment. This Statement is a revision of Statement No. 123, Accounting for Stock-Based Compensation, as amended, and requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award (usually the vesting period). Statement No. 123(R) covers various share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Statement No. 123(R) eliminates the ability to use the intrinsic value method of accounting for share options, as provided in APB No. 25. Statement No. 123(R) is effective as of the beginning of the first interim period that begins after June 15, 2005. Aon is currently evaluating the Statement's transition methods and does not expect this Statement to have an effect materially different than that of the pro forma Statement No. 123 disclosures provided in Note 1.

Reclassification

        Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 2004 presentation.

Aon Corporation 2004

2.     Goodwill and Other Intangible Assets

        Goodwill represents the excess of cost over the fair market value of the net assets acquired. Goodwill is allocated to various reporting units, which are either its operating segments or one reporting level below the operating segment. Goodwill is not amortized but is subject to impairment testing at least annually. The impairment testing requires Aon to compare the fair value of its reporting units to their carrying value to determine if there is potential impairment of goodwill. If the fair value of a reporting unit is less than its carrying value at the valuation date, an impairment loss would be recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than the recorded amount of goodwill. Fair value is estimated based on various valuation metrics. In the fourth quarter 2004 and 2003, Aon completed its annual impairment review that affirmed there was no impairment as of October 1 (the annual evaluation date).

        The Company believes that the effects of the regulatory investigations and related effects described in Note 14 were adequately considered in its annual impairment review.

        In March 2005, the Company re-evaluated the results of its annual impairment review due to the subsequent developments on the matters described in Note 14 and concluded that its initial conclusions remain appropriate and that no impairment loss is required.

        When a business entity is sold, goodwill is allocated to the disposed entity based on the fair value of that entity compared to the fair value of the reporting unit in which it is included.

        The changes in the net carrying amount of goodwill by operating segment for the years ended December 31, 2004 and 2003, respectively, are as follows:

(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Total
Balance as of January 1, 2004	$3,886	$381	$242	$4,509
Goodwill acquired	69	1	—	70
Goodwill related to disposals	(48)	(5)	—	(53)
Intersegment transfers	4	(4)	—	—
Foreign currency revaluation	196	2	3	201

Balance as of December 31, 2004	$4,107	$375	$245	$4,727

Balance as of January 1, 2003	$3,487	$372	$240	$4,099
Goodwill acquired	60	1	—	61
Foreign currency revaluation	339	8	2	349

Balance as of December 31, 2003	$3,886	$381	$242	$4,509

        Other intangible assets are classified into three categories:

  •
  "Customer Related and Contract Based" intangible assets include client lists as well as non-compete covenants;

  •
  "Present Value of Future Profits" intangible assets represent the future profits of purchased books of business of the insurance underwriting subsidiaries; and

Aon Corporation 2004

  •
  "Marketing, Technology and Other" intangible assets are all other purchased intangibles not included in the preceding categories.

        Other intangible assets by asset class are as follows:

(millions)	Customer Related and Contract Based	Present Value of Future Profits	Marketing, Technology and Other	Total
As of December 31, 2004
Gross carrying amount	$222	$87	$167	$476
Accumulated amortization	179	67	94	340

Net carrying amount	$43	$20	$73	$136

As of December 31, 2003
Gross carrying amount	$223	$87	$166	$476
Accumulated amortization	163	50	87	300

Net carrying amount	$60	$37	$79	$176

        The cost of other intangible assets is being amortized over a range of 2 to 10 years, with a weighted average original life of 8.1 years. Amortization expense for intangible assets for the years ending December 31, 2005, 2006, 2007, 2008 and 2009 is estimated to be $47 million, $38 million, $18 million, $12 million and $11 million, respectively.

        When impairment indicators arise, Aon assesses the recoverability of its intangible assets through an analysis of expected future cash flows.

Aon Corporation 2004

3.     Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) and the related tax effects are as follows:

(millions) Year ended December 31, 2004	Pretax	Income Tax (Expense) Benefit	Net of Tax
Net derivative gains arising during the year	$33	$(14)	$19
Reclassification adjustment	(48)	19	(29)

Net derivative losses	(15)	5	(10)
Unrealized holding gains arising during the year	70	(27)	43
Reclassification adjustment	(2)	1	(1)

Net unrealized investment gains	68	(26)	42
Net foreign exchange translation	197	(51)	146
Net additional minimum pension liability adjustment	(18)	20	2

Total other comprehensive income	$232	$(52)	$180

        In 2004, the pretax amount of $18 million for net additional minimum pension liability adjustment includes $17 million related to the defined benefit pension plans in Canada and $38 million related to the defined benefit plans in Germany.

(millions) Year ended December 31, 2003	Pretax	Income Tax (Expense) Benefit	Net of Tax
Net derivative gains arising during the year	$68	$(27)	$41
Reclassification adjustment	(22)	9	(13)

Net derivative gains	46	(18)	28
Unrealized holding gains arising during the year	31	(11)	20
Reclassification adjustment	—	—	—

Net unrealized investment gains	31	(11)	20
Net foreign exchange translation	379	(148)	231
Net additional minimum pension liability adjustment	(225)	39	(186)

Total other comprehensive income	$231	$(138)	$93

Aon Corporation 2004

        In 2003, the pretax amount of $225 million for net additional minimum pension liability adjustment includes $(4) million related to the defined benefit pension plans in Canada.

(millions) Year ended December 31, 2002	Pretax	Income Tax (Expense) Benefit	Net of Tax
Net derivative gains arising during the year	$33	$(13)	$20
Reclassification adjustment	3	(1)	2

Net derivative gains	36	(14)	22
Unrealized holding gains arising during the year	31	(12)	19
Reclassification adjustment	38	(15)	23

Net unrealized investment gains	69	(27)	42
Net foreign exchange translation	113	(44)	69
Net additional minimum pension liability adjustment	(876)	324	(552)

Total other comprehensive loss	$(658)	$239	$(419)

        In 2002, the pretax amount of $876 million for net additional minimum pension liability adjustment includes $30 million related to the defined benefit pension plans in Canada.

        The components of accumulated other comprehensive loss, net of related tax, are as follows:

(millions) As of December 31,	2004	2003	2002
Net derivative gains	$40	$50	$22
Net unrealized investment gains	62	20	—
Net foreign exchange translation	121	(25)	(256)
Net additional minimum pension liability	(904)	(906)	(720)

Accumulated other comprehensive loss	$(681)	$(861)	$(954)

Aon Corporation 2004

4.     Business Combinations and Restructuring Charges

Acquisitions

        In 2004, 2003 and 2002, Aon completed several immaterial acquisitions, primarily related to its insurance brokerage operations. The following table reflects the aggregate amounts paid, and intangible assets recorded, as a result of the acquisitions.

(millions) Years ended December 31,	2004	2003	2002
Amounts paid:
Cash	$80	$56	$111
Common stock	—	8	3

Total	$80	$64	$114

Intangible assets:
Goodwill	$70	$45	$51
Other intangible assets	30	11	48

Total	$100	$56	$99

        Internal funds, short-term borrowings and common stock financed the acquisitions.

        The results of operations of these acquisitions are included in the consolidated financial statements from the dates they were acquired. Pro forma results of these acquisitions are not materially different from reported results.

Restructuring charges

        In 1996 and 1997, Aon recorded restructuring liabilities as a result of the acquisition of Alexander & Alexander Services, Inc. (A&A) and Bain Hogg. The remaining liability of $33 million is for lease abandonments and other exit costs, and is being paid out over several years as planned.

        The following table sets forth the activity related to these liabilities:

(millions)
Balance at January 1, 2002	$58
Cash payments in 2002	(11)
Foreign currency revaluation	4

Balance at December 31, 2002	51
Cash payments in 2003	(14)
Foreign currency revaluation	3

Balance at December 31, 2003	40
Cash payments in 2004	(9)
Foreign currency revaluation	2

Balance at December 31, 2004	$33

Aon Corporation 2004

        In 2000, Aon restructured its brokerage operations and recorded expenses of $294 million over the three years ended December 31, 2002. The following table sets forth the activity related to this liability:

(millions)	Termination Benefits	Other Exit Costs	Total
Balance at January 1, 2002	$75	$4	$79
Credit to expense in 2002	(6)	—	(6)
Cash payments in 2002	(46)	(3)	(49)
Foreign currency revaluation	4	—	4

Balance at December 31, 2002	27	1	28
Cash payments in 2003	(16)	(1)	(17)
Foreign currency revaluation	—	—	—

Balance at December 31, 2003	11	—	11
Cash payments in 2004	(4)	—	(4)
Foreign currency revaluation	(1)	—	(1)

Balance at December 31, 2004	$6	$—	$6

        Termination benefits of $3 million and $2 million are expected to be paid in 2005 and 2006, respectively, with the remainder payable thereafter. These unpaid liabilities are included in general expenses in the consolidated statements of financial position.

Aon Corporation 2004

5.     Disposal of Operations

        In fourth quarter 2004, Aon sold Cambridge Integrated Services Group ("Cambridge"), its U.S. claims services business, which was included in the Risk and Insurance Brokerage Services segment, to Scandent Holdings Mauritius Limited ("SHM"), for $90 million in cash plus convertible preferred stock in SHM valued at $15 million.

        Because of Aon's convertible preferred stock holding and other factors, Cambridge's results prior to the sale date and a pretax gain of $15 million on the sale of this business were included in income from continuing operations. Due to a significant book-tax basis difference resulting primarily from goodwill, a tax benefit of $26 million was recorded on the sale.

Discontinued Operations

        In third quarter 2004, Aon committed to sell a small non-core U.S. brokerage unit and recorded a pretax loss of $4 million in 2004 on the revaluation of this business, which was included in the Risk and Insurance Brokerage Services segment. This operation was sold in fourth quarter 2004.

        In second quarter 2004, Aon committed to sell its U.K. reinsurance brokerage runoff unit which was included in the Risk and Insurance Brokerage Services segment. This operation was sold in early third quarter 2004. A pretax gain of $1 million was recorded in 2004 for the sale of this business.

        In first quarter 2004, Aon committed to sell certain of its U.K. claims services businesses which were included in the Risk and Insurance Brokerage Services segment. The sale of these businesses was completed in early second quarter 2004 and resulted in a pretax loss of $24 million. Also during first quarter 2004, Aon sold a non-core Consulting subsidiary for a pretax gain of $4 million.

        In third quarter 2003, Aon committed to sell its automotive finance servicing business, which had been in run-off since first quarter 2001, and was included in the Corporate and Other Segment. A pretax loss on the revaluation of the business of $23 million was recorded in 2003. The sale was completed in fourth quarter 2003.

Aon Corporation 2004

        The operating results of all these businesses are classified as discontinued operations, and prior years' operating results have been reclassified to discontinued operations, as follows.

(millions) Years ended December 31,	2004	2003	2002
Revenues:
U.K. brokerage units	$29	$79	$78
Consulting business	—	8	8
U.S. brokerage unit	4	5	5
Automotive finance servicing business	—	13	15

Total revenues	$33	$105	$106

Pretax loss:
Operations:
U.K. brokerage units	$(16)	$(16)	$(11)
Consulting business	—	(2)	(2)
U.S. brokerage unit	(3)	(3)	(3)
Automotive finance servicing business	(1)	(32)	(31)

	(20)	(53)	(47)
Revaluation gain (loss):
U.K. brokerage units	(23)	—	—
Consulting business	4	—	—
U.S. brokerage unit	(4)	—	—
Automotive finance servicing business	—	(23)	—

	(23)	(23)	—

Total pretax loss	$(43)	$(76)	$(47)

After-tax loss:
Operations	$(13)	$(34)	$(30)
Revaluation	(18)	(14)	—

Total	$(31)	$(48)	$(30)

Aon Corporation 2004

A&A Discontinued Operations

        Prior to its acquisition by Aon, A&A discontinued its property and casualty insurance underwriting operations in 1985, some of which were then placed into run-off, with the remainder sold in 1987. In connection with those sales, A&A provided indemnities to the purchaser for various estimated and potential liabilities, including provisions to cover future losses attributable to insurance pooling arrangements, a stop-loss reinsurance agreement and actions or omissions by various underwriting agencies previously managed by an A&A subsidiary.

        During 2003, Aon settled certain of these liabilities. The settlements had no material effect on the consolidated financial statements. As of December 31, 2004, the liabilities associated with the foregoing indemnities were included in other liabilities in the consolidated statements of financial position. Such liabilities amounted to $16 million, net of reinsurance recoverables and other assets of $82 million. The insurance liabilities represent estimates of known and future claims expected to be settled over the next 20 to 30 years, principally with regards to asbestos, pollution and other health exposures. Although these insurance liabilities represent a best estimate of the probable liabilities, adverse developments may occur given the nature of the information available and the variables inherent in the estimation processes. Based on current estimates, management believes that the established liabilities for the A&A discontinued operations are sufficient.

Aon Corporation 2004

6.     Investments

        The components of investment income are as follows:

(millions) Years ended December 31,	2004	2003	2002
Short-term investments	$97	$94	$130

Fixed maturities:
Interest income	120	93	118
Income on disposals	8	21	51
Losses on disposals (1)	(7)	(19)	(33)

Total	121	95	136

Equity securities:
Dividend income	3	4	15
Income on disposals	4	9	3
Losses on disposals (1)	(3)	(2)	(63)

Total	4	11	(45)

Limited partnerships — equity earnings	6	1	14

Other investments:
Interest, dividend and other income	8	11	40
Endurance — warrants	—	80	—
Endurance — equity earnings	38	46	21
Net gains (losses) on disposals (1)	56	(19)	(39)

Total	102	118	22

Gross investment income	330	319	257
Less: investment expenses	6	7	6

Investment income	$324	$312	$251

(1)
Includes other-than-temporary impairment write-downs of $3 million, $36 million and $130 million in 2004, 2003 and 2002, respectively.

        The components of net unrealized investment gains are as follows:

(millions) As of December 31,	2004	2003	2002
Fixed maturities	$12	$(4)	$(4)
Equity securities	1	5	3
Other investments	88	32	3
Deferred taxes	(39)	(13)	(2)

Net unrealized investment gains	$62	$20	$—

Aon Corporation 2004

        The pretax changes in net unrealized investment gains are as follows:

(millions) Years ended December 31,	2004	2003	2002
Fixed maturities	$16	$—	$24
Equity securities	(4)	2	46
Other investments	56	29	(1)

Total	$68	$31	$69

        The amortized cost and fair value of investments in fixed maturities by type and equity securities are as follows:

(millions) As of December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Government:
U.S. government and agencies	$408	$3	$(4)	$407
U.S. state and political subdivisions	66	1	—	67
Foreign governments:
Canada	625	9	(1)	633
U.K.	359	—	(2)	357
Other	699	7	(5)	701

Total foreign governments	1,683	16	(8)	1,691
Corporate securities:
Basic materials	53	1	—	54
Capital goods / construction	3	—	—	3
Consumer cyclical	46	2	(1)	47
Consumer staples	59	1	—	60
Diversified	197	—	—	197
Energy	131	4	—	135
Financial	518	4	(7)	515
Healthcare	1	—	—	1
Technology	55	—	(1)	54
Transport & services	12	—	—	12
Utilities	98	1	—	99

Total	1,173	13	(9)	1,177
Mortgage-and asset-backed securities	140	1	(1)	140

Total fixed maturities	3,470	34	(22)	3,482
Total equity securities	39	1	—	40

Total	$3,509	$35	$(22)	$3,522

Aon Corporation 2004

(millions) As of December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Government:
U.S. government and agencies	$453	$6	$(1)	$458
U.S. state and political subdivisions	78	1	—	79
Foreign governments:
Canada	532	6	(2)	536
U.K.	329	—	(4)	325
Other	524	4	(4)	524

Total foreign governments	1,385	10	(10)	1,385
Corporate securities:
Basic materials	13	—	—	13
Capital goods / construction	6	—	—	6
Consumer cyclical	37	1	(1)	37
Consumer staples	34	—	(1)	33
Diversified	184	—	—	184
Energy	41	3	(1)	43
Financial	292	3	(11)	284
Healthcare	2	—	—	2
Technology	23	—	—	23
Transport & services	14	1	—	15
Utilities	32	1	(1)	32

Total	678	9	(15)	672
Mortgage-and asset-backed securities	161	—	(4)	157

Total fixed maturities	2,755	26	(30)	2,751
Total equity securities	37	5	—	42

Total	$2,792	$31	$(30)	$2,793

        The amortized cost and fair value of fixed maturities by contractual maturity are as follows:

(millions) As of December 31, 2004	Amortized Cost	Fair Value
Due in one year or less	$330	$329
Due after one year through five years	1,792	1,797
Due after five years through ten years	935	943
Due after ten years	273	273
Mortgage-and asset-backed securities	140	140

Total fixed maturities	$3,470	$3,482

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Aon Corporation 2004

        The following table analyzes our investment positions with unrealized losses segmented by type and period of continuous unrealized loss (excluding deferred amortizable derivative losses of $1 million) as of December 31, 2004.

($ in millions)	0-6 Months	6-12 Months	>12 Months	Total
FIXED MATURITIES
U.S. government & agencies
# of positions	21	14	—	35
Fair Value	$237	$95	$—	$332
Amortized Cost	239	97	—	336
Unrealized Loss	(2)	(2)	—	(4)
States & political subdivisions
# of positions	5	4	1	10
Fair Value	$12	$4	$1	$17
Amortized Cost	12	4	1	17
Unrealized Loss	—	—	—	—
Foreign governments
# of positions	54	21	9	84
Fair Value	$391	$219	$188	$798
Amortized Cost	393	223	190	806
Unrealized Loss	(2)	(4)	(2)	(8)
Corporate securities
# of positions	85	29	61	175
Fair Value	$221	$50	$167	$438
Amortized Cost	222	51	173	446
Unrealized Loss	(1)	(1)	(6)	(8)
Mortgage- & asset-backed securities
# of positions	12	21	5	38
Fair Value	$13	$27	$10	$50
Amortized Cost	13	27	11	51
Unrealized Loss	—	—	(1)	(1)
Total Fixed Maturities
# of positions	177	89	76	342
Fair Value	$874	$395	$366	$1,635
Amortized Cost	879	402	375	1,656
Unrealized Loss	(5)	(7)	(9)	(21)
% of Total Unrealized Loss	24%	33%	43%	100%

        For categorization purposes, Aon considers any rating of Baa or higher by Moody's Investor Services or equivalent rating agency to be investment grade. Aon had no fixed maturities below investment grade with an unrealized loss.

Aon Corporation 2004

        Aon's fixed-maturity portfolio in total had a $21 million gross unrealized loss at December 31, 2004, excluding $1 million related to deferred amortizable derivative losses, and is subject to interest rate, market, and credit risks. No single position had an unrealized loss greater than $1 million. With a carrying value of approximately $3.5 billion at December 31, 2004, Aon's total fixed-maturity portfolio is approximately 97% investment grade based on market value. Fixed-maturity securities with an unrealized loss are all investment grade and have a weighted average rating of "Aa" based on amortized cost. Aon's non publicly-traded fixed maturity portfolio had a carrying value of $354 million, including $82 million in notes received from PEPS I on December 31, 2001 related to the securitization of limited partnerships and $90 million in notes issued by PEPS I to Aon during 2004, 2003 and 2002. Valuations of these securities primarily reflect the fundamental analysis of the issuer and current market price of comparable securities.

        Aon's equity portfolio is comprised of non-redeemable preferred stocks, publicly traded common stocks and other common and preferred stocks not publicly traded. This portfolio had no gross unrealized losses at December 31, 2004, and is subject to interest rate, market, credit, illiquidity, concentration and operational performance risks.

        Limited Partnership Securitization.    On December 31, 2001, Aon sold the vast majority of its limited partnership (LP) portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company which is owned by one of Aon's subsidiaries (49%) and by a charitable trust, which is not controlled by Aon, established for victims of the September 11th attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by PEPS I to unaffiliated third parties. PEPS I then paid Aon's insurance underwriting subsidiaries the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities Aon subsidiaries received from PEPS I are rated as investment grade by Standard & Poor's Ratings Services. Aon recognized impairment writedowns on a portion of the preferred stock securities of $27 million and $32 million in 2003 and 2002, respectively.

        As part of this transaction, the insurance underwriting subsidiaries were required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. In 2004 and 2003, Aon's insurance underwriting subsidiaries funded $13 million and $20 million of commitments, respectively. Beginning in July 2004, Aon Parent is funding all future commitments. Aon Parent funded $7 million of commitments in 2004. As of December 31, 2004, these unfunded commitments amounted to $60 million. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        Based on the rating agencies' downgrades in October 2002 on Aon's senior debt, credit support arrangements were put in place in January 2003, whereby $100 million of cash from Combined Insurance Company of America (CICA), one of Aon's underwriting subsidiaries, was pledged as collateral for these commitments. During second quarter 2004, the balance of the collateral, $59 million, was dividended to Aon Parent. Given the current ratings of Aon, CICA and Virginia Surety Corporation, another of Aon's underwriting subsidiaries, the collateral was no longer required. As such, the collateral account was liquidated in December 2004 and the funds were returned to Aon's operating cash.

        To achieve the benefits of the securitization, Aon gave up all future voting interests in and control over the limited partnership interests sold to PEPS I and has no voting interest, control or significant

Aon Corporation 2004

influence over the business activities of PEPS I. Aon has obtained a true sale/non-consolidation opinion from qualified external legal counsel.

        PEPS I holds limited partnership investments. The legal documents that established PEPS I specify the actions that PEPS I and the servicer will undertake when PEPS I is required to make a voting decision (due to the general partner of a limited partnership calling for the vote of limited partners or proxy voting on a money market fund that PEPS I is invested in). Additionally, the legal documents contain specific instructions regarding actions to be taken if PEPS I receives (or has the ability to receive) distributions of investments held by limited partnerships in which it is invested. In instances where the general partner of a given investment may distribute underlying invested company shares to the limited partners (such as PEPS I), the legal documents that establish PEPS I outline specific disposal instructions.

        Throughout the life of PEPS I, at least 10% of the beneficial interests will be held by parties other than Aon, its affiliates, or its agents. This 10% threshold is accomplished through the first tranche notes outstanding to unaffiliated third party investors.

        PEPS I invests cash collected from the limited partnerships pending distribution to holders of beneficial interests. PEPS I invests only in relatively risk free investments with maturities no later than an expected distribution date.

        All holders of the beneficial interests have the right to pledge or exchange (sell), without any constraints, the beneficial interests that they hold. As such, there are no conditions that constrain the beneficial interest holders from pledging or exchanging their beneficial interest(s) and provide the transferor with more than a trivial benefit.

Other

        Securities on deposit for regulatory authorities as required by law, all relating to the insurance underwriting subsidiaries, amounted to $606 million at December 31, 2004 and $477 million at December 31, 2003.

        At December 31, 2004 and 2003, Aon had $173 million and $136 million, respectively, of non-income producing investments, which excludes derivatives that are marked to market through the income statement, as well as private equity investments carried on the equity method, held for at least twelve months, that have not declared dividends during 2004 and 2003.

Aon Corporation 2004

7.     Debt and Lease Commitments

Notes Payable

        The following is a summary of outstanding notes payable:

(millions) As of December 31,	2004	2003
8.205% junior subordinated deferrable interest debentures, due January 2027	$726	$726
3.5% convertible debt securities, due November 2012	297	296
6.2% debt securities, due January 2007 (1)	250	250
8.65% debt securities, due May 2005	250	250
7.375% debt securities, due December 2012	223	223
6.9% debt securities, due July 2004	—	216
6.3% debt securities, due January 2004	—	89
Euro credit facility	334	—
Notes payable, due in varying installments, with interest at 2.5% to 15.91%	35	45

Total notes payable	$2,115	$2,095

(1)
Rate increased to 6.7% in January 2003 and 6.95% in January 2005.

        Aon created Aon Capital A, a wholly-owned statutory business trust, for the purpose of issuing mandatorily redeemable preferred capital securities. Aon received cash and an investment in 100% of the common equity of Aon Capital A by issuing 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) to Aon Capital A. Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate Aon Capital A upon the adoption of FIN 46 on December 31, 2003. As a result of the deconsolidation, Aon increased its notes payable for the subordinated debt by $726 million. See Note 10, "Redeemable Preferred Stock, Capital Securities and Stockholders' Equity" for further information on Aon Capital A.

        In 2002, Aon completed a private offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due in 2012. The net proceeds from this offering were $296 million. The debentures are unsecured obligations and are convertible into Aon common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances including (1) during any fiscal quarter, if the closing price of Aon's common stock exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter, or (2) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of Aon's common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures. Aon will be required to pay additional contingent interest, beginning November 15, 2007, if the trading price of the debentures for each of the five trading days immediately preceding the first day of the six month interest period equals or exceeds 120% of the par value of the debentures. Aon has reserved approximately 14 million shares for the potential conversion of these debentures. Beginning November 19, 2007, Aon may redeem any of the debentures at an initial redemption price of 101% of the principal amount, plus accrued interest. The debentures were sold to qualified institutional buyers.

        In 2001, Aon issued $250 million of 6.2% debt securities due January 2007. The interest rate on these debt securities is subject to adjustment in the event that Aon's credit ratings change. Due to

Aon Corporation 2004

ratings downgrades during 2002 and 2004, the interest rate on the 6.2% debt securities was increased to 6.7% effective January 2003, and 6.95% effective January 2005.

        In 2001, certain of Aon's European subsidiaries entered into a committed bank credit facility under which they could borrow up to €500 million. Both the 364-day and five year portion of the facility were for €250 million. At December 31, 2004, Aon had borrowed €250 million ($334 million) under the five year portion of the facility, which is classified as notes payable in the consolidated statements of financial position. At December 31, 2003, Aon had borrowed €38 million ($48 million) under the 364-day portion of the facility, which is included in short-term borrowings in the consolidated statements of financial position. The 364-day portion of the facility expired in 2004 and was not renewed. In February 2005, Aon replaced this facility with a new €650 million multi-currency revolving loan credit facility. The new facility includes a €325 million three-year revolving loan facility and a €325 million five-year revolving loan facility. Commitment fees of 20 and 22 basis points are payable on the unused portion of the three-and five-year facility, respectively. Aon has guaranteed the obligations of its subsidiaries with respect to this new facility.

        At December 31, 2004, Aon had a $775 million unused U.S. committed bank credit facility to support commercial paper and other short-term borrowings. The three-year portion of the facility was for $437.5 million, while the 364-day portion of the facility was for $337.5 million. No amounts were outstanding under this facility at December 31, 2004 or 2003. In February 2005, Aon replaced both portions of the facility with a new $600 million three-year revolving credit facility. This facility permits the issuance of up to $150 million in letters of credit. The U.S. facility is guaranteed by Aon Group, Inc., a subsidiary of Aon which owns most of the brokerage and consulting operations. Any subsidiary guarantees will terminate after the unsecured credit ratings of Aon by Standard & Poor's and Moody's reach A-and A3 (with stable outlook) or better, respectively. Based on Aon's current credit ratings, commitment fees of 15 basis points are payable on the unused portion of the facility.

        For both the new U.S. and Euro facilities, Aon is required to maintain consolidated net worth, as defined, of at least $2.5 billion, a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of 4 to 1 and a ratio of consolidated debt to EBITDA of not greater than 3 to 1. In addition, the U.S. facility contains a covenant pertaining to a minimum guarantor EBITDA, and the Euro facility also requires mandatory prepayments from the net proceeds of certain asset sales.

        Aon also has other foreign facilities available, which include a 364-day £45 million facility and a Canadian dollar 10 million facility, both of which expire in September 2005, and a €20 million facility, which has no set expiration date.

        Outstanding debt securities, including Aon Capital A's, are not redeemable by Aon prior to maturity except for the 3.5% convertible debt securities, which are redeemable by Aon beginning in 2007. There are no sinking fund provisions. Interest is payable semi-annually on most debt securities. Repayments of notes payable are $592 million, $7 million, $256 million, $1 million and $1 million in 2005, 2006, 2007, 2008 and 2009, respectively.

        Information related to notes payable and short-term borrowings is as follows:

Years ended December 31,	2004	2003	2002
Interest paid (millions)	$147	$103	$123
Weighted-average interest rates — short-term borrowings	3.5%	2.6%	3.3%

Aon Corporation 2004

Lease Commitments

        Aon has noncancelable operating leases for certain office space, equipment and automobiles. Rental expense for operating leases amounted to $387 million in 2004, $381 million in 2003 and $289 million in 2002.

        At December 31, 2004, future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, net of sub-lease rental income, most of which pertain to real estate leases, are as follows:

(millions)
2005	$345
2006	301
2007	254
2008	228
2009	175
Later years	777

Total minimum payments required	$2,080

Aon Corporation 2004

8.     Income Taxes

        Aon and its principal domestic subsidiaries are included in a consolidated life-nonlife federal income tax return. Aon's international subsidiaries file various income tax returns in their jurisdictions.

        Income from continuing operations before income tax and minority interest and the provision for income tax consist of the following:

(millions) Years ended December 31,	2004	2003	2002
Income from continuing operations before income tax and minority interest:
U.S.	$115	$366	$202
International	765	765	638

Total	$880	$1,131	$840

Provision for income tax:
Current:
Federal	$123	$89	$46
International	278	215	195
State	34	43	14

Total current	435	347	255

Deferred (credit):
Federal	(140)	45	28
International	14	18	21
State	(6)	9	6

Total deferred	(132)	72	55

Provision for income tax	$303	$419	$310

        Income from continuing operations before income tax and minority interest shown above is based on the location of the corporate unit to which such earnings are attributable. However, because such earnings in some cases may be subject to taxation in more than one country, the income tax provision shown above as U.S. or International does not correspond to the geographic attribution of the earnings.

        During 2003 and 2002, Aon's consolidated statements of income reflect a tax benefit of $22 million and $24 million, respectively, on the 8.205% Capital Securities (see Note 10). As a result of the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate the Capital Securities, which was completely offset by an increase in notes payable. In 2004, interest expense on these notes payable was reported as a part of interest expense in the consolidated statements of income, and the related tax benefit is included in the provision for income tax.

Aon Corporation 2004

        A reconciliation of the income tax provisions based on the U.S. statutory corporate tax rate to the provisions reflected in the consolidated financial statements is as follows:

Years ended December 31,	2004	2003	2002
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.1	3.0	1.6
Taxes on international operations	(0.8)	(2.3)	(2.3)
Basis difference in businesses sold	(3.6)	—	—
Other — net	1.7	1.3	2.7

Effective tax rate	34.4%	37.0%	37.0%

        Significant components of Aon's deferred tax assets and liabilities are as follows:

(millions) As of December 31,	2004	2003
Deferred tax assets:
Employee benefit plans	$548	$469
Unearned and advanced premiums and contract fees	168	160
Net operating loss and tax credit carryforwards	66	88
Certain purchase accounting and special charges	90	28
Unrealized foreign exchange losses	—	16
Other	43	37

	915	798
Valuation allowance on deferred tax assets	(41)	(34)

Total	874	764

Deferred tax liabilities:
Policy acquisition costs	(210)	(189)
Unrealized investment gains	(65)	(45)
Unrealized foreign exchange gains	(59)	—
Other	(28)	(68)

Total	(362)	(302)

Net deferred tax asset	$512	$462

        Valuation allowances have been established primarily with regard to the tax benefits of certain net operating loss and tax credit carryforwards. To the extent valuation allowances were provided through acquisition accounting, tax benefits recognized for such items would reduce goodwill. The valuation allowances changed to $41 million in 2004 from $34 million in 2003, attributable largely to the assessment of the potential future benefit of certain international net operating loss carryforwards. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not.

        U.S. deferred income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2004 amounted to approximately $300 million. It is not practicable to determine the income tax liability that might be incurred if all such earnings were remitted to the United States. The American Jobs Creation Act of 2004 (the Act) introduced a temporary incentive for U.S. multinationals to repatriate, in 2004 or 2005, certain foreign earnings at an effective tax rate of 5.25%. Aon has not yet completed its evaluation of the provision,

Aon Corporation 2004

and may postpone any ultimate determination regarding its application until the fourth quarter of 2005. Whether Aon ultimately takes advantage of the incentive depends on many factors, including the review of U.S. Treasury Department guidance, and the adoption of a reinvestment plan as required by the legislation. Based on our analysis to date, however, it is reasonably possible that we may repatriate pursuant to the Act between $0 and $100 million, with the respective tax liability ranging from $0 to $5 million.

        At December 31, 2004, Aon had domestic federal operating loss carryforwards of $40 million which will expire at various dates from 2005 to 2021, state operating loss carryforwards of $359 million which will expire at various dates from 2005 to 2024, and foreign operating loss carryforwards of $94 million, which expire at various dates.

        Prior to 1984, life insurance companies were required to accumulate certain untaxed amounts in a memorandum "policyholders' surplus account." Under the Tax Reform Act of 1984, the "policyholders' surplus account" balances were "capped" at December 31, 1983, and the balances will be taxed only to the extent distributed to stockholders or when they exceed certain prescribed limits. As of December 31, 2004, the combined "policyholders' surplus account" of Aon's life insurance subsidiaries is approximately $363 million. Aon's life insurance subsidiaries do not intend to make any taxable distributions or exceed the prescribed limits in the foreseeable future; therefore, no income tax provision has been made. However, if such taxes were assessed, the amount of taxes payable would be approximately $127 million. The Act suspends for 2005 and 2006 the application of the rules imposing income tax on distributions from the policyholders' surplus account of a life insurance company. Aon is evaluating the application of this provision to its policyholders' surplus balances.

        The amount of income taxes paid in 2004, 2003 and 2002 was $413 million, $296 million and $238 million, respectively.

Aon Corporation 2004

9.     Reinsurance and Claim Reserves

        Aon's insurance subsidiaries are involved in both the cession and assumption of reinsurance with other companies. Aon's reinsurance consists primarily of short-duration contracts that are entered into with the captive insurance operations of numerous automobile dealerships and insurers, certain newer accident and health initiatives, as well as certain property casualty lines. Aon's insurance subsidiaries remain liable to the extent that the reinsurers are unable to meet their obligations.

        A summary of reinsurance activity is as follows:

(millions) Years ended December 31,	2004	2003	2002
Ceded premiums earned	$1,379	$1,261	$1,190
Ceded premiums written	1,226	1,307	1,371
Assumed premiums earned	336	366	493
Assumed premiums written	336	382	533
Ceded benefits to policyholders	804	796	703

        Activity in the liability for policy and contract claims is summarized as follows:

(millions) Years ended December 31,	2004	2003	2002
Liabilities at beginning of year	$751	$529	$455
Incurred losses:
Current year	1,435	1,319	1,174
Prior years (1)	(1)	87	86

Total	1,434	1,406	1,260

Payment of claims:
Current year	(915)	(798)	(834)
Prior years	(445)	(386)	(352)

Total	(1,360)	(1,184)	(1,186)

Liabilities at end of year
(net of reinsurance recoverables:
2004 — $1,029; 2003 — $858; 2002 — $722)	$825	$751	$529

(1)
For 2003 and 2002, prior years' incurred losses primarily represent losses from business produced by NPS. NPS stopped initiating any new business in mid-2002.

Aon Corporation 2004

10.   Redeemable Preferred Stock, Capital Securities and Stockholders' Equity

Redeemable Preferred Stock

        At December 31, 2004, one million shares of redeemable preferred stock were outstanding. Dividends are cumulative at an annual rate of $2.55 per share. These shares are redeemable at the option of Aon or the holders, in whole or in part, at $50.00 per share beginning one year after the death of both of the original owners, which occurred in September 2004. Aon has not received a notice of intent to redeem these shares, nor does Aon currently intend to redeem these shares.

Capital Securities

        Aon Capital A is a wholly-owned statutory business trust created for the purpose of issuing mandatorily redeemable preferred capital securities (Capital Securities). The sole asset of Aon Capital A is the $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) due January 1, 2027. The back-up guarantees, in the aggregate, provide a full and unconditional guarantee of Aon Capital A's obligations under the Capital Securities.

        Aon Capital A issued $800 million of 8.205% Capital Securities in January 1997. The proceeds from the issuance of the Capital Securities were used to finance a portion of the A&A acquisition. Aon received $800 million in cash and a $24 million investment in 100% of the common equity of Aon Capital A by issuing $824 million of subordinated debt. During 2002, approximately $98 million (face value) of the Capital Securities were repurchased on the open market and were used to retire $98 million of the debt to Aon Capital A. The Capital Securities are subject to mandatory redemption on January 1, 2027 (upon the maturity of the subordinated debt) or are redeemable in whole, but not in part, at the option of Aon (through its prepayment of the subordinated debt) upon the occurrence of certain events. Interest is payable semi-annually on the Capital Securities.

        Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust upon the adoption of FIN 46 on December 31, 2003, which was completely offset by an increase in notes payable. Prior to the deconsolidation of Aon Capital A, the after-tax interest incurred on the Capital Securities was reported as minority interest in the consolidated statements of income. Beginning in 2004, interest expense on these notes payable was reported as part of interest expense in the consolidated statements of income. There was no effect on net income or consolidated stockholders' equity as a result of this deconsolidation (prior periods were not restated).

Common Stock

        In 2004, Aon did not repurchase any of its common stock. In 2003 and 2002, Aon repurchased 0.1 million and 0.4 million shares, respectively. In 2004, Aon issued 2.0 million new shares of common stock for employee benefit plans and 757,000 shares in connection with the employee stock purchase plan.

        In connection with the acquisition of two entities controlled by Aon's Chairman and Chief Executive Officer in 2001, Aon obtained approximately 22.4 million shares of its common stock. These treasury shares are restricted as to their reissuance.

Aon Corporation 2004

Dividends

        A summary of dividends paid is as follows:

(millions) Years ended December 31,	2004	2003	2002
Redeemable preferred stock	$3	$3	$3
Common stock	189	187	230

Total dividends paid	$192	$190	$233

Statutory Capital and Surplus

        Generally, the capital and surplus of Aon's insurance subsidiaries available for transfer to the parent company is limited to the amount that the insurance subsidiaries' statutory capital and surplus exceeds minimum statutory capital requirements; however, payments of the amounts as dividends in excess of $284 million may be subject to approval by regulatory authorities. See Note 8 for possible tax effects of distributions made out of untaxed earnings.

        Net statutory income (loss) of the insurance subsidiaries is summarized as follows:

(millions) Years ended December 31,	2004	2003	2002
Accident & Health and Life	$193	$95	$(13)
Warranty, Credit and Property & Casualty	123	(21)	(64)

        Statutory capital and surplus of the insurance subsidiaries are summarized as follows:

(millions) As of December 31,	2004	2003	2002
Accident & Health and Life	$840	$700	$537
Warranty, Credit and Property & Casualty	676	611	448

Aon Corporation 2004

11.   Employee Benefits

Savings and Profit Sharing Plans

        Aon subsidiaries maintain savings plans with both contributory and non-contributory accounts for the benefit of U.S. salaried and commissioned employees. The non-contributory accounts were established in lieu of a defined pension benefit in 2004 for certain U.S. employees hired after December 31, 2003. Provisions made for these plans were $43 million, $54 million and $48 million in 2004, 2003 and 2002, respectively.

Pension and Other Postretirement Benefits

        Aon sponsors defined benefit pension and postretirement health and welfare plans that provide retirement, medical and life insurance benefits. The postretirement healthcare plans are contributory, with retiree contributions adjusted annually; the life insurance and pension plans are noncontributory.

        Effective January 1, 2004, the U.S. pension plans were closed to new employees.

        In 1999, Aon's U.K. pension plans became closed to new employees. All new employees became participants in a defined contribution plan. The provisions for the defined contribution plan were $20 million, $19 million and $14 million in 2004, 2003 and 2002, respectively.

        In 2003, Aon changed its U.S. retiree medical program. All future post-65 retirees (current active employees and current retirees under age 65) will no longer be offered the Aon Medicare Supplement plan upon attainment of age 65. Instead, future post-65 retirees will be offered plans through individual insured arrangements. Aon may subsidize $50 per month per individual for these plans. The impact of this change was a reduction in the accumulated postretirement benefit obligation of $12 million. This amount is being amortized over a ten-year period.

U.S. Pension and Other Benefit Plans

        The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2004 and 2003 and a statement of the funded status as of

Aon Corporation 2004

December 31, 2004 and 2003, for both qualified and nonqualified plans. The measurement date for the U.S. plans is November 30.

	Pension Benefits		Other Benefits
(millions)	2004	2003	2004	2003
Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$1,340	$1,107	$74	$80
Service cost	67	52	3	3
Interest cost	85	77	4	5
Participant contributions	—	—	8	10
Plan amendments	—	—	—	(12)
Curtailment	(8)	—	—	—
Actuarial loss (gain)	68	24	1	(3)
Benefit payments	(57)	(54)	(13)	(18)
Change in discount rate	51	134	2	9

Projected benefit obligation at end of period	$1,546	$1,340	$79	$74

Accumulated benefit obligation at end of period	$1,421	$1,197	$79	$74

Reconciliation of fair value of plan assets
Fair value at beginning of period	$929	$789	$8	$8
Actual return on plan assets	94	91	—	—
Participant contributions	—	—	8	10
Employer contributions	3	103	5	8
Benefit payments	(57)	(54)	(13)	(18)

Fair value at end of period	$969	$929	$8	$8

Market related value at end of period	$1,111	$1,114	$8	$8

Funded status
Funded status at end of period	$(577)	$(411)	$(71)	$(66)
Unrecognized prior-service cost	(7)	(9)	(11)	(12)
Unrecognized loss	584	496	3	—

Net amount recognized	$—	$76	$(79)	$(78)

Amounts recognized in the statements of financial position consist of:
Accrued benefit liability (included in pension, post employment and post retirement liabilities)	$(452)	$(268)	$(79)	$(78)
Other comprehensive income	452	344	—	—

Net amount recognized	$—	$76	$(79)	$(78)

        The increase in amounts recognized in other comprehensive income related to the minimum pension liability for U.S. pension plans was $108 million and $97 million in 2004 and 2003, respectively.

        In 2004, plans with a projected benefit obligation (PBO) and an accumulated benefit obligation (ABO) in excess of the fair value of plan assets had a PBO of $1.5 billion, an ABO of $1.4 billion and plan assets with a fair value of $1.0 billion.

Aon Corporation 2004

        In 2003, plans with a PBO and ABO in excess of the fair value of plan assets had a PBO of $1.3 billion, an ABO of $1.2 billion and plan assets with a fair value of $0.9 billion.

        The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 2004, 2003 and 2002:

(millions) Pension Benefits	2004	2003	2002
Service cost	$67	$52	$46
Interest cost	85	77	72
Expected return on plan assets	(92)	(78)	(108)
Amortization of prior-service cost	(2)	(2)	(2)
Amortization of net loss	22	11	2

Net periodic benefit cost	$80	$60	$10

(millions) Other Benefits	2004	2003	2002
Service cost	$3	$3	$3
Interest cost	4	5	5
Amortization of prior-service cost	(1)	—	—
Amortization of net gain	—	—	(1)

Net periodic benefit cost	$6	$8	$7

        The weighted-average assumptions used to determine future U.S. benefit obligations are as follows:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	6.0%	6.25%	6.0%	6.25%
Rate of compensation increase	3.5	3.5	—	—

        The weighted-average assumptions used to determine the U.S. net periodic benefit cost for 2004, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	7.0%	7.5%	6.25%	7.0%	7.5%
Expected return on plan assets	8.5	8.5	10.25	—	—	—
Rate of compensation increase	3.5	3.5	4.0	—	3.5	4.0

Expected Return on Plan Assets

        To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans. The expected long-term rate of return on plan assets assumption used to determine pension expense is 8.5%.

Aon Corporation 2004

Plan Assets

        Aon's U.S. pension plan asset allocation as of December 31, 2004 and 2003 is as follows:

			Fair Value of Plan Assets
Asset Class	Allocation Range	Target Allocation	2004	2003
Equities	50 – 80%	70%	74%	61%

Domestic equities	40 – 70	40	45	32
International equities	5 – 15	10	11	7
Limited partnerships and other	2.5 – 20	10	11	15
Real estate and REITs	5 – 15	10	4	3
Aon common stock	0 – 5	0	3	4

Debt securities	20 – 50	30	26	39

Fixed maturities	20 – 50	30	23	24
Invested cash	0 – 2	0	3	15

Total			100%	100%

        Pension plan assets include Aon common stock in the amounts of $30 million and $34 million at December 31, 2004 and 2003, respectively. Dividends from Aon stock received by the plan in 2004 and 2003 were $0.9 million and $1.9 million, respectively. Invested cash as of the plan measurement date in 2003 included an amount in transit of $100 million.

Investment Policy and Strategy

        The investment policy, as established by the Aon Pension Plan Investment Committee, seeks reasonable asset growth at prudent risk levels within target allocations. Plan assets are invested within the asset allocation target ranges shown above. Aon believes that plan assets are well-diversified and are of appropriate quality. Asset allocation target ranges are reviewed quarterly and re-balanced to within policy target allocations. The investment policy is reviewed at least annually, and revised, as deemed appropriate by the Aon Pension Plan Investment Committee.

        Aon's U.S. other benefit plan assets of $8 million at both December 31, 2004 and 2003 were invested in money market instruments.

Cash Flows

Contributions

        Based on current assumptions, Aon expects to contribute $47 million to U.S. pension plans during 2005 to satisfy minimum funding requirements and $7 million to fund other postretirement benefit plans during 2005.

Aon Corporation 2004

Estimated Future Benefit Payments

        Estimated future benefit payments for U.S. plans are as follows at December 31, 2004:

(millions)	Pension Benefits	Other Benefits
2005	$60	$7
2006	62	7
2007	66	7
2008	70	7
2009	75	7
2010 — 2014	485	37

Assumptions for Other Postretirement Benefits

        Assumed health care cost trend rates at December 31:

	2004	2003
Assumed healthcare cost trend rate	10.5%	11.0%
Ultimate trend rate	5.5%	5.5%
Year that the ultimate trend rate is reached	2014	2014

        Aon's liability for future plan cost increase for pre-65 and Medical Supplement plan coverage is limited to 5% per annum. Because of this cap, net employer trend rates for these plans are effectively limited to 5% per year in the future. The $50 per month subsidy for future post-65 retirees is assumed not to increase in future years. Therefore, there is no employer trend for future post-65 retirees. As a result, a 1% change in assumed healthcare cost trend rates has no effect on the service and interest cost components of net periodic postretirement healthcare benefit cost or on the accumulated postretirement benefit obligation for the measurement period ended in 2004.

Prescription Drug Subsidy

        The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law in December 2003. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Aon has determined that the benefits provided by its plan are not actuarially equivalent to Medicare Part D. Accordingly, Aon has not recognized any benefit associated with the subsidy.

International Pension Plans

        The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the years ended December 31, 2004 and 2003 and the funded status as of December 31, 2004 and 2003, for material international pension plans, which are located in the U.K.

Aon Corporation 2004

and The Netherlands. The measurement dates for these plans are September 30 and December 31, respectively.

	International Pension Plans
(millions)	2004	2003
Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$3,324	$2,654
Service cost	64	51
Interest cost	185	152
Participant contributions	3	6
Actuarial loss	139	75
Benefit payments	(103)	(89)
Change in discount rate	(63)	146
Foreign exchange translation	298	329

Projected benefit obligation at end of period	$3,847	$3,324

Accumulated benefit obligation at end of period	$3,385	$3,005

Reconciliation of fair value of plan assets
Fair value at beginning of period	$2,239	$1,777
Actual return on plan assets	188	206
Employer contributions	181	114
Participant contributions	3	6
Benefit payments	(103)	(89)
Foreign exchange translation	210	225

Fair value at end of period	$2,718	$2,239

Market related value at end of period	$2,718	$2,239

Funded status
Funded status at end of period	$(1,129)	$(1,085)
Unrecognized prior service	2	—
Unrecognized loss	1,635	1,529

Net amount recognized	$508	$444

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost and intangible pension asset (included in other assets)	$123	$88
Accrued benefit liability (included in pension, post employment and post retirement liabilities)	(694)	(769)
Other comprehensive income	1,079	1,125

Net amount recognized	$508	$444

        The change in amounts recognized in other comprehensive income related to the minimum pension liability was a decrease of $46 million and an increase of $225 million in 2004 and 2003, respectively.

Aon Corporation 2004

        In 2004, plans with a PBO in excess of the fair value of plan assets had a PBO of $3.8 billion and plan assets with a fair value of $2.7 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $3.0 billion and plan assets with a fair value of $2.4 billion.

        In 2003, plans with a PBO in excess of the fair value of plan assets had a PBO of $3.3 billion and plan assets with a fair value of $2.2 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $2.7 billion and plan assets with a fair value of $2.0 billion.

        The following table provides the components of net periodic benefit cost for the international plans for the years ended December 31, 2004, 2003 and 2002:

(millions) Pension Benefits	2004	2003	2002
Service cost	$64	$51	$45
Interest cost	185	152	133
Expected return on plan assets	(165)	(134)	(163)
Amortization of net loss	70	58	31

Net periodic benefit cost	$154	$127	$46

        The range of weighted-average assumptions used to determine the international benefit obligations are as follows:

(millions) Pension Benefits	2004	2003
Discount rate	4.5 – 5.6%	5.25 – 5.5%
Rate of compensation increase	2.0 – 4.25	2.0 – 5.5

        The range of weighted-average assumptions used to determine the international net periodic benefit costs for 2004, 2003 and 2002 are as follows:

(millions) Pension Benefits	2004	2003	2002
Discount rate	5.25 – 5.5%	5.5 – 5.75%	6.25 – 7.0%
Expected return on plan assets	6.0 – 7.25	6.0 – 7.5	6.0 – 9.5
Rate of compensation increase	2.0 – 5.5	3.75 – 4.0	4.0

Expected Return on Plan Assets

        To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans. The range of expected long-term rate of return assumption used to determine pension expense is 6.0% to 7.25%.

Aon Corporation 2004

Plan Assets

        Aon's international pension plan asset allocation at December 31, 2004 and 2003 is as follows:

			Fair Value of Plan Assets
Asset Class	Allocation Range	Target Allocation
			2004	2003
Equities	45 – 75%	61%	61%	62%

Domestic equities			—	—
International equities			57	60
Real estate			4	2

Debt securities	25 – 55	39	39	38

Fixed maturities			37	37
Invested cash			2	1

Total			100%	100%

Investment Policy and Strategy

        The investment policies for international plans are established by the local pension plan trustees and seek to maintain the plans' ability to meet liabilities and to comply with local minimum funding requirements. Plan assets are invested, within asset allocation ranges as shown above, in diversified portfolios that provide adequate levels of return at an acceptable level of risk. The investment policies are reviewed at least annually, and revised, as deemed appropriate to ensure that the objectives are being met.

Cash Flows

Contributions

        Based on current assumptions, Aon expects to contribute $155 million to its international pension plans during 2005 to satisfy minimum funding requirements.

Estimated Future Benefit Payments

        Estimated future pension benefit payments for international plans are as follows at December 31, 2004:

(millions)

2005	$96
2006	101
2007	106
2008	120
2009	125
2010-2014	787

Aon Corporation 2004

12.   Stock Compensation Plans

        Aon's Stock Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and restricted stock units. The annual rate at which awards are granted each year is based upon financial and competitive business conditions. The number of shares authorized to be issued under the new plan is equal to 18% of the number of common shares outstanding.

Stock Awards

        Aon has historically granted stock awards in the form of restricted stock units. Generally, employees are required to complete three continuous years of service before stock awards begin to vest in increments until the completion of a 10-year period of continuous employment. In 2003 and 2002, a large number of stock awards were granted that vest annually over five years, with the initial vesting occurring after one year of continuous service. In 2004, a large number of stock awards were granted that will not vest until five years after the date of grant. For most employees, beginning in 2005, individual incentive compensation over $50,000 will partially be paid in restricted stock units, which will vest ratably over three years. In general, stock awards are issued as they become vested. In certain circumstances, an employee can elect to defer the receipt of vested shares to a later date. With certain limited exceptions, any break in continuous employment will cause forfeiture of all unvested awards. The compensation cost associated with each stock award is deferred and amortized over the period of continuous employment using the straight-line method. At December 31, 2004, 2003 and 2002, the number of shares available for stock awards is included with options available for grant.

        Common stock awards outstanding consist of the following:

(shares in thousands) Years ended December 31,	2004	2003	2002
Shares outstanding at beginning of year	7,061	6,483	7,424
Granted	3,439	2,529	1,024
Vested	(1,330)	(1,413)	(1,432)
Canceled	(386)	(538)	(533)

Shares outstanding at end of year	8,784	7,061	6,483

Stock Options

        Options to purchase common stock are granted to certain officers and employees of Aon and its subsidiaries at 100% of market value on the date of grant. Generally, employees are required to complete two continuous years of service before the options begin to vest in increments until the completion of a 4-year period of continuous employment. For all grants made prior to an amendment to the former stock option plan in 2000, employees were required to complete three continuous years of service before the options began to vest in increments until the completion of a 6-year period of continuous employment.

Aon Corporation 2004

        A summary of Aon's stock option activity and related information is as follows:

(shares in thousands) Years ended December 31,	2004		2003		2002
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Beginning outstanding	31,627	$29	24,478	$32	21,298	$32
Granted	5,233	27	9,226	20	5,552	34
Exercised	(475)	23	(13)	24	(877)	20
Canceled	(2,197)	29	(2,064)	27	(1,495)	33

Ending outstanding	34,188	$29	31,627	$29	24,478	$32

Exercisable at end of year	15,060	$32	9,574	$32	5,308	$30

Options available for grant	11,885		15,742		22,771

        A summary of options outstanding and exercisable is as follows:

(Shares in thousands) As of December 31, 2004	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$14.92 – $19.30	676	7.77	$16.83	232	$16.86
19.45 – 19.70	5,660	8.21	19.70	12	19.52
19.76 – 23.94	6,881	6.39	22.98	4,177	23.91
23.95 – 27.16	5,045	9.35	26.89	87	26.96
27.34 – 32.53	5,127	5.27	31.38	4,019	31.14
32.64 – 36.88	7,677	6.71	36.00	3,849	35.71
37.13 – 49.29	3,122	3.74	43.28	2,684	43.28

$14.92 – $49.29	34,188	6.82	$28.93	15,060	$32.21

Employee Stock Purchase Plan

        Aon has an employee stock purchase plan that provides for the purchase of a maximum of 7.5 million shares of Aon's common stock by eligible U.S. employees. Under the plan, shares of Aon's common stock may be purchased at 3-month intervals at 85% of the lower of the fair market value of the common stock on the first or the last day of each 3-month period. In 2004, 2003 and 2002, 754,000 shares, 734,000 shares, and 312,000 shares, respectively, were issued to employees under the plan. In first quarter 2002, the plan was temporarily suspended and was reactivated as of January 1, 2003. There was no compensation expense associated with this plan.

Aon Corporation 2004

13.   Financial Instruments

Financial Risk Management

        Aon is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity security prices. To manage the risk related to these exposures, Aon enters into various derivative transactions. The derivatives have the effect of reducing Aon's market risks by creating offsetting market exposures. Aon does not enter into derivative transactions for trading purposes.

        Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses.

        Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to Aon. Aon has limited its credit risk by using master netting agreements, entering into non-exchange-traded derivatives with highly rated major financial institutions and by using exchange-traded instruments. Aon closely monitors the credit-worthiness of, and exposure to, its counterparties and considers its credit risk to be minimal. At December 31, 2004 and 2003, Aon placed cash and securities relating to these derivative contracts in escrow amounting to $5 million and $4 million, respectively.

Accounting Policy for Derivative Instruments

        All derivative instruments are recognized in the consolidated statements of financial position at fair value. Unless otherwise noted, derivative instruments with a positive fair value are reported in other receivables and derivative instruments with a negative fair value are reported in other liabilities in the consolidated statements of financial position. Where Aon has entered into master netting agreements with counterparties, the derivative positions are netted by program and are reported accordingly in other receivables or other liabilities. Changes in the fair value of derivative instruments are recognized immediately in earnings, unless the derivative is designated as a hedge and qualifies for hedge accounting.

        FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, identifies three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: (i) a hedge of the change in fair value of a recognized asset or liability or firm commitment ("fair value hedge"), (ii) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction ("cash flow hedge"), and (iii) a hedge of the net investment in a foreign subsidiary ("net investment hedge"). Under hedge accounting, recognition of derivative gains and losses can be matched in the same period with that of the hedged exposure and thereby minimize earnings volatility.

        In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as either a fair value, cash flow, or a net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation will include a description of the hedging instrument, the hedged item, the risk being hedged, Aon's risk management objective and strategy for undertaking the hedge, and the method for assessing the effectiveness of the hedge. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. Aon assesses the ongoing effectiveness of its hedges at the end of each quarter.

Aon Corporation 2004

        For a fair value hedge, the change in fair value of the hedging instrument and the change in fair value of the hedged item attributable to the risk being hedged are both recognized currently in earnings. For a cash flow hedge, the effective portion of the change in fair value of a hedging instrument is recognized in other comprehensive income (OCI) and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings. For a net investment hedge, the effective portion of the change in fair value of the hedging instrument is reported in other comprehensive income ("OCI") as part of the cumulative translation adjustment while the ineffective portion is recognized immediately in earnings.

        Changes in the fair value of a derivative that is not designated as an accounting hedge ("economic hedge") are recorded in either investment income or general expenses (depending on the hedged exposure) in the current period's consolidated statements of income.

        Aon discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) it determines that the derivative is no longer effective in offsetting changes in the hedged item's fair value or cash flows, (3) a hedged forecasted transaction is no longer probable of occurring in the time period described in the hedge documentation, (4) the hedged item matures or is sold, or (5) management elects to discontinue hedge accounting voluntarily.

        When hedge accounting is discontinued because the derivative no longer qualifies as a fair value hedge, Aon will continue to carry the derivative in the consolidated statements of financial position at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, cease to adjust the hedged asset or liability for changes in its fair value, and begin to amortize the hedged item's cumulative basis adjustment into earnings over the remaining life of the hedged item using a method that approximates the level-yield method.

        When hedge accounting is discontinued because the derivative no longer qualifies as a cash flow hedge, Aon will continue to carry the derivative in the consolidated statements of financial position at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, and continue to defer the derivative gain or loss in accumulated OCI until the hedged forecasted transaction affect earnings. If the hedged forecasted transaction is probable of not occurring in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss would be reclassified immediately to earnings.

Foreign Exchange Risk Management

        Certain of Aon's foreign brokerage subsidiaries, primarily in the U.K., receive revenues in currencies (primarily in U.S. dollars) that differ from their functional currencies. The foreign subsidiary's functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, Aon uses foreign exchange forwards and options to hedge the foreign exchange risk of the forecasted revenue for up to a maximum of three years in the future. Aon has designated these derivatives as cash flow hedges of its forecasted foreign currency denominated revenue. As of December 31, 2004, a $73 million pretax gain has been deferred to OCI, $49 million of which is expected to be reclassified to earnings as an adjustment to general expenses in 2005. Deferred gains or losses will be reclassified from OCI to general expenses when the hedged revenue is recognized. This hedge had no material ineffectiveness in 2004.

        Aon uses over-the-counter options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of Aon's foreign operations. These derivatives

Aon Corporation 2004

are not afforded hedge accounting as defined by Statement No. 133. Changes in the fair value of these derivatives are recorded in general expenses in the consolidated statements of income.

        Aon also uses foreign currency forward contracts to offset foreign exchange risk associated with foreign denominated inter-company notes. These derivatives were not designated as a hedge and changes in their fair value were recorded in general expenses in the consolidated statements of income.

        Aon also uses foreign currency forward contracts to hedge certain of its net investments in foreign operations. As of December 31, 2004, currency forwards with a notional amount of $84 million were designated as hedges of primarily Canadian dollar, British pound, and Australian dollar denominated net investments. In 2004, this hedge had no ineffectiveness and $16 million of derivative losses related to this hedge were recorded in the cumulative translation adjustment account. There were no net investment hedges in 2003.

Interest Rate Risk Management

        Aon uses futures contracts and purchased options on futures contracts to reduce the price volatility of its fixed-maturity portfolio. Derivatives designated as hedging specific fixed-income securities are accounted for as fair value hedges. Changes in the fair value of the hedge and the hedged item are recorded in investment income.

        Aon occasionally enters into receive-fixed-pay-floating interest rate swaps to hedge changes in the fair value of its fixed-rate notes. The interest rate swaps qualify as fair value hedges and have no ineffectiveness because their critical terms (e.g., amount, maturity date) match those of the hedged debt. Realized gains and losses on swaps qualified as hedges are deferred and reported as adjustments of the cost basis of the hedged items and are being amortized into interest expense over the remaining life of the hedged items.

        Aon issued fixed-rate notes in May 2000. Aon purchased options on interest rate swaps to hedge against a change in interest rates prior to the issuance of the fixed-rate notes. These options qualified as a hedge of an anticipated transaction under pre-Statement No. 133 accounting guidance and related gains were deferred and are being amortized as an offset to interest expense over the remaining life of the notes. Upon the adoption of Statement No. 133, pretax deferred gains of $5 million were reclassified to OCI. At December 31, 2004, $1 million remains in OCI, of which all is expected to offset interest expense in 2005.

        Aon enters into interest rate swap and floor agreements and uses exchange-traded futures and options to limit its net exposure to decreasing short-term interest rates, primarily relating to U.S. dollar denominated brokerage funds held on behalf of clients in the U.S. and U.K. These derivatives were not designated as a hedge and changes in their fair value were recorded in investment income in the consolidated statements of income.

        In 2004, receive-fixed-pay-floating interest rate swaps were designated as cash flow hedges of the interest rate risk of a portion of Aon's U.S. dollar denominated brokerage funds held on behalf of clients. Changes in the fair value of the swaps were recorded in OCI and will be reclassified to earnings as an adjustment to investment income over the term of the swap. This hedge had no ineffectiveness in 2004 and the amounts deferred in OCI at year-end were immaterial.

Aon Corporation 2004

Equity Price Risk Management

        Aon sells futures contracts and purchases options to reduce the price volatility of its equity securities portfolio and equity securities it owns indirectly through limited partnership investments. These derivatives were not designated as a hedge and changes in their fair value were recorded in investment income in the consolidated statements of income.

Unconsolidated Special Purpose Entities (SPEs) Excluding PEPS I

        Certain of Aon's subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses to finance insurance premiums and then sell ("securitize") the finance receivables through securitization transactions that meet the criteria for sale accounting in accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. These premium financing securitizations are accomplished by using special purpose entities which are considered qualifying SPEs ("QSPEs") pursuant to Statement No. 140 and FIN 46, and commercial paper multi-seller, non-qualified bank conduits (SPEs). Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

        Premium financing securitizations performed by Aon's U.S., U.K., Canadian and Australian subsidiaries use multi-seller non-qualified SPEs. By analyzing the qualitative and quantitative factors of the SPEs, Aon has determined that these subsidiaries are not the sponsor of the SPEs. Additionally, independent third parties (i) have made substantial equity investments in the SPEs, (ii) have voting control of the SPEs and (iii) generally have the risks and rewards of ownership of the assets of the SPEs. Based on these factors and before the adoption of FIN 46, Aon had determined that non-consolidation was the appropriate accounting treatment. With the adoption of FIN 46 as of December 31, 2003, Aon has determined that these subsidiaries do not have a significant variable interest in the multi-seller SPEs, and therefore, has concluded that non-consolidation continues to be appropriate.

        Aon or one of its QSPEs sells undivided interests in specified premium financing receivables to the independent SPEs. Under the terms of these agreements, new receivables increase the amounts available to securitize as collections (administered by Aon) reduce previously sold receivables. The amount advanced from third parties at any one time under the accounts receivable sales agreement was limited to a maximum of $2 billion and $1.9 billion at December 31, 2004 and 2003, respectively.

        As of December 31, 2004 and 2003, $1.8 billion was advanced under these programs from the SPEs. Aon records at fair value the retained interest, which is included in insurance brokerage and consulting services receivables in the consolidated balance sheets.

        Aon recorded gains associated with the sale of receivables. When Aon calculated the gain, all fees related to this facility were included. The gains included in revenue in the consolidated statements of income, were $81 million, $69 million and $70 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Aon retains servicing rights for sold receivables and a servicing fee is earned as income over the servicing period. The servicing fees are included in the gain/loss calculation. At December 31, 2004 and 2003, the fair value of the servicing rights approximates the estimated costs to service the receivables, and accordingly, Aon has not recorded any servicing assets or liabilities related to this servicing activity.

Aon Corporation 2004

        Aon estimates fair value by discounting estimated future cash flows from the servicing rights and servicing costs using discount rates that approximate current market rates and expected future prepayment rates.

        The SPEs bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves, which Aon guarantees. Under the guarantee provisions, Aon's maximum cash requirement was $73 million and $75 million at December 31, 2004 and 2003, respectively.

        Aon renewed the U.S. and European facilities in December 2004, and in January 2005 eliminated the percentage guarantee for the European facility, replacing it with other collateral enhancements. In April 2005, the same will be done for the U.S. facility.

        Both facilities require Aon to maintain consolidated net worth, as defined, of at least $2.5 billion, and (1) consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated net interest of at least 4 to 1, and (2) consolidated indebtedness to consolidated EBITDA of no more than 3 to 1.

Fair Value of Financial Instruments

        Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of policy liabilities, various other non-financial instruments or other intangible assets related to Aon's business. Accordingly, care should be exercised in deriving conclusions about Aon's business or financial condition based on the fair value disclosures. The basis for determining the fair value of financial instruments is discussed in Note 1. The carrying value and fair value of certain of Aon's financial instruments are as follows:

(millions) As of December 31,	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Fixed maturities and equity securities	$3,522	$3,522	$2,793	$2,793
Other investments	483	482	716	798
Cash, receivables and short-term investments	15,136	15,136	14,373	14,373
Derivatives	149	149	93	93
Liabilities:
Deposit-type insurance contracts	18	18	58	58
Short-term borrowings, premium payables and general expenses	11,728	11,728	11,754	11,754
Notes payable	2,115	2,280	2,095	2,229
Derivatives	86	86	13	13

Guarantees and Indemnifications

        Aon provides a variety of guarantees and indemnifications to its customers and others to allow Aon or others to complete a wide variety of business transactions. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any

Aon Corporation 2004

anticipated amounts payable which are deemed to be probable and estimable are properly reflected in Aon's consolidated financial statements.

        Refer to "Other Financial Instruments" above for guarantees associated with Aon's premium financing securitizations. Guarantees associated with Aon's limited partnership securitization are disclosed in Note 6. Indemnities related to discontinued operations are disclosed in Note 5.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $21 million for taxes and other business obligations to third parties. Amounts are accrued in the consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        Aon has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. Costs associated with these guarantees, to the extent estimable and probable, are provided in Aon's allowance for doubtful accounts. The maximum exposure with respect to such contractual contingent guarantees was approximately $21 million at December 31, 2004.

        Aon expects that as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.

Aon Corporation 2004

14.   Contingencies

        Aon and its subsidiaries are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages. Aon has purchased errors and omissions ("E&O") insurance and other appropriate insurance to provide protection against losses that arise in such matters. Accruals for these items, net of insurance receivables, when applicable, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant.

        On April 21, 2004, Aon received a subpoena from the Office of the Attorney General of the State of New York calling for the production of documents relating to Placement Service Agreements, Market Service Agreements and similar agreements under which insurance carriers pay compensation to Aon beyond standard commissions. The office subsequently issued several other requests for information to Aon as part of its inquiry into alleged practices in the insurance industry, including bid-rigging, fictitious quotes, "tying," and "steering" of business. The departments of insurance or attorneys general of approximately 25 other states have also issued subpoenas or requested information regarding these and other issues. Aon is fully cooperating with all of these investigations.

        On March 4, 2005, Aon Corporation ("Aon") and its subsidiaries and affiliates (collectively, the "Company") entered into an agreement (the "Settlement Agreement") with the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General and the Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation (collectively, the "State Agencies") to resolve all the issues related to investigations conducted by the State Agencies.

        The material terms of the Settlement Agreement are as follows:

        The Company will pay $190 million into a fund (the "Fund") to be distributed to certain eligible policyholder clients. These payments are in full satisfaction of the Company's obligations under the Settlement Agreement and the State Agencies have agreed not to impose any other financial obligation or liability on the Company related to the lawsuits. No portion of the payments by the Company is considered a fine or penalty. The Company will make payments into the Fund as follows:

  •
  On or before September 1, 2005, the Company shall pay $76 million into the Fund.

  •
  On or before September 1, 2006, the Company shall pay $76 million into the Fund.

  •
  On or before September 1, 2007, the Company shall pay $38 million into the Fund.

        The Fund, plus interest, will be used to compensate the Company's eligible policyholder clients according to procedures set out in the Settlement Agreement. No amount paid to the Fund will be returned to Aon under any circumstances.

        On or before June 30, 2005, the Company will calculate, in accordance with a formula approved by the State Agencies, the amount that each policyholder client is eligible to receive from the Fund. Clients eligible to participate in the Fund are those U.S. clients that engaged the Company to place, renew, consult on or service insurance with inception or renewal dates between January 1, 2001 through December 31, 2004 (the "Relevant Period") where such placement, renewal, consultation or servicing resulted in contingent commissions or overrides recorded by Aon during the Relevant Period (the "Eligible Policyholders").

Aon Corporation 2004

        On or before June 30, 2005, the Company must send a notice to each Eligible Policyholder setting forth, among other things, the amount it will be paid from the Fund if it elects to participate (a "Participating Policyholder"). Participating Policyholders must tender a release of claims against the Company arising from acts, omissions, transactions or conduct that are the subject of the lawsuits.

        On November 30, 2005, September 30, 2006 and September 30, 2007, each Participating Policyholder shall receive from the Fund as much of that Participating Policyholder's aggregate share of the Fund as possible with the monies then available in the Fund.

        In the event that an Eligible Policyholder elects not to participate or otherwise does not respond by October 30, 2005 (a "Non-Participating Policyholder"), that client's allocated share may be used by the Company to satisfy any pending or other claims asserted by clients relating to the issues in the Settlement Agreement. In no event shall a distribution be made from the Fund to any other client until all Participating Policyholders have been paid, nor shall total payments to any Non-Participating Policyholder exceed 80% of that policyholder's original allocated share. If any funds remain in the Fund as of October 1, 2007 such funds shall be distributed pro rata to the Participating Policyholders by November 1, 2007. In no event shall any of the amounts paid into the Fund be used to pay attorneys' fees.

        Also within 60 days of the date of the Settlement Agreement, the Company shall commence the implementation of certain business reforms, including agreeing not to accept contingent compensation as defined in the Settlement Agreement.

        The Company shall not, directly or indirectly, seek or accept indemnification pursuant to any insurance policy or other reimbursement with respect to any amounts payable under the Settlement Agreement.

        In accordance with APB Opinion No. 21, Interest on Receivables and Payables, the Company has discounted the payment stream associated with the settlement and recorded the present value of the liability and corresponding expense of $180 million in the financial statements as of December 31, 2004. The discount was determined using Aon's incremental borrowing rate. The Company did not discount the payment due on September 1, 2005. The settelment was considered fully tax deductible and is not treated as a permanent difference in the Company's tax calculation.

        Purported clients have also filed civil litigation against Aon and other companies under a variety of laws and legal theories relating to broker compensation practices and other issues under investigation by New York and other states. As previously reported, a putative class action styled Daniel v. Aon (Affinity) has been pending in the Circuit Court of Cook County, Illinois since August 1999. On July 28, 2004, the Court granted plaintiff's motion for class certification. On March 9, 2005, the Court gave preliminary approval to a nationwide class action settlement within the $40 million reserve established in the fourth quarter of 2004.

        Beginning in June 2004, a number of other putative class actions have been filed against Aon and other companies by purported clients under a variety of legal theories, including state tort, contract, fiduciary duty, and statutory theories, and federal antitrust and the Racketeer Influenced and Corrupt Organizations Act theories. These actions are currently pending at early stages in state court in California and Florida and in federal court in Illinois, South Carolina and New Jersey. Aon believes it has meritorious defenses in all of these cases, and intends to vigorously defend itself against these claims. The outcomes of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

Aon Corporation 2004

        Beginning in late October and early November 2004, several putative securities class actions have been filed against Aon in the United States District Court for the Northern District of Illinois. Also beginning in late October and early November 2004, several putative ERISA class actions were filed against Aon in the United States District Court for the Northern District of Illinois. Aon believes it has meritorious defenses in all of these cases, and intends to vigorously defend itself against these claims. The outcomes of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

        In early February 2005 the Company received a subpoena from the U.S. Department of Labor regarding compensation arrangements in connection with clients' employee benefit plans. The Company is cooperating with the investigation.

        In July 2004, several subsidiaries of Aon were joined as defendants in an action in a U.K. court between British Petroleum ("BP") and underwriters who subscribed to policies of insurance covering various offshore energy projects on which BP and its co-venturers have incurred losses of approximately $120 million. In the event BP does not prevail against its underwriters, BP might seek to hold Aon liable for all or part of this amount. BP has also asserted a claim against Aon for additional losses of approximately $88 million on the same projects for which there is a lack of cover as a result of an earlier settlement between BP and other underwriters who subscribed to the same policies of insurance. The proceedings are at an early stage. Aon intends to vigorously defend itself against these claims. The outcomes of these actions, and any losses or other payments that may occur as a result, cannot be predicted at this time.

        Although the ultimate outcome of all matters referred to above cannot be ascertained, and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon. However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

Aon Corporation 2004

15.   Segment Information

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting, and Insurance Underwriting. A fourth segment, Corporate and Other, when aggregated with the operating segments and after the elimination of intersegment revenues, totals to the amounts in the accompanying consolidated financial statements. Certain segment information in prior periods' consolidated financial statements has been reclassified to reflect sold business reported as discontinued operations.

        The accounting policies of the operating segments are the same as those described in Note 1, except that the disaggregated financial results have been prepared using a management approach, which is consistent with the basis and manner in which Aon senior management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. Aon evaluates performance based on stand-alone operating segment income before income taxes and generally accounts for intersegment revenue as if the revenue were from third parties, that is, considered by management to be at current market prices.

        Revenues are generally attributed to geographic areas based on the location of the resources producing the revenues. Intercompany revenues and expenses are eliminated in computing consolidated revenues and income before tax. In 2004 and 2003, inter-segment revenues were eliminated. Prior to 2003, there were no material inter-segment revenues to be eliminated. Long-lived assets and related depreciation and amortization are not material.

        Consolidated revenue by geographic area is as follows:

(millions)	Total	United States	United Kingdom	Continent of Europe	Rest of World
Years ended December 31:
2004	$10,172	$5,248	$1,732	$1,719	$1,473
2003	9,718	5,198	1,756	1,469	1,295
2002	8,716	5,006	1,543	1,117	1,050

        The Risk and Insurance Brokerage Services segment consists principally of Aon's retail, reinsurance and wholesale brokerage operations, as well as related insurance services, including underwriting management, captive insurance company management services, claims services, and premium financing. During 2004, Aon sold essentially all of its claim services businesses.

        The Consulting segment is one of the world's largest integrated human capital consulting organizations. The operations of this segment provide a full range of human capital management services. These services are delivered predominantly to corporate clientele utilizing six major practices: employee benefits, human resource outsourcing, compensation, management consulting, communications and strategic human resource consulting.

        The Insurance Underwriting segment provides specialty insurance products including supplemental accident, health and life insurance coverage through several distribution networks, most of which are directly owned by Aon's subsidiaries. Extended warranty and select property and casualty insurance products are sold through automobile dealership retailers, independent agents and brokers, Aon brokers and other channels.

Aon Corporation 2004

Operating segment revenue by sub-segment is as follows:

(millions) Years ended December 31,	2004	2003	2002
Risk management and insurance brokerage — Americas	$2,308	$2,294	$2,101
Risk management and insurance brokerage — International	2,357	2,074	1,695
Reinsurance brokerage and related services	861	873	765
Claims services	212	352	329

Total Risk and Insurance Brokerage Services	5,738	5,593	4,890
Consulting services	949	898	796
Outsourcing	298	287	250

Total Consulting	1,247	1,185	1,046
Accident & health and life	1,721	1,594	1,639
Warranty, credit and property & casualty	1,429	1,289	1,162

Total Insurance Underwriting	3,150	2,883	2,801
Intersegment revenues	(72)	(68)	—

Total operating segments	$10,063	$9,593	$8,737

Selected information for Aon's operating segments is as follows:

	Risk and Insurance Brokerage Services			Consulting			Insurance Underwriting
(millions) Years ended December 31,	2004	2003	2002	2004	2003	2002	2004	2003	2002
Revenue by geographic area:
United States	$2,379	$2,466	$2,363	$754	$762	$695	$2,108	$1,953	$2,005
United Kingdom	1,056	1,093	977	213	182	160	456	460	395
Continent of Europe	1,265	1,112	849	162	139	105	284	211	159
Rest of World	1,038	922	701	118	102	86	302	259	242

Total revenues (1)	5,738	5,593	4,890	1,247	1,185	1,046	3,150	2,883	2,801
General expenses (1)(2)	4,922	4,708	4,087	1,112	1,073	922	1,363	1,239	1,249
Benefits to policyholders	—	—	—	—	—	—	1,516	1,427	1,375
Amortization of intangible assets	34	37	27	3	2	2	17	21	22
Provision for New York and other state settlements	153	—	—	27	—	—	—	—	—
Unusual credits — World Trade Center	—	—	(29)	—	—	—	—	—	—

Total expenses	5,109	4,745	4,085	1,142	1,075	924	2,896	2,687	2,646

Income before income tax	$629	$848	$805	$105	$110	$122	$254	$196	$155

Identifiable assets at December 31	$13,235	$13,174	$12,490	$333	$296	$313	$7,122	$6,598	$5,999

(1)
Excludes the elimination of intersegment revenues and expenses of $72 million for 2004 and $68 million for 2003.

(2)
Insurance underwriting general expenses include amortization of deferred acquisition costs of $437 million, $399 million and $306 million in 2004, 2003 and 2002, respectively.

        Corporate and Other segment revenue consists of investment income from equity, fixed-maturity and short-term investments that are assets primarily of the insurance underwriting subsidiaries that exceed policyholders liabilities. These assets may include non-income producing equities, valuation changes in limited partnership investments, and income and losses on disposals of all securities,

Aon Corporation 2004

including those pertaining to assets maintained by the operating segments. Corporate and Other segment general expenses include administrative and certain information technology costs.

Selected information for Aon's Corporate and Other segment is as follows:

	Corporate and Other
(millions) Years ended December 31,	2004	2003	2002
Revenue	$109	$125	$(21)

General expenses	81	61	97
Interest expense	136	101	124
Unusual credits — World Trade Center	—	(14)	—

Total expenses	217	148	221

Loss before income tax	$(108)	$(23)	$(242)

Identifiable assets at December 31	$7,639	$6,959	$6,532

Selected information for Aon's investment income is as follows:

(millions) Years ended December 31,	2004	2003	2002
Risk and Insurance Brokerage Services (primarily short-term investments)	$83	$70	$108
Consulting (primarily short-term investments)	3	2	2
Insurance Underwriting, including deposit-type contracts (primarily fixed maturities)	129	115	162
Corporate and Other (primarily equity and other investments and limited partnerships)	109	125	(21)

Total investment income	$324	$312	$251

Aon Corporation 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

Board of Directors and Stockholders
Aon Corporation

        We have audited the accompanying consolidated statements of financial position of Aon Corporation (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aon Corporation as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1, in 2004 the Company changed its method of calculating earnings per share, and in 2003 the Company changed its method of accounting for its involvement with certain variable interest entities.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2005 expressed an unqualified opinion thereon.

Chicago, Illinois
March 9, 2005

Aon Corporation 2004

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Aon Corporation and its subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Management assessed the effectiveness of the company's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

        Based on our assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2004.

        Our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report on page B-116.

/s/ PATRICK G. RYAN Patrick G. Ryan Chairman & Chief Executive Officer March 9, 2005	/s/ DAVID P. BOLGER David P. Bolger Executive Vice President, Chief Financial Officer & Chief Administrative Officer March 9, 2005

Aon Corporation 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors and Stockholders
Aon Corporation

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Aon Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Aon Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that Aon Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Aon Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

Aon Corporation 2004

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of Aon Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 9, 2005 expressed an unqualified opinion thereon.

Chicago, Illinois
March 9, 2005

Aon Corporation 2004

SELECTED FINANCIAL DATA

(millions except common stock and per share data)	2004	2003	2002	2001	2000

INCOME STATEMENT DATA (1)
Brokerage commissions and fees	$7,060	$6,797	$6,097	$5,390	$4,894
Premiums and other	2,788	2,609	2,368	2,027	1,921
Investment income	324	312	251	211	504

Total revenue	$10,172	$9,718	$8,716	$7,628	$7,319

Income from continuing operations	$577	$676	$496	$182	$476
Discontinued operations	(31)	(48)	(30)	(35)	5

Income before accounting change	546	628	466	147	481
Cumulative effect of change in accounting principle(2)	—	—	—	—	(7)

Net income	$546	$628	$466	$147	$474

DILUTED PER SHARE DATA (1)
Income from continuing operations	$1.72	$2.04	$1.75	$0.66	$1.80
Discontinued operations	(0.09)	(0.14)	(0.11)	(0.13)	0.02

Income before accounting change	1.63	1.90	1.64	0.53	1.82
Cumulative effect of change in accounting principle(2)	—	—	—	—	(0.03)

Net income	$1.63	$1.90	$1.64	$0.53	$1.79
BASIC NET INCOME PER SHARE (1)
Income from continuing operations	$1.80	$2.12	$1.76	$0.67	$1.82
Discontinued operations	(0.10)	(0.15)	(0.11)	(0.13)	0.02

Income before accounting change	1.70	1.97	1.65	0.54	1.84
Cumulative effect of change in accounting principle(2)	—	—	—	—	(0.03)

Net income	$1.70	$1.97	$1.65	$0.54	$1.81

BALANCE SHEET DATA
ASSETS
Investments	$8,621	$7,324	$6,586	$6,146	$6,019
Brokerage and consulting receivables	8,454	8,607	8,430	7,033	6,952
Intangible assets	4,863	4,685	4,324	4,084	3,916
Other	6,391	6,411	5,994	5,067	5,364

Total assets	$28,329	$27,027	$25,334	$22,330	$22,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Insurance premiums payable	$10,121	$10,203	$9,832	$8,178	$8,123
Policy liabilities	6,393	5,932	5,310	4,990	4,977
Notes payable	2,115	2,095	1,671	1,694	1,798
General liabilities	4,547	4,249	3,874	3,153	3,115

Total liabilities	23,176	22,479	20,687	18,015	18,013
Redeemable preferred stock	50	50	50	50	50
Capital securities	—	—	702	800	800
Stockholders' equity	5,103	4,498	3,895	3,465	3,388

Total liabilities and stockholders' equity	$28,329	$27,027	$25,334	$22,330	$22,251

COMMON STOCK AND OTHER DATA
Dividends paid per share	$0.60	$0.60	$0.825	$0.895	$0.87
Price range	29.40-18.17	26.79-17.41	39.63-13.50	44.80-29.75	42.75-20.69
At year-end:
Stockholders' equity per share	$16.11	$14.32	$12.56	$12.82	$13.02
Market price	$23.86	$23.94	$18.89	$35.52	$34.25
Common stockholders	11,291	11,777	11,419	13,273	13,687
Shares outstanding (in millions)	316.8	314.0	310.2	270.2	260.3
Number of employees	48,000	54,000	55,000	53,000	51,000

(1)
In first quarter 2002, Aon adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Beginning in 2002, amortization of goodwill is no longer included in net income.

(2)
Adoption of SEC Staff Accounting Bulletin 101, effective January 1, 2000, net of tax.

Aon Corporation 2004

QUARTERLY FINANCIAL DATA

(millions except common stock and per share data)	1Q	2Q	3Q	4Q(1)	2004

INCOME STATEMENT DATA
Brokerage commissions and fees	$1,791	$1,759	$1,657	$1,853	$7,060
Premiums and other	692	716	693	687	2,788
Investment income	81	69	52	122	324

Total revenue	$2,564	$2,544	$2,402	$2,662	$10,172

Income from continuing operations	$192	$180	$121	$84	$577
Discontinued operations	(22)	(7)	1	(3)	(31)

Net Income	$170	$173	$122	$81	$546

PER SHARE DATA
Diluted:
Income from continuing operations	$0.58	$0.54	$0.36	$0.25	$1.72
Discontinued operations	(0.07)	(0.02)	—	(0.01)	(0.09)

Net income	$0.51	$0.52	$0.36	$0.24	$1.63

Basic:
Income from continuing operations	$0.60	$0.56	$0.38	$0.26	$1.80
Discontinued operations	(0.07)	(0.02)	—	(0.01)	(0.10)

Net income	$0.53	$0.54	$0.38	$0.25	$1.70

COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Stockholders' equity per share	14.77	14.94	15.38	16.11	16.11
Price range	29.10-23.47	29.04-25.15	29.40-24.46	29.05-18.17	29.40-18.17
Shares outstanding (in millions)	315.1	315.8	316.5	316.8	316.8
Average monthly trading volume (in millions)	18.6	21.9	17.0	46.0	25.9

(millions except common stock and per share data)	1Q	2Q	3Q	4Q	2003

INCOME STATEMENT DATA
Brokerage commissions and fees	$1,652	$1,687	$1,638	$1,820	$6,797
Premiums and other	632	635	673	669	2,609
Investment income	79	89	57	87	312

Total revenue	$2,363	$2,411	$2,368	$2,576	$9,718

Income from continuing operations	$161	$156	$143	$216	$676
Discontinued operations	(9)	(10)	(28)	(1)	(48)

Net Income	$152	$146	$115	$215	$628

PER SHARE DATA
Diluted:
Income from continuing operations	$0.49	$0.48	$0.43	$0.65	$2.04
Discontinued operations	(0.03)	(0.03)	(0.08)	—	(0.14)

Net income	$0.46	$0.45	$0.35	$0.65	$1.90

Basic:
Income from continuing operations	$0.51	$0.49	$0.45	$0.67	$2.12
Discontinued operations	(0.03)	(0.03)	(0.09)	—	(0.15)

Net income	$0.48	$0.46	$0.36	$0.67	$1.97

COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Stockholders' equity per share	13.04	13.80	14.03	14.32	14.32
Price range	21.34-17.41	26.79-20.55	24.45-20.41	24.10-20.35	26.79-17.41
Shares outstanding (in millions)	312.2	312.8	313.6	314.0	314.0
Average monthly trading volume (in millions)	21.3	23.9	26.3	21.9	23.3

(1)
Includes $140 million after-tax charge for settlements with the New York Attorney General and other regulatory authorities and for costs and payments to settle the Daniel class action lawsuit.

Aon Corporation 2004

CERTIFICATIONS

        Aon Corporation has submitted to the New York Stock Exchange a certificate of the Chief Executive Officer of Aon certifying that he is not aware of any violation by Aon of New York Stock Exchange corporate governance listing standards. In addition, Aon has included as Exhibits 31.1 and 31.2 to its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission certificates of the Chief Executive Officer and Chief Financial Officer of Aon certifying the quality of Aon's public disclosure.

Aon Corporation 2004

BOARD OF DIRECTORS

Patrick G. Ryan
Executive Chairman

Gregory C. Case
President and Chief Executive Officer

Edgar D. Jannotta
Chairman
William Blair & Company, L.L.C.

Jan Kalff
Former Chairman of the Managing Board
ABN AMRO Holding N.V./
ABN AMRO Bank N.V.
International Advisory Committee
Federal Reserve Bank of New York

Lester B. Knight
Founding Partner
RoundTable Healthcare Partners

J. Michael Losh
Interim Chief Financial Officer
Cardinal Health, Inc.

R. Eden Martin
Senior Counsel
Sidley Austin Brown & Wood LLP
President
Civic Committee
The Commercial Club of Chicago

Andrew J. McKenna
Chairman, Schwarz
Non-Executive Chairman
McDonald's Corporation

Robert S. Morrison
Vice Chairman (retired)
PepsiCo, Inc.
Chairman, President and
Chief Executive Officer (retired)
The Quaker Oats Company

Richard C. Notebaert
Chairman and
Chief Executive Officer
Qwest Communications International Inc.

Michael D. O'Halleran
Senior Executive Vice President

John W. Rogers, Jr.
Chairman and
Chief Executive Officer
Ariel Capital Management, LLC
Trustee – Ariel Investment Trust

Gloria Santona
Executive Vice President,
General Counsel and Secretary
McDonald's Corporation

Carolyn Y. Woo
Dean
Mendoza College of Business
University of Notre Dame

Aon Corporation 2004

CORPORATE OFFICERS

Patrick G. Ryan
Executive Chairman

Gregory C. Case
President and Chief Executive Officer

Michael D. O'Halleran
Senior Executive Vice President

David P. Bolger
Executive Vice President, Chief
Financial Officer and Chief
Administrative Officer

D. Cameron Findlay
Executive Vice President and
General Counsel

Donald C. Ingram
Chairman and Chief Executive Officer
Aon Consulting Worldwide, Inc.

Dennis L. Mahoney
Chairman and Chief Executive Officer
Aon Limited

Dirk P.M. Verbeek
Chairman and Chief Executive Officer
Aon Holdings b.v.

Michael A. Conway
Senior Vice President and
Senior Investment Officer

Jeremy G.O. Farmer
Senior Vice President and
Head of Human Resources

Daniel F. Hunger
Senior Vice President and Controller

Richard E. Barry
Vice President and Deputy General Counsel

Carl J. Bleecher
Vice President
Internal Audit

Kevann M. Cooke
Vice President and
Corporate Secretary

Vaughn Hooks
Vice President
Taxes

Robert S. Rivkin
Vice President and Deputy General
Counsel – Litigation and Government Affairs

Craig A. Streem
Vice President
Investor Relations

Gary Sullivan
Vice President
Corporate Communications

Diane M. Aigotti
Treasurer

Aon Corporation 2004

CORPORATE AND STOCKHOLDER INFORMATION

Aon Corporation Aon Center 200 East Randolph Street Chicago, IL 60601 (312) 381-1000
Stock Trading Aon Corporation's common stock is listed on the New York Stock Exchange.
Trading symbol: AOC
Annual Stockholders' Meeting The 2005 Annual Meeting of Stockholders will be held on May 20, 2005 at 10:00 a.m. (Central Time) at:
Aon Center The Indiana Room 200 East Randolph Street Chicago, IL 60601
Transfer Agent and Dividend Reinvestment Services Administrator EquiServe Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069
Within the U.S. and Canada: (800) 446-2617 Outside the U.S. and Canada: (781) 575-2723 TDD/TTY for hearing impaired: (800) 952-9245
Internet: www.equiserve.com

Stockholder Information
Copies of the Annual Report, Forms 10-K and 10-Q, and other Aon information may be obtained from the Investors section of our Internet web site, www.aon.com, or by calling Stockholder Communications:
Within the U.S. and Canada: (888) 858-9587 Outside the U.S. and Canada: (858) 244-2082
Independent Registered Public Accounting Firm Ernst & Young LLP
Products and Services For more information on Aon's products and services, please refer to our web site, www.aon.com.

Aon Corporation 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS,

PROXY STATEMENT AND 2004 ANNUAL FINANCIAL AND

GENERAL INFORMATION REPORT

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

You may vote using the Internet or by telephone 24 hours a day, seven days a week up until 11:59 p.m. Eastern Time on Thursday, May 19, 2005.
If you vote using the Internet or by telephone, please do not mail your card.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR

Log on to the Internet and go to http://www.eproxyvote.com/aoc		Call toll-free on a touch-tone telephone 1-877-PRX-VOTE (1-877-779-8683)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☒	Please mark your votes as in this example.	4909

This proxy, when properly executed, will be voted in the manner directed herein.
The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

AON CORPORATION
1.	Election of Directors. (see reverse)
	FOR ALL NOMINEES	FOR ☐		WITHHELD ☐	WITHHELD FROM ALL NOMINEES
	☐	For all nominees except as noted above
			FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Ernst & Young LLP as Aon's Independent Registered Public Accounting Firm.		☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
			Change of Address/Comments on Reverse Side		☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Shareholder Service Information

Cash Dividend Payments—U.S. Based Stockholders:

Aon encourages all shareholders to authorize the electronic deposit of their quarterly dividend payments directly into their checking or savings accounts. To take advantage of this free service, please call toll free (800) 446-2617 and a customer service representative will assist you.

Dividend Reinvestment:

If you currently receive a cash payment for your dividend and wish to reinvest your dividend into additional shares of Aon Corporation common stock, you may view the Dividend Reinvestment Plan brochure through the Internet at www.equiserve.com or you may telephone a customer service representative at one of the numbers listed below and request that one be sent to you.

Internet Account Services:

Shareholders can access their account information on-line at www.equiserve.com. Through the Internet, you can view your certificate holdings and dividend reinvestment plan history. You can also request address changes and dividend reinvestment plan statements. If you require assistance in accessing your shareholder records at www.equiserve.com, please telephone EquiServe at one of the numbers listed below.

Frequently Asked Questions:

For general information pertaining to stock transfers, please visit the FAQ section, under "Shareholder Services" at www.equiserve.com. If you have further questions regarding stock transfer related issues please call our stock transfer agent, EquiServe Trust Company. Representatives are available to assist you Monday through Friday, 9:00 A.M. through 5:00 P.M. Eastern Time. The automated voice response telephone system is available 24 hours a day, 7 days a week.

EquiServe Contact Information:

EquiServe Trust Company, N.A.	Via Telephone:	Inside the U.S.	(800) 446-2617
P.O. Box 43069		Outside the U.S.:	(781) 575-2723
Providence, RI 02940-3069		Hearing Impaired:	(800) 952-9245
	Via Internet:	www.equiserve.com

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Aon Corporation Chicago, Illinois	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 20, 2005.

The undersigned hereby appoints Patrick G. Ryan, D. Cameron Findlay or Kevann M. Cooke, each individually and each with powers of substitution, as proxies for the undersigned to vote all the shares of Common Stock and/or Preferred Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aon Corporation called to be held on May 20, 2005 at Indiana Room, Aon Center, 200 East Randolph Street, Chicago, IL 60601 at 10:00 A.M. CDT, or any adjournment thereof in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF. This card also constitutes voting instructions by the undersigned to the trustees of the ESOP Account of the Aon Savings Plan, and the trustees of the Aon Stock Fund of the Aon Savings Plan, respectively, for all shares votable by the undersigned and held of record by such trustees, if any. If there are any shares for which instructions are not timely received, the trustees of each plan will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received. All voting instructions for shares held of record by the plans shall be confidential.

Election of Directors
Nominees:
(01) Patrick G. Ryan, (2) Gregory C. Case, (03) Edgar D. Jannotta, (04) Jan Kalff, (05) Lester B. Knight, (06) J. Michael Losh, (07) R. Eden Martin, (08) Andrew J. McKenna, (09) Robert S. Morrison, (10) Richard C. Notebaert, (11) John W. Rogers, Jr., (12) Gloria Santona, (13) Carolyn Y. Woo.

COMMENT/CHANGE OF ADDRESS:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.	SEE REVERSE SIDE

QuickLinks

PRINCIPAL HOLDERS OF VOTING SECURITIES
AGENDA ITEM NO. 1--ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF THE BOARD OF DIRECTORS
BOARD OF DIRECTORS--CORPORATE GOVERNANCE
BOARD OF DIRECTORS--COMMITTEES AND MEETINGS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Pension Plan Tables
Pension Plan Table—United States
Pension Plan—United Kingdom
Pension Plan Table—Netherlands
STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN Aon Corporation, Standard & Poor's and Peer Group Indices
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
LEGAL PROCEEDINGS AGAINST OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AGENDA ITEM NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
INCORPORATION BY REFERENCE
OTHER MATTERS
APPENDIX A
APPENDIX B